PROSPECTUS

Filed pursuant to Rule 424(b)(4)

Registration No. 333-261648

Registration No. 333-262638

5,811,138 Shares of Common Stock

5,811,138 Warrants for Common Stock

CEA Industries Inc.

We are offering 5,811,138 shares of our common stock, $0.00001 par value per share, and warrants to purchase up to 5,811,138 shares of our common stock, to be sold together on a one for one basis in a firm commitment public offering. The warrants have an exercise price of $5.00 per share. The warrants are exercisable immediately and expire five years from the date of issuance.

Our common stock and warrants commenced trading on the Nasdaq Capital Market on February 11, 2022 under the symbols “CEAD” and “CEADW,” respectively. No assurance can be given that an active trading market for our shares of common stock or warrants will develop. In order to obtain the NASDAQ listing approval we effected a 1 for 150 reverse split of our common stock on January 27, 2022.

Prior to this offering, shares of our common stock were quoted on the OTC Markets Group, Inc. OTCQB Marketplace under the symbol “CEAD.” On February 10, 2022, the last reported sale price for our common stock as reported on the OTCQB Marketplace was $4.45 per share. The public offering price was determined through negotiation between us and the representative of the underwriters in the offering. At present, there is a very limited market for our common stock. The trading price of our common stock has been, and may continue to be, subject to wide price fluctuations in response to various factors, many of which are beyond our control, including those described in “Risk Factors.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share and Warrant	Total
Public offering price	$4.13	$24,000,000
Underwriting discounts and commissions(1)	$0.2891	$1,680,000
Proceeds to us, before expenses	$3.8409	$22,320,000

(1)	The underwriters will receive compensation in addition to the discounts and commissions. The registration statement, of which this prospectus is a part, also registers for sale warrants to purchase shares of common stock to be issued to the representative of the underwriters. We have agreed to issue the warrants to the representative of the underwriters as a portion of the underwriting compensation payable to the underwriters in connection with this offering. See “Underwriting” beginning on page 83 for a description of compensation payable to the underwriters.

We have granted a 45-day option to the representative of the underwriters to purchase up to 871,670 additional shares of common stock and/or up to 871,670 additional warrants, representing 15% of the warrants sold in the offering, solely to cover over-allotments, if any.

The underwriters expect to deliver the securities to purchasers on or about February 15, 2022.

ThinkEquity

The date of this prospectus is February 10, 2022

CEA INDUSTRIES
A PLATFORM FOR INNOVATION

Architectural Design

Climate Systems

MEP Engineering

Environmental Controls

Lighting & Benching

Maintenance Services

CONTROLLED ENVIRONMENTAL AGRICULTURE (CEA)

By 2028, Global CEA Market is projected to reach

$21 Billion

The Global CEA Market has an estimated CAGR of

20%

CEA is capable of increasing output yield by

10-50x

versus traditional field farming

Provided CEA Equipment and Services to

200+

Commercial Cultivation Facilities

800+

Indoor Cultivators Served

15+ Years

of CEA Experience

Vertical Farming

Vertical farming is an agricultural process that allows crops to thrive in a controlled environment, which can reduce the carbon footprint on the planet and provide many other great benefits. One of these benefits is total control over every single aspect related with production, as well as being able to automate most tasks like watering plants efficiently by using a drip system in place. Vertical farms also offer a higher yield because they take up less space than traditional farms do making them more sustainable for future generations to use.

CEA INDUSTRIES

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may provide to you in connection with this offering. Neither we nor any of the underwriters has authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or in any such free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We can provide no assurance as to the reliability of any other information that others may give you. Neither we nor any of the underwriters is making an offer to sell or seeking offers to buy these securities in any jurisdiction where or to any person to whom the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover of this prospectus, and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of such free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus and does not contain all of the information that you should consider before deciding to invest in our securities. You should read the entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included in this prospectus, before making an investment decision. Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.” Unless otherwise indicated in this prospectus, “CEA Industries,” “the Company,” “we,” “us” and “our” refer to CEA Industries Inc. and, where appropriate, its subsidiaries.

Our Company

CEA Industries Inc. (formerly Surna Inc.) is a technology, engineering, and services provider to the global controlled environment agriculture (CEA) industry through our trade name, Surna Cultivation Technologies (“Surna”). We leverage our experience in this space to bring value-added technology solutions to our customers that help improve their overall crop quality and yield, optimize energy and water efficiency, and meet the required evolving state and local construction codes, permitting and regulatory requirements. In service of the CEA industry, our principal service and product offerings include: (i) floor plans and architectural design of cultivation facilities, (ii) licensed mechanical, electrical, and plumbing (MEP) engineering of commercial scale environmental control systems specific to cultivation facilities, (iii) process cooling systems and other climate control systems, (iv) air handling equipment and systems, (v) LED lighting, benching and racking solutions for indoor cultivation, (vi) automation and control devices, systems and technologies used for environmental, lighting and climate control, and (vii) preventive maintenance services for CEA facilities. Our customers include commercial, state- and provincial-regulated CEA growers in the U.S. and Canada as well as in other international locations. Customers are those growers building new facilities and those expanding or retrofitting existing facilities, with both ranging in size from several thousand to more than 100,000 square feet.

Historically, our revenue stream is derived primarily from supplying our products, services and technologies to commercial indoor facilities that grow cannabis. However, we have served facilities growing other crops and we intend to pursue such additional CEA verticals.

Our Market

CEA is among the fastest-growing industries in the world, with compounded annual growth of approximately 20% for the foreseeable future. The world’s population is expected to grow from 8 billion in 2020 to 10 billion by 2050. This growth may constrain operators’ and developers’ ability to satisfy the demand for food to serve the population in a sustainable manner. As a result, governments, farmers and corporate enterprises are adopting new, technologically advanced farming techniques to meet demand and reduce environmental and supply chain risk. CEA facilities including aquaponics, aeroponics, hydroponics, new soil-based farming and hybrid methods are emerging in urban and suburban areas. All of these factors together are driving demand for indoor farms across the globe with the CEA market estimated to grow from $4 billion in 2020 to $12.8 billion in 2026. Consequently, we believe that businesses such as CEA Industries that know how to design, supply, and service these indoor farms will be in high demand.

Our Competitive Strengths

Our competitive advantages derive principally from our extensive experience, our reputation, and our position in the market. We believe that we are the oldest, most experienced firm serving the engineering needs of cannabis CEA facilities in the US, having started operations in 2006 and having completed over 200 commercial projects to date. Our reputation and well-known brand name in the industry provide us with repeat and referral business.

Our staff of over 30 includes horticultural experts and licensed professional engineers (PE). Over time, we have developed innovative ways to help our customers meet the challenges of their businesses, including high energy costs, issues about water usage and waste materials, supply-chain disruption due to Covid-19, and, in the case of cannabis growing, increasingly rigorous quality standards and declining cannabis prices. Our long established expertise and experience helps CEA operators to prosper and to meet the challenges that they face in the market.

1

We position ourselves in the market to gain early engagement with our customers at the pre-build and construction phases of their projects. By offering architectural services, which are the first services a customer will require, we have the opportunity to build longer-term relationships and trust. This early relationship building provides the opportunity to sell our range of products and services that customers will require to both build out and then maintain their facilities, and to keep competitors out of our projects. Our custom-tailored approach to engineering design, equipment sourcing, and the integration of complex equipment systems provides a single point of accountability across all aspects of indoor growing operations.

Our Growth Strategy

Our opportunity for growth is fueled by the increased demand for CEA facilities for both cannabis and non-cannabis crops worldwide. We have a professional and dedicated team capable of meeting our growth agenda. The three key pillars of our corporate strategy for growing the Company and increasing shareholder value are:

Organic growth. Historically, we provided only environmental control systems to our customers. In 2019 we developed and began to sell a proprietary, hardware and software based environmental control system called SentryIQ®. During May 2021 we announced and began to implement an updated strategy to offer all of the architectural and engineering services that new facilities require for construction, as well as preventative maintenance services that can serve for the life of the facility. These expanded offerings may double the revenues we generate from any individual project. In addition, we should win more projects by being able to serve as a comprehensive, sole source provider for CEA facility products and services and their implementation is well underway. There are strong industry tailwinds that are driving our backlog in cannabis and non-cannabis verticals.

Strategic relationships, mergers, and acquisitions. As a long-time and well-known brand in the industry, with hundreds of completed projects under our belt and a nationwide sales and marketing operation, we believe that we are an attractive potential partner for other companies. In addition, our industry knowledge and contacts give us access and insight into the best possible acquisition opportunities and strategic relationships. We plan to pursue accretive and synergetic acquisitions that utilize our core strengths to further expand our reach into the horticulture and agriculture markets. Our recent name change to CEA Industries Inc. and our internal restructuring were conducted to prepare us to acquire potential targets and to nurture internal growth initiatives.

Raise capital and uplist to a senior exchange. We have many growth opportunities that could be realized by increasing our financial resources and upgrading our common stock listing to a national securities exchange. We believe we have a strong growth outlook that should be enhanced by a capital infusion to meet our existing backlog and target new growth verticals, by acquisition or new development.

Recent Developments

On September 28, 2021, we sold to an institutional investor 3,300 shares of Series B Preferred Stock with a stated value of $1,000 per share, or $3,300,000 of stated value in the aggregate, referred to as the Series B Preferred Stock, and a warrant to purchase up to 192,982 shares of common stock of the Company, for an aggregate purchase price of $3,000,000. We engaged ThinkEquity LLC, the representative of the underwriters of this offering, as our placement agent, and paid ThinkEquity LLC a total cash fee of 9%, or $270,000, and its expenses, less prepaid expenses, and issued to ThinkEquity LLC and its designees a warrant to purchase up to an aggregate of 34,737 shares of common stock. We received net proceeds of approximately $2,715,000. The proceeds of the offering will be used for general corporate purposes and working capital. On January 28, 2022, we agreed with the Series B investor to redeem 1,650 shares of our Series B Preferred Stock for approximately $2.0 million following the closing of this offering. and the Series B investor will convert, upon completion of the offering, its remaining 1,650 shares of Series B Preferred Stock, plus accrued and unpaid dividends into the securities being offered hereby, at a rate equal to 75% of the public offering price. The securities being issued to the Series B investor will be subject to a 90 day lock-up and will be restricted securities.

On November 3, 2021, we increased our authorized capital to one billion shares of common stock, of which 850,000,000 are designated as common stock and 150,000,000 are designated as preferred stock.

On November 3, 2021, we were authorized to redeem all the outstanding Series A Preferred Stock, which was completed on November 4, 2021.

On November 12, 2021, we changed the name of the company from Surna Inc. to CEA Industries Inc.

On February 11, 2022, our common stock and warrants commenced trading on the Nasdaq Capital Market under the symbols “CEAD” and “CEADW,” respectively.

Reverse Split; Authorized Capital

In order to obtain Nasdaq listing approval we effected a 1 for 150 reverse split of our common stock on January 27, 2022.

Also, on January 27, 2022, we adjusted our authorized capital to permit us to issue up to 200,000,000 shares of common stock and up to 25,000,000 shares of preferred stock.

2

Impact of the COVID-19 Pandemic on Our Business

The COVID-19 pandemic has prompted national, regional, and local governments, including those in the markets that the Company operates in, to implement preventative or protective measures to control its spread As a result, there have been many disruptions in business operations around the world, with an impact on our business.

In our response to the COVID-19 pandemic and the government and business response, the Company took and continues to take measures to adjust its operations as necessary. In early 2020 the Company took measures to reduce expenses in light of reduced orders and to preserve cash, many of which were reversed by the end of the year when orders picked up and the overall business climate improved. Because the pandemic continues in different parts of the world and in different ways in the United States, the Company continues to actively monitor its operations and sales efforts and will make adjustments to its operations as necessary.

We are experiencing unexpected and uncontrollable delays with our international supply of products and shipments from vendors due to a significant increase in shipments to U.S. ports, less cargo being shipped by air, and a general shortage of containers, and domestic truck driver availability. While these delays have moderately improved in recent months, we, along with many other importers of goods across all industries, continue to experience severe congestion and extensive wait times for carriers at ports across the United States. There may be inflation due to the disruption to the supply chain. In addition, restrictions imposed by local, state and federal agencies due to the COVID-19 pandemic has led to reduced personnel of importers, government staff and others in our supply chain. We have been working diligently with our network of freight partners and suppliers to expedite delivery dates and provide solutions to reduce further impact and delays. However, we are unable to determine the full impact of these delays and how long they will continue as they are out of our control.

While the Company is continuing to navigate the financial, operational, and personnel challenges presented by the COVID-19 pandemic, the full extent of the impact of COVID-19 on our operational and financial performance will depend on future developments, including the duration and spread of the pandemic, the potential uncertainty related to and proliferation of new strains, and related actions taken by the U.S. government, state and local government officials, and international governments to prevent disease spread, all of which are uncertain, out of our control and cannot be predicted at this time.

Summary Of Risk Factors

Our business is subject to a number of risks and uncertainties, including those risks discussed at length in the section below titled “Risk Factors.” These risks include, among others, the following:

●	We have limited revenues and have a working capital deficit. Our operating results have fluctuated significantly over the years. We will require capital to fund our business and pursue our growth strategy. Our independent registered public accounting firm has expressed concern about our ability to continue as a going concern.

●	We historically enter into contracts that are performed over a period of time; therefore we have a backlog amount in differing amounts from quarter to quarter. Converting backlog to revenue depends on many factors, such as the customer obtaining financing, building permits and construction of their facility. We may not be able to convert all of our contracts representing backlog into revenue.

●	Although our business is focused on the larger controlled environment agricultural sector and we are not cannabis plant touching, historically we have provided services and equipment to the cannabis industry segment. As a result we may be subject to the changes within that sector and certain of the regulations and enforcement issues of the cannabis industry.

●	We have material weaknesses in our controls and procedures for financial reporting.

●	We are expanding our business and plan to undertake further strategic growth initiatives through product expansion and potential acquisitions. We may not be able to manage our growth effectively, which may affect a return on investment for investors.

●	We will need to expand our customer base, developing customers operating in the CEA industry, expanding and developing our products and services for these potential customers and increase our marketing and achieving timely contract execution.

3

●	Due to supply disruptions and competing demand for products, we are experiencing supply issues similar to others in our industry. International trade disputes, tariffs, international shipping and domestic trucking issues all are contributing to our ability to obtain the products we need for contract performance. We may face inflationary increases on the cost of products, which may adversely affect our margins. The failure to get our products to fulfil our contracts would disrupt our business, harm our reputation, result in losses and potently cause us to lose our market.

●	We rely on third party manufacturers to supply the equipment we sell or lease. If the equipment does not perform to specifications or to our customers’ satisfaction, there may be an adverse impact on our business and our revenues.

●	The build side of the CEA industry is very competitive. To be able to compete successfully, we will need to offer a wide range of products, have adequate capital for expansion, supply and execution, and develop robust marketing.

●	As we expand we will need to attract top quality talent. We are dependent on certain key sales, managerial and executive personnel for our current and future success.

●	Cannabis remains illegal under federal law, and therefore, strict enforcement of federal laws regarding cannabis, particularly against our customers, would likely result in our inability to execute our business plan. We are subject to a number of the laws focused on business peripheral to the cannabis industry. Variations in state and local regulation and enforcement in states that have legalized cannabis may impose certain restrictions on cannabis-related activities that may adversely impact our business. Public opinion against cannabis may have an adverse impact on our business.

●	Prior to this offering, public market trading of our common stock was infrequent on the OTCQB Marketplace. There is no assurance that we will have an active trading market. If there is a market, our common stock price may be volatile, and the price may decrease substantially. We do not intend on paying dividends.

●	Investors will incur immediate dilution in the net tangible book value of the shares purchased in the offering.

Corporate Information

Our executive offices are located at 385 South Pierce Avenue ,Suite C, Louisville, Colorado 80027. Our telephone number is (303) 993-5271.

Our website address is www.ceaindustries.com. The information on our website is deemed not to be incorporated in this prospectus or to be part of this prospectus.

4

THE OFFERING

Common stock offered:	5,811,138 shares (assuming no exercise of the over-allotment option).

Warrants offered:

Warrants to purchase up to 5,811,138 shares of common stock. Subject to certain ownership limitations, the warrants are immediately exercisable and tradable and expire on the fifth anniversary of the date of issuance.  Each warrant will have an exercise price of $ 5.00 for a share of common stock. To better understand the terms of the warrants, you should carefully read the “Description of the Securities” section of this prospectus. You should also read the form of warrant, which is filed as an exhibit to the registration statement that includes this prospectus.

Common stock to be outstanding after this offering:

7,415,340 shares (or 8,287,010 shares if the underwriters exercise their over-allotment option in full). If the warrants are exercised in full, then there will be 13,226,478 shares outstanding (or 14,969,818 shares if the underwriters exercise their over-allotment option in full).

Over-allotment option:

We have granted a 45-day option to the representative of the underwriters to purchase up to 871,670 additional shares of common stock, representing 15% of the shares of common stock sold in the offering and/or up to 871,670 additional warrants, representing 15% of the warrants sold in the offering. The securities may be purchased separately.

The purchase price to be paid per additional share of common stock by the underwriters shall be equal to the public offering price of one share of common stock less the underwriting discount, and the purchase price to be paid per additional warrant by the underwriters shall be $0.0093.

Use of proceeds:

We estimate that the net proceeds to us from this offering will be approximately $21,805,500, or approximately $25,153,500 if the underwriters exercise their over-allotment option in full).

We intend to use a portion of the net proceeds of this offering for redemption of 1,650 shares of our Series B Preferred Stock, and the remaining proceeds for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk factors:	You should read the “Risk Factors” section of this prospectus beginning on page 9 for a discussion of factors to consider carefully before deciding to invest in shares of our common stock and warrants.

Nasdaq symbols:	CEAD CEADW

Our shares of common stock outstanding after this offering is based on 1,604,202 shares outstanding as of February 10, 2022, adjusted for the reverse split of the common stock that took effect on January 27, 2022. Unless we indicate otherwise or the context otherwise requires, all information in this prospectus:

●	assumes no exercise by the underwriters of their over-allotment option to purchase additional shares of common stock and/or warrants to purchase shares of common stock to cover over-allotments;

●	assumes no exercise of the representative’s warrants to be issued to the representative of the underwriters in this offering;

●	assumes no exercise of any of the warrants sold in the offering, including any per-funded warrants in lieu of the shares of common stock offered;

●	gives effect to the 1-for- 150 reverse stock split with respect to our common stock;

●	gives effect to the redemption of the Series A Preferred Stock, which took effect on November 4, 2021;

●	excludes 532,688 shares of common stock and 532,688 warrants issuable upon the conversion of 1,650 shares of our Series B Preferred Stock;

●	excludes 219,090 shares of common stock issuable upon the exercise of outstanding exercisable options at a weighted exercise price of $10.51 per share;

●	excludes 227,719 shares of common stock issuable upon the exercise of outstanding warrants at a weighted exercise price of $9.59 per share; and

●	excludes 610,415 shares of common stock reserved for future issuance pursuant to our 2017 and 2021 equity incentive plans.

5

Market and Industry Data

Unless otherwise indicated, information contained in this prospectus concerning our industry, competitive position and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and other third-party sources, as well as data from our internal research, and are based on assumptions we made upon reviewing such data, and our experience in, and knowledge of, such industry and markets, which we believe to be reasonable. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth our summary historical consolidated financial data as of, and for the periods ended on, the dates indicated.

The summary consolidated statements of operations data for the years ended December 31, 2020 and 2019 are derived from our audited consolidated financial statements and notes that are included elsewhere in this prospectus.

The summary consolidated statements of operations data for the three and nine months ended September, 30, 2021 and 2020 and the summary consolidated balance sheet data as of September 30, 2021, are derived from our unaudited interim consolidated financial statements and notes that are included elsewhere in this prospectus. We have prepared the unaudited consolidated financial statements in accordance with generally accepted accounting principles (GAAP) and on the same basis as the audited consolidated financial statements. Our historical results are not necessarily indicative of our results in any future period and results from our interim period may not necessarily be indicative of the results of the entire year. Pro forma share and per share amounts presented herein reflect the implementation of the 1-for-150 reverse stock split as if it had occurred at the beginning of the earliest period presented.

	Historical	Historical	Historical	As Adjusted(1)
	As of December 31,	As of December 31,	As of September 30	As of September 30
	2019	2020	2021	2021
	(Audited)	(Audited)	(Unaudited)	(Unaudited)
Balance sheet data
Current assets	$2,561,268	$3,683,293	$3,953,597	$23,779,097
Total assets	4,047,318	4,813,266	4,908,956	24,734,456
Current liabilities	3,998,740	5,903,689	5,117,776	5,117,776
Total liabilities	4,402,949	6,146,964	5,672,322	5,672,322
Total temporary equity	-	-	2,596,447	616,447
Total shareholders (deficit) equity	(355,631)	(1,333,698)	(3,359,813)	18,445,687
Total liabilities and shareholders (deficit) equity	$4,047,318	$4,813,266	$4,908,956	$24,734,456

(1) Gives effect to this offering and gives effect to the cash redemption of 1,650 shares of our Series B Preferred Stock for approximately $2.0 million after the closing of the offering. Assumes net proceeds to us from this offering of $21,805,500, based on a public offering price of $4.13 for each share of common stock and warrant, on a one for one basis. See “Use of Proceeds.”

6

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” All statements other than statements of historical facts contained in this prospectus may be forward-looking statements. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “continues,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “would” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this prospectus, and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, future acquisitions and the industry in which we operate.

These forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other factors that could cause our actual results of operations, financial condition, liquidity, performance, prospects, opportunities, achievements or industry results, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or suggested by, these forward-looking statements. These forward-looking statements are based on assumptions regarding our present and future business strategies and the environment in which we operate. Important factors that could cause those differences include, but are not limited to:

●	our business prospects and the prospects of our existing and prospective customers;

●	the impact on our business and that of our customers of the current and future response by the government and business to the COVID-19 pandemic, including what is necessary to protect our staff and the staff of our customers in the conduct of our business;

●	the overall impact of the COVID-19 pandemic on the business climate in our industry and the willingness of our customers to undertake projects in light of economic uncertainties;

●	our overall financial condition, including our reduced revenue and business disruption, due to the COVID-19 pandemic business and economic response and its consequences;

●	the inherent uncertainty of product development;

●	regulatory, legislative and judicial developments, especially those related to changes in, and the enforcement of, cannabis laws;

●	increasing competitive pressures in the CEA (Controlled Environment Agriculture) industry;

●	the ability to effectively operate our business, including servicing our existing customers and obtaining new business;

●	our relationships with our customers and suppliers;

●	the continuation of normal payment terms and conditions with our customers and suppliers, including our ability to obtain advance payments from our customers;

●	general economic conditions, our customers’ operations and access to capital, and market and business disruptions including severe weather conditions, natural disasters, health hazards, terrorist activities, financial crises, political crises or other major events, or the prospect of these events, adversely affecting demand for the products and services offered by us in the markets in which we operate;

●	the continuation of normal supply of products from our suppliers;

●	changes in our business strategy or development plans, including our expected level of capital expenses and working capital;

●	our ability to attract and retain qualified personnel;

●	our ability to raise equity and debt capital to fund our operations and growth strategy, including possible acquisitions;

7

●	our ability to identify, complete and integrate potential strategic acquisitions;

●	future revenue being lower than expected;

●	our ability to convert our backlog into revenue in a timely manner, or at all; and

●	our intention not to pay dividends.

These factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus.

Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this prospectus. The matters summarized under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus could cause our actual results to differ significantly from those contained in our forward-looking statements. In addition, even if our results of operations, financial condition and liquidity, and industry developments are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

In light of these risks and uncertainties, we caution you not to place undue reliance on these forward-looking statements. Any forward-looking statement that we make in this prospectus speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision to any of those statements to reflect new information, future events or developments, except as required by applicable law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data.

8

RISK FACTORS

Investing in our common stock and warrants involves significant risks. Certain factors may have a material adverse effect on our business, financial condition, and results of operations. You should carefully consider the risks and uncertainties described below, in addition to other information contained in this prospectus, including our consolidated financial statements and related notes. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business. If any of the following risks actually occurs, our business, financial condition, results of operations, and future prospects could be materially and adversely affected. In that event, the trading price of our common stock and/or warrants could decline, and you could lose part or all of your investment.

Risks Relating to Our Business

Our revenues have been limited, and we will need to obtain financing for future growth, and possibly our operations, which may not be available to us.

Historically, we have raised equity and debt capital to support our operations. We anticipate we will require additional cash resources to finance our growth or other future developments, including for the launch of new products and services and for strategic investments or acquisitions we may decide to pursue. As of December 31, 2020, we had a working capital deficit of approximately $2,220,000 and our cash balance was $2,285,000, and as of September 30, 2021 we had a working capital deficit of approximately $1.2 million and our cash balance was $2.3 million. We will need additional funds to complete the overall development of our business plan to achieve a sustainable sales level where ongoing operations can be funded from operations. The precise amount and timing of our funding needs cannot be determined accurately at this time, and will depend on a number of factors, including market demand for our products and services, the success of our product development efforts, the timing of receipts for customer payments, the management of working capital, and the continuation of normal payment terms and conditions for our purchase of goods and services. The continuation of normal payment terms and conditions with our customers and suppliers, including our ability to obtain advance payments from our customers, significantly impacts our ability to fund our ongoing operations. Without the proceeds from this offering, we believe our current cash balances and cash flow from operations will be insufficient to fund our operations and growth for the next 12 months.

This offering and any future equity offering will result in dilution to our shareholders; obtaining borrowed capital may not be possible for us.

To the extent that we raise the equity in this offering and any future additional equity capital existing shareholders will experience a dilution in the voting power and ownership of their common stock, and our earnings per share, if any, would be negatively impacted. Any borrowings made to finance operations, which are difficult to obtain from most traditional banks due to the federal laws prohibiting cannabis, could make us more vulnerable to a downturn in our operating results, a downturn in economic conditions, or increases in interest rates on borrowings that are subject to interest rate fluctuations. The amount and timing of such additional financing needs will vary principally depending on the timing of new product launches, investments and/or acquisitions, and the amount of cash flow from our operations. If our resources are insufficient to satisfy our cash requirements, we may seek to issue additional equity or debt securities or obtain a credit facility.

9

The COVID-19 pandemic has adversely impacted, and may continue to adversely impact, the Company’s operations and financial results.

The COVID-19 pandemic has resulted in significant economic uncertainty and disruption. The extent to which our business and financial results are impacted will depend on numerous evolving factors which are uncertain and cannot be predicted, including: the duration and scope of the pandemic; governmental, business and individuals’ actions taken in response; the effect on our customers and customers’ demand for our services and products; the effect on our suppliers and disruptions to the global supply chain; our ability to sell and manufacture our products; disruptions to our operations resulting from the illness of any of our employees; restrictions or disruptions to transportation, including reduced availability of ground or air transport; the ability of our customers to pay for our services and products; and any closures of our facilities, our suppliers’ facilities, and our customers’ facilities. The effects of the COVID-19 pandemic have resulted and will result in additional expenses and lost or delayed revenue. We have been experiencing disruptions to our business as we implement modifications to travel, work locations and cancellation of events, among other modifications. In addition, the change in macroeconomic conditions may impact the proper functioning of financial and capital markets, foreign currency exchange rates, commodity and energy prices, and interest rates. All of the factors mentioned above are also expected to have an inflationary pressure on our cost of goods. Even after the COVID-19 pandemic subsides, we may continue to experience adverse impacts to our business and financial results due to any economic recession or depression that occurs, and due to any major public health crises that may occur in the future.

Although our current accounting estimates contemplate current and expected future conditions, as applicable, it is reasonably possible that actual conditions could differ from our expectations, which could materially affect our results of operations and financial position. In particular, a number of estimates have been and will continue to be affected by the ongoing COVID-19 pandemic. The severity, magnitude and duration, as well as the economic consequences of the COVID-19 pandemic, are uncertain, rapidly changing and difficult to predict. As a result, our accounting estimates and assumptions may change over time in response to COVID-19. Such changes could result in future impairments of goodwill, intangible assets, long-lived assets, incremental credit losses on accounts receivable, or excess and obsolete inventory. Any of these events could amplify the other risks and uncertainties described in in this Annual Report and could have an adverse effect on our business and financial results.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

We have determined that our ability to continue as a going concern is dependent on raising additional capital to fund our operations and ultimately on generating future profits. Our independent registered public accounting firm has included a “going concern” explanatory paragraph in its opinion on our financial statements, expressing substantial doubt that we can continue as an ongoing business for the next 12 months. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we are unable to successfully raise the capital we need, we may need to and believe we can reduce the scope of our business to fully satisfy our future short-term liquidity requirements. If we cannot raise additional capital or reduce the scope of our business, we may be otherwise unable to achieve our goals or continue our operations. While we believe that we will be able to raise the capital we need to continue our operations, there can be no assurances that we will be successful in these efforts or will be able to resolve our liquidity issues or eliminate our operating losses.

Even if we obtain more customers, there is no assurance that we will be able to convert our backlog into revenue or make a profit.

We may be unable to convert the full contract value of our backlog in a timely manner, or at all. The performance of our obligations under a sales contract, and the timing of our revenue recognition, is dependent upon our customers’ ability to secure funding and real estate, obtain a license and then build their cultivation facility so they can use our services and take possession of the equipment we provide. Our sales contracts currently are not time specific as to when our customers are required to take delivery of our services and equipment. More recently, we determined that some of our new construction facility projects are becoming larger and more complex and, as a result, delays were more likely due to licensing and permitting, lack of or delay in funding, staged facility construction, and/or the shifting priorities of certain customers with multiple facility projects in progress at one time. Even if we obtain more customers, or increase the average size of our projects, there is no guarantee that we will be able to generate a profit. Because we are a small company with limited capital, limited products and services, and limited marketing activities, we may not be able to generate sufficient revenue to operate profitably. If we cannot operate profitably, we may have to suspend or cease operations.

10

We may extend credit to our customers in the future and, if we are unable to collect these accounts receivable, our future profitability could be adversely impacted.

Historically, we had little exposure to the collection risk on accounts receivable since we typically received payments from our customers in advance of our performance of services or delivery of equipment. However, in certain situations, especially as we expand our products and services offering for a customer’s entire facility lifecycle, we may extend credit to our customers in which case we are at risk for the collection of account receivables. Accordingly, we will be at greater risk for the collection of account receivables. Our credit arrangements are negotiated and may not protect us if a customer develops operational difficulty or incurs operating losses which could lead to a bankruptcy. In these cases, we may lose most of the outstanding balance due. In addition, we are typically not able to insure our accounts receivables. The risk is that we derive our revenue and profits from selling products and services to the emerging cannabis industry. The failure of our customers to pay in full amounts due to us could negatively affect future profitability.

Because we currently do not maintain effective internal controls over financial reporting, we may be unable to accurately report our financial results or prevent fraud, and investor confidence and the market price of our common stock may, therefore, be adversely impacted.

Our reporting obligations as a public company place significant requirements on our management, operational and financial resources, and systems, and will continue to do so for the foreseeable future. Annually, we are required to prepare a management report on our management’s assessment of the effectiveness of our internal control over financial reporting. Management has concluded that our internal control over financial reporting is currently not effective and shall report such in management’s report in our annual report on Form 10-K. In the event that our status with the U.S. Securities and Exchange Commission (“SEC”) changes to that of an accelerated filer from a smaller reporting company, our independent registered public accounting firm will be required to attest to and report on our management’s assessment of the effectiveness of our internal control over financial reporting. Under such circumstances, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may still decline to attest to our management’s assessment, or may issue a report that is qualified, if it is not satisfied with our controls, or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us.

We have identified a material weakness in our internal control over financial reporting and, if we do not remediate the material weakness or are unable to implement and maintain effective internal control over financial reporting in the future, the accuracy and timeliness of our financial reporting may be adversely affected.

We currently do not maintain effective controls over certain aspects of the financial reporting process because: (i) we lack a sufficient complement of personnel with a level of accounting expertise and an adequate supervisory review structure that is commensurate with our financial reporting requirements, (ii) there is inadequate segregation of duties due to the limitation on the number of our accounting personnel, and (iii) we have insufficient controls and processes in place to adequately verify the accuracy and completeness of spreadsheets that we use for a variety of purposes including revenue, taxes, stock-based compensation and other areas, and place significant reliance on, for our financial reporting. A material weakness is a deficiency or a combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or interim consolidated financial statements will not be prevented or detected on a timely basis. If we are unable to achieve effective internal control over financial reporting, or if our independent registered public accounting firm determines we continue to have a material weakness in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our shares could decline, and our reputation may be damaged.

Our inability to effectively manage our growth could harm our business and materially and adversely affect our operating results and financial condition.

Our strategy envisions growing our business and expanding within the CEA industry. We plan to expand our product, sales, administrative and marketing operations. Any growth in or expansion of our business is likely to continue to place a strain on our management and administrative resources, infrastructure and systems. As with other growing businesses, we expect that we will need to further refine and expand our business development capabilities, our systems and processes and our access to financing sources. We also will need to hire, train, supervise, and manage new employees. These processes are time consuming and expensive, will increase management responsibilities and will divert management attention. We cannot assure that we will be able to:

●	execute on our business plan and strategy;

●	expand our products effectively or efficiently or in a timely manner;

11

●	allocate our human resources optimally;

●	meet our capital needs;

●	identify and hire qualified employees or retain valued employees; or

●	effectively incorporate the components of any business or product line that we may acquire in our effort to achieve growth.

Our inability or failure to manage our growth and expansion effectively could harm our business and materially and adversely affect our operating results and financial condition.

Our operating results may fluctuate significantly based on customer acceptance of our services and products, industry uncertainty, project financing concerns, and the licensing and qualification of our prospective customers. As a result, period-to-period comparisons of our results of operations are unlikely to provide a good indication of our future performance.

Management expects that, under typical operating conditions, we will experience substantial variations in our revenues and operating results from quarter to quarter. Our revenue recognition is dependent upon shipment of the equipment portions of our sales contracts, which, in many cases, may be delayed while our customers complete permitting, prepare their facilities for equipment installation or obtain project financing. Industry uncertainty, project financing concerns, and the licensing and qualification of our prospective customers, which are out of our control, make it difficult for us to predict when we will recognize revenue. If customers are unable to obtain licensing, permitting or financing, our sales and revenue will decline, resulting in a reduction in our operating income or possible increase in losses. Also, because of the coronavirus responses and our own cost savings actions, we cannot predict the course of our revenues and operating results with accuracy at this time.

Our business is focused on providing engineering design, and equipment integration into CEA facilities. To date, the majority of our revenues have been generated from clients that operate in the legal cannabis industry in the United States and Canada.

Although we are implementing a plan to broaden our market reach beyond the legal cannabis industry and are placing sales efforts on expansion into the rapidly growing non-cannabis CEA vertical farming segment, we continue to provide the majority of our facility engineering design and equipment integration and solutions to facilities in the legal cannabis industry.

Now that the non-cannabis CEA segment is gaining strong momentum in the agricultural industry, and since almost all of the equipment systems that we sell originate in the general horticulture industry and are agnostic to the crop grown in a facility, we believe that the proportion of non-cannabis revenues will increase over time, commensurate with our sales efforts and success. Notwithstanding our expansion plans, a decrease in demand in the legal cannabis industry could have a material adverse effect on our revenues and the success of our business.

The cannabis industry has been an emerging industry over the last several years, and cannabis has only been legalized in some states and remains illegal in other states and under U.S. federal law, making it difficult to accurately forecast the demand for our engineering and product solutions in this specific industry. Losing clients from the cannabis industry may have a material adverse effect on our revenues and the success of our business.

The cannabis industry is still in its early stages of development in the United States and while the vast majority of U.S. states now have legal cannabis and it remains illegal under U.S. federal law, making it difficult to accurately predict and forecast the demand for our engineering and product solutions. If the U.S. Department of Justice (“DOJ”) did take action against the cannabis industry, we believe those of our clients operating in the legal cannabis industry would be lost to us.

12

In our operations, we rely heavily upon the various U.S. federal governmental memos issued in the past, including the memorandum issued by the DOJ on October 19, 2009, known as the “Ogden Memorandum”, the memorandum issued by the DOJ on August 29, 2013, known as the “Cole Memorandum” and other guidance, in the attempt to keep our operations acceptable to those state and federal entities that regulate, enforce, or choose to defer enforcement of certain current regulations regarding cannabis. By doing this, we seek to avoid the many possible consequences of providing grow equipment to the cannabis industry as our customers continue to comply with their state and local jurisdictional laws, rules and regulations and the interpretations of relevant authorities.

The legal cannabis industry is not yet well-developed, and many aspects of this industry’s development and evolution cannot be accurately predicted, and therefore, the loss of any of our current clients or our inability to capture new client contracts may have a material adverse effect on our business. While we have attempted to identify our business risks in the legal cannabis industry, you should carefully consider that there are other risks that cannot be foreseen or are not described in this prospectus, which could materially and adversely affect our business and financial performance.

There is heightened scrutiny by Canadian regulatory authorities related to the cannabis industry.

We seek customers in the CEA Canadian market, some of which are cannabis growers. Therefore, our existing and future operations may become the subject of heightened scrutiny by those regulators and other authorities in Canada that oversee the cannabis industry. As a result, we may become subject to direct and indirect interaction with public officials in one or both the United States and Canada. No assurance can be provided that any heightened scrutiny will not in turn lead to the imposition of restrictions on our ability to operate in Canada, in addition to those described herein.

If we do not successfully develop additional products and services, or if those products and services are developed but not successfully commercialized, we could lose revenue opportunities.

Our future success depends, in part, on our ability to expand our product and service offerings. We are currently investigating a number of new and improved product opportunities, and we intend to collaborate with manufacturing partners to optimize these products for the CEA and cannabis market. The processes of identifying and commercializing new products is complex and uncertain, and if we fail to accurately predict customers’ changing needs and emerging technological trends our business could be harmed. We have already and may have to continue to commit significant resources to commercializing new products before knowing whether our investments will result in products the market will accept. We may be unable to differentiate our new products from those of our competitors, and our new products may not be accepted by the market. There can be no assurance that we will successfully identify additional new product opportunities, develop and bring new products to market in a timely manner, or achieve market acceptance of our products or that products and technologies developed by others will not render our products or technologies obsolete or noncompetitive. Furthermore, we may not execute successfully on commercializing those products because of errors in product planning or timing, technical hurdles that we fail to overcome in a timely fashion, or a lack of appropriate resources. This could result in competitors providing those solutions before we do and a reduction in revenue and earnings.

Our future success depends on our ability to grow and expand our customer base. Our failure to achieve such growth or expansion could materially harm our business.

Our success and the planned growth and expansion of our business depend on us achieving greater and broader acceptance of our products and services and expanding our commercial customer base. There can be no assurance our sales efforts will be successful. There can be no assurance that customers will purchase our services or products or that we will continue to expand our customer base. If we are unable to effectively market or expand our product and service offerings, we will be unable to grow and expand our business or implement our business strategy. This could materially impair our ability to increase sales and revenue, and materially and adversely affect our margins, which could harm our business and cause our stock price to decline.

13

Our suppliers could fail to fulfill our orders for parts used to assemble our products, which would disrupt our business, increase our costs, harm our reputation, and potentially cause us to lose our market.

We depend on third party suppliers around the world, including those in The People’s Republic of China, for materials used to assemble our products. Any of these suppliers could fail to produce products to our specifications or in a workmanlike manner and may not deliver the material or products on a timely basis. Our suppliers may also have to obtain inventories of the necessary parts and tools for production. Any change in our suppliers’ approach to resolving production issues could disrupt our ability to fulfill orders and could also disrupt our business due to delays in finding new suppliers, providing specifications and testing initial production.

Our suppliers could experience uncontrollable delays in delivering our products.

We have experienced some unexpected and uncontrollable delays with our international supply of products and shipments from vendors due to a significant increase in shipments to U.S. ports, less cargo being shipped by air,, unavailability of truckers and a general shortage of containers. We expect this to continue for some time. These disruptions are also causing price increases, which may become an inflationary force in the market place.

Equipment failures or poor performance may negatively impact our business.

We rely on third party manufacturers for equipment which we sell or lease. From time to time, such equipment may not perform to specifications or to our customers’ satisfaction. Such equipment deficiencies may lead to down time impacting our revenue. Further, frequent downtime at customers’ sites due to equipment failures may result in such customers generating less revenue increasing credit default risk. In addition, these failures may also result in additional time spent by our personnel decreasing profit margins on certain ancillary services.

International trade disputes could result in tariffs and other protectionist measures that could adversely affect the Company’s business.

Tariffs could increase the cost of our products and the components and raw materials that go into making them. These increased costs could adversely impact the gross margin that we earn on sales of our products. Tariffs could also make our products more expensive for customers, which could make our products less competitive and reduce customer demand. Countries may also adopt other protectionist measures that could limit our ability to offer our products and services.

Our inability to effectively protect our intellectual property would adversely affect our ability to compete effectively, our revenue, our financial condition, and our results of operations.

We may be unable to obtain intellectual property rights to effectively protect our branding, products, and other intangible assets. Our ability to compete effectively may be affected by the nature and breadth of our intellectual property rights. While we intend to defend against any threats to our intellectual property rights, there can be no assurance that any such actions will adequately protect our interests. If we are unable to secure intellectual property rights to effectively protect our branding, products, and other intangible assets, our revenue and earnings, financial condition, or results of operations could be adversely affected.

We also rely on non-disclosure and non-competition agreements to protect portions of our intellectual property portfolio. There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, that third parties will not otherwise gain access to our trade secrets or proprietary knowledge, or that third parties will not independently develop competitive products with similar intellectual property.

14

We may become subject to additional regulation of CEA facilities.

Our engineering and design services and solutions are focused on CEA facilities that are able to grow a wide variety of crops such as leafy greens (kale, Swiss chard, mustard, cress), microgreens (leafy greens harvested at the first true leaf stage), ethnic vegetables and small fruits (such as strawberries, blackberries and raspberries), bell peppers, cucumbers, and tomatoes. Some of these crops and their growing methodologies are subject to regulation by the United States Food and Drug Administration, environmental agencies, public utility agencies and other federal, state or foreign agencies. Changes to any regulations and laws that complicate the design and engineering of a subject CEA facility, such as waste water treatment and electricity-related mandates, make it possible that potential related zoning and enforcement could decrease the demand for our services, and in turn negatively impact our revenues and business opportunities.

The CEA industry is highly competitive, and we have less capital and resources than many of our competitors, which may give them an advantage in developing and marketing services and products similar to ours or make our services and products obsolete.

There are many competitors in the CEA industry, including some companies that focus on the cannabis industry. These companies generally offer products and services similar or the same as those offered by us. There can be no guarantees that in the future other companies will not enter this arena by developing products that are in direct competition with us or even superior in quality or price. The barriers to entry into the CEA industry are not overly significant. Over time we anticipate growth in our competition. Some of our current and future competition may have longer operating histories, greater name recognition, larger client bases and significantly greater financial, technical, sales and marketing resources. One or more of these qualities may allow them to respond more quickly than us to market opportunities. They may be able to devote greater resources to the marketing, promotion and sale of their products and/or services. Competitors may also adopt more aggressive pricing policies and make more attractive offers to clients, employees, strategic partners, distribution channels and advertisers. Increased competition is likely to result in price reductions, reduced gross margins and a potential loss of market share.

While we believe we are better positioned to meet the exacting demands of a controlled cultivation environment through precise temperature, humidity, light, and process controls and to satisfy the evolving code and regulatory requirements being imposed at the state and local levels, there can be no assurance that we will be able to successfully compete against these other contractors and suppliers.

We will be required to attract and retain top quality talent to compete in the marketplace.

We believe our future growth and success will depend in part on our ability to attract and retain highly skilled managerial, product development, sales and marketing, and finance personnel. Our ability to attract and retain personnel with the requisite credentials, experience and skills will depend on several factors including, but not limited to, our ability to offer competitive wages, benefits and professional growth opportunities. There can be no assurance of success in attracting and retaining such personnel. Shortages in qualified personnel could limit our ability to increase sales of existing products and services and launch new product and service offerings.

We are dependent upon certain key sales, managerial and executive personnel for our future success. If we lose any of our key personnel, our ability to implement our business strategy could be significantly harmed.

We depend on the industry knowledge, technical and financial skill, and network of business contacts of certain key employees. Our future success will depend on the continued service of these key employees or our ability to engage others who are similarly situated in the industry. While we may have employment agreements with certain of these key employees, they are free to terminate their employment with us at any time, although they may be subject to certain restrictive covenants on their post-termination activities. We do not carry key-man life insurance on the lives of our key employees. The departure of any one of our key employees could have a material adverse effect on our ability to achieve our business objective and maintain the specialized services that we offer our customers.

15

System security risks, data protection breaches, cyber-attacks and systems integration issues could disrupt our internal operations or services provided to customers, and any such disruption could reduce our expected revenue, increase our expenses, damage our reputation and adversely affect our stock price.

Experienced computer programmers and hackers may be able to penetrate our network security and misappropriate or compromise our confidential information or that of third parties, create system disruptions or cause shutdowns. Computer programmers and hackers also may be able to develop and deploy viruses, worms, and other malicious software programs that attack or otherwise exploit any security vulnerabilities of the products that we may sell in the future, especially our recently launched SentryIQ® sensors, controls and automation platform. The costs to us to eliminate or alleviate cyber or other security problems, bugs, viruses, worms, malicious software programs and security vulnerabilities could be significant, and our efforts to address these problems may not be successful and could result in interruptions, delays, cessation of service and loss of existing or potential customers that may impede our engineering, sales, manufacturing, distribution or other critical functions.

Portions of our IT infrastructure may also experience interruptions, delays or cessations of service or produce errors in connection with systems integration or migration work that takes place from time to time. We may not be successful in implementing new systems and transitioning data, which could cause business disruptions and be more expensive, time consuming, disruptive and resource intensive. Such disruptions could adversely impact our ability to fulfill orders and interrupt other processes. Delayed sales, lower profits, or lost customers resulting from these disruptions could adversely affect our financial results, stock price and reputation.

We incur significant costs as a result of being a public company, which will make it more difficult for us to achieve profitability.

As a public company, we incur legal, accounting and other expenses, including costs associated with the periodic reporting requirements applicable to a company whose securities are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as additional corporate governance requirements, including requirements under the Sarbanes-Oxley Act, and other rules implemented by the SEC. These costs will make it more difficult for us to achieve profitability.

Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial results.

U.S. generally accepted accounting principles (“GAAP”) and related pronouncements, implementation guidelines and interpretations with regard to a wide variety of matters that are relevant to our business, such as, but not limited to, revenue recognition, stock-based compensation, trade promotions, and income taxes are highly complex and involve many subjective assumptions, estimates and judgments by our management. Changes to these rules or their interpretation or changes in underlying assumptions, estimates or judgments by our management could significantly change our reported results.

Our ability to use net operating losses to offset future taxable income may be subject to limitations.

As of December 31, 2020, the Company has U.S. federal and state net operating losses (“NOLs”) of approximately $19,322,000, of which $11,196,261 will expire, if not utilized, in the years 2034 through 2037, however, NOLs generated subsequent to December 31, 2017 do not expire but may only be used against taxable income to 80%. In response to the novel coronavirus COVID-19, the Coronavirus Aid, Relief, and Economic Security Act temporarily repealed the 80% limitation for NOLs arising in 2018, 2019 and 2020. It is uncertain if and to what extent various states will conform to the newly enacted federal tax law. In addition, under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), and corresponding provisions of state law, if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50% change, by value, in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income or taxes may be limited. We have experienced ownership changes in the past and we may experience additional ownership changes in the future as a result of subsequent shifts in our stock ownership, some of which may be outside of our control. If an ownership change occurs and our ability to use our net operating loss carryforwards is materially limited, it would harm our future operating results by effectively increasing our future tax obligations.

16

We may not be able to successfully identify, consummate or integrate acquisitions or to successfully manage the impacts of such transactions on our operations.

Part of our business strategy includes pursuing synergistic acquisitions. We have expanded, and plan to continue to expand, our business by making strategic acquisitions and regularly seeking suitable acquisition targets to enhance our growth. Material acquisitions, dispositions and other strategic transactions involve a number of risks, including: (i) the potential disruption of our ongoing business; (ii) the distraction of management away from the ongoing oversight of our existing business activities; (iii) incurring additional indebtedness; (iv) the anticipated benefits and cost savings of those transactions not being realized fully, or at all, or taking longer to realize than anticipated; (v) an increase in the scope and complexity of our operations; and (vi) the loss or reduction of control over certain of our assets.

The pursuit of acquisitions may pose certain risks to us. We may not be able to identify acquisition candidates that fit our criteria for growth and profitability. Even if we are able to identify such candidates, we may not be able to acquire them on terms or financing satisfactory to us. We will incur expenses and dedicate attention and resources associated with the review of acquisition opportunities, whether or not we consummate such acquisitions.

Risks Related to the Cannabis Industry

Cannabis remains illegal under federal law, and therefore, strict enforcement of federal laws regarding cannabis, particularly against our customers, would likely result in our inability to execute our business plan.

All but three U.S. states have legalized, to some extent, cannabis for medical purposes. Thirty-seven states, the District of Columbia, Puerto Rico and Guam have legalized some form of whole-plant cannabis cultivation, sales and use for certain medical purposes (medical states). Eighteen of those states and the District of Columbia and Northern Mariana have also legalized cannabis for adults for non-medical purposes (sometimes referred to as adult use). Ten additional states have legalized low-tetrahydrocannabinol (“THC”)/high-CBD extracts for select medical conditions (CBD states).

Under U.S. federal law, however, those activities are illegal. Cannabis, other than hemp (defined by the U.S. government as Cannabis sativa L. with a THC concentration of not more than 0.3% on a dry weight basis), is a Schedule I controlled substance under the U.S. Controlled Substances Act (21 U.S.C. § 801, et seq.) (the “CSA”),. Even in states or territories that have legalized cannabis to some extent, the cultivation, possession, and sale of cannabis all violate the CSA and are punishable by imprisonment, substantial fines and forfeiture. Moreover, individuals and entities may violate federal law if they aid and abet another in violating the CSA, or conspire with another to violate the law, and violating the CSA is a predicate for certain other crimes, including money laundering laws and the Racketeer Influenced and Corrupt Organizations Act. The U.S. Supreme Court has ruled that the federal government has the authority to regulate and criminalize the sale, possession and use of cannabis, even for individual medical purposes, regardless of whether it is legal under state law. For over six years, however, the U.S. government has not enforced those laws against companies complying with state cannabis law and their vendors.

The likelihood of any future adverse enforcement against companies complying with state cannabis laws remains uncertain. In 2018, then-U.S. Attorney General Jeff Sessions rescinded the DOJ’s previous guidance (the Cole Memo) that had given federal prosecutors discretion not to enforce federal law in states that legalized cannabis, as long as the state’s legal regime adequately addressed specified federal priorities. The Sessions Memo, which remains in effect, states that each U.S. Attorney’s Office should follow established principles that govern all federal prosecutions when deciding which cannabis activities to prosecute. As a result, federal prosecutors could and still can use their prosecutorial discretion to decide to prosecute even state-legal cannabis activities. Since the Sessions Memo was issued nearly three years ago, however, U.S. Attorneys have not targeted state law compliant entities. The policy of not prosecuting companies complying with state cannabis laws is likely to continue under current U.S. Attorney General Merrick Garland. At his confirmation hearing, Attorney General Garland stated that he did not see enforcement of federal cannabis law as a high priority use of resources for the DOJ:

“This is a question of the prioritization of our resources and prosecutorial discretion. It does not seem to me a useful use of limited resources that we have, to be pursuing prosecutions in states that have legalized and that are regulating the use of marijuana, either medically or otherwise. I don’t think that’s a useful use. I do think we need to be sure there are no end-runs around the state laws that criminal enterprises are doing. So that kind of enforcement should be continued. But I don’t think it’s a good use of our resources, where states have already authorized. That only confuses people, obviously, within the state.”

17

Additionally, since 2014, versions of the U.S. omnibus spending bill have included a provision prohibiting the DOJ, which includes the Drug Enforcement Administration, from using appropriated funds to prevent states from implementing their medical-use cannabis laws. In USA vs. McIntosh, the U.S. Court of Appeals for the Ninth Circuit held that the provision prohibits the DOJ from spending funds to prosecute individuals who engage in conduct permitted by state medical-use cannabis laws and who strictly comply with such laws. The court noted that, if the spending bill provision were not continued, prosecutors could enforce against conduct occurring during the statute of limitations even while the provision was previously in force. Other courts that have considered the issue have ruled similarly, although courts disagree about which party bears the burden of proof of showing compliance or noncompliance with state law.

While the omnibus spending bill affords some protection to medical cannabis businesses, our policies do not prohibit our state-licensed cannabis customers from engaging in the cannabis business for adult use that is permissible under state and local laws. Consequently, certain of our customers currently (and may in the future) sell adult-use cannabis, if permitted by such state and local laws now or in the future, and therefore may be outside any protections extended to medical-use cannabis under the spending bill provision. This could subject our customers to greater and/or different federal legal and other risks as compared to businesses where cannabis is sold exclusively for medical use, which could in turn materially adversely affect our business. Furthermore, any change in the federal government’s enforcement posture with respect to state-licensed cannabis sales, including the enforcement postures of individual federal prosecutors in judicial districts where we operate, would result in our inability to execute our business plan, and we would likely suffer significant losses with respect to our customer base, which would adversely affect our operations, cash flow and financial condition.

While President Biden’s campaign position on cannabis falls short of full legalization, he campaigned on a platform of relaxing enforcement of cannabis proscriptions, including decriminalization generally. According to the Biden campaign website, it was stated: “A Biden Administration will support the legalization of cannabis for medical purposes and reschedule cannabis as a CSA Schedule II drug so researchers can study its positive and negative impacts. This will include allowing the VA to research the use of medical cannabis to treat veteran-specific health needs.” He pledged to “decriminalize” cannabis, which could prompt his U.S. Attorney General to issue policy guidance to U.S. Attorneys that they should not enforce federal cannabis prohibition against state law compliant entities and others legally transacting business with them. While President Biden’s promise to decriminalize likely would mean that the federal government would not criminally enforce the Schedule II status against state legal entities, and would expand opportunities for cannabis research in the U.S., the implications of the potential re-scheduling are not entirely clear for state legal commercial cannabis operators. Although the U.S. Attorney General could issue policy guidance to federal prosecutors that they should not interfere with cannabis businesses operating in compliance with states’ laws, any such guidance would not have the force of law. The President alone cannot legalize medical cannabis, and as states have demonstrated, legalizing medical cannabis can take many different forms. While rescheduling cannabis to the CSA’s Schedule II would ease certain research restrictions, it would not make the state medical or adult-use programs federally legal.

Furthermore, while industry observers are hopeful that a Democrat-controlled Senate, along with a Biden presidency, will increase the chances of federal cannabis policy reform, such as the Marijuana Opportunity Reinvestment and Expungement Act (or MORE Act), which was originally co-sponsored by now Vice President Harris in the Senate, or banking reform, such as the SAFE Banking Act, which passed the House of Representatives but has not yet passed the Senate, we cannot provide assurances about the content, timing or chances of passage of a bill legalizing cannabis and the related aspects of the cannabis business. Accordingly, we cannot predict the timing of any change in federal law or possible changes in federal enforcement. In the unlikely event that the federal government were to reverse its long-standing hands-off approach to the state legal cannabis markets and start more broadly enforcing federal law regarding cannabis, we would likely be unable to execute our business plan, and our business and financial results would be adversely affected.

18

We are and will be subject to applicable anti-money laundering laws and regulations.

We are subject to a variety of laws and regulations in the United States and Canada that involve money laundering, financial recordkeeping and proceeds of crime, including the U.S. Currency and Foreign 125 Transactions Reporting Act of 1970 (commonly known as the Bank Secrecy Act), as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended and the rules and regulations thereunder, and any related or similar rules, regulations or guidelines, issued, administered or enforced by governmental authorities in the United States, Canada and internationally. Further, under U.S. federal law, banks or other financial institutions that provide a cannabis business with a checking account, debit or credit card, small business loan, or any other service could be found guilty of money laundering if certain other elements are met.

Despite these laws, the FinCEN Memorandum states that in some circumstances, it is permissible for banks to provide services to cannabis-related businesses without risking FinCEN enforcement. It refers to and incorporates supplementary Cole Memo guidance issued to federal prosecutors relating to the prosecution of money laundering offenses predicated on cannabis-related violations of the CSA on the same day.

Notwithstanding former Attorney General Sessions’ revocation of the Cole Memo, the status of the FinCEN Memorandum has not been affected, nor has the Department of the Treasury given any indication that it intends to rescind the FinCEN Memorandum itself. Though it was originally intended for the Cole Memo and the FinCEN Memorandum to work in tandem, the FinCEN Memorandum appears to remain in effect as a standalone document which explicitly lists the eight enforcement priorities originally cited in the rescinded Cole Memo. Although the FinCEN Memorandum remains intact, indicating that the Department of the Treasury and FinCEN intend to continue abiding by its guidance, it is unclear whether the current administration will continue to follow the guidelines of the FinCEN Memorandum.

We face risks related to civil asset forfeiture due to the regulatory environment of the cannabis industry in the United States.

Because the cannabis industry remains illegal under U.S. federal law, any property owned by participants in the cannabis industry, which are either used in the course of conducting such business, or are the proceeds of such business, could be subject to seizure by law enforcement and subsequent civil asset forfeiture. Even if the owner of the property were never charged with a crime, the property in question could still be seized and subject to an administrative proceeding by which, with minimal due process, it could be subject to forfeiture. As a result, the equipment that we lease to our customers in the United States may be subject to such seizure and forfeiture. Additionally, a broad interpretation of the law could potentially result in the seizure and forfeiture of proceeds we generate.

Public Opinion and perception of the cannabis industry may have an adverse effect on our business reputation.

Government policy changes or public opinion may also result in a significant influence over the regulation of the cannabis industry in the United States, Canada, or elsewhere. Public opinion and support for medical and adult-use marijuana has traditionally been inconsistent and varies from jurisdiction to jurisdiction. While public opinion and support appears to be improving for legalizing medical and adult-use marijuana, it remains a controversial issue subject to differing opinions surrounding the level of legalization (for example, medical marijuana as opposed to legalization in general). A negative shift in the public’s perception of cannabis in the United States or any other applicable jurisdiction could affect future legislation or regulation. Among other things, such a shift could cause state jurisdictions to abandon initiatives or proposals to legalize medical and/or adult-use cannabis, thereby limiting the number of new state jurisdictions into which we could expand. Any inability to fully implement our expansion strategy may have a material adverse effect on our business, results of operations or prospects.

We may have difficulty accessing bankruptcy courts.

Because cannabis is illegal under federal law, federal bankruptcy protection is currently not available to parties who engage in the cannabis industry or cannabis-related businesses. Recent bankruptcy rulings have denied bankruptcies for dispensaries upon the justification that businesses cannot violate federal law and then claim the benefits of federal bankruptcy for the same activity and upon the justification that courts cannot ask a bankruptcy trustee to take possession of, and distribute cannabis assets as such action would violate the CSA. Therefore, we may not be able to seek the protection of the bankruptcy courts, and this could materially affect our business or our ability to obtain credit.

19

Our business efforts in Canada present opportunities, but no assurance can be given that our revenues and earnings will be improved on the basis of our addressing the Canadian business.

In addition to U.S. operations, we seek to sell products and services to CEA and cannabis growers in Canada, where medical and recreational cannabis has been legal since 2018 across the country both federally and provincially (subject to certain restrictions relating to CBD). We believe Canada, with its federal legal regime, represents a business opportunity for us, but we have noticed softening demand from Canadian prospects due, in part, to limited capital being available for new facilities and an overbuilding of cultivation capacity following federal legalization. As a result, Canada now appears to be in a period of correction. There can be no assurance that we will be able to make any additional sales of products or services in Canada.

Variations in state and local regulation and enforcement in states that have legalized cannabis may impose certain restrictions on cannabis-related activities that may adversely impact our revenue and earnings.

Variations exist among states that have legalized, decriminalized, or created medical cannabis programs. For example, Alaska and Colorado have limits on the number of cannabis plants that can be grown by an individual in the home. In most states, the cultivation of cannabis for personal use continues to be prohibited except by those states that allow small-scale cultivation by the individual in possession of cannabis for medicinal purposes or that person’s caregiver. Active enforcement of state laws that prohibit personal cultivation of cannabis may indirectly and adversely affect our revenue and earnings.

The cannabis industry could face strong opposition from other industries.

We believe that established businesses in other industries may have a strong economic interest in opposing the development of the cannabis industry. Cannabis may be seen by companies in other industries as an attractive alternative to their products, including recreational marijuana as an alternative to alcohol, and medical marijuana as an alternative to various commercial pharmaceuticals. Many industries that could view the emerging cannabis industry as an economic threat are well established, with vast economic and United States federal and state lobbying resources. It is possible that companies within these industries could use their resources to attempt to slow or reverse legislation legalizing cannabis. Any inroads these companies make in halting or impeding legislative initiatives that would be beneficial to the cannabis industry could have a detrimental impact on our clients and, in turn on our operations.

Changing legislation and evolving interpretations of law, which could negatively impact our clients and, in turn, our operations.

Laws and regulations affecting the medical and adult-use marijuana industry are constantly changing, which could detrimentally affect our clients involved in that industry and, in turn, our operations. Local, state and federal cannabis laws and regulations are often broad in scope and subject to constant evolution and inconsistent interpretations, which could require our clients and ourselves to incur substantial costs associated with modification of operations to ensure compliance. In addition, violations of these laws, or allegations of such violations, could disrupt our clients’ business and result in a material adverse effect on our operations. In addition, it is possible that regulations may be enacted in the future that will limit the amount of cannabis growth or related products that our commercial clients are authorized to produce. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can it determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our operations.

The fact that we provide products and services to companies in the cannabis industry may impact our ability to raise adequate capital for future expansion, which could hinder our growth potential as well as our revenue and earnings.

A very large percentage, if not all, of our customers are operating in an industry that is still illegal under U.S. federal law. With the lingering uncertainty of federal enforcement, many potential investors, especially institutional investors, either refuse to invest in the industry or are very reluctant to make such investments. Our inability to raise adequate capital for future expansion could substantially hinder our growth potential as well as our revenue and earnings.

20

Our success may be dependent on additional states legalizing recreational and/or medical cannabis use.

Continued development of the recreational and medical cannabis markets is dependent upon continued legislative authorization of cannabis at the state level for recreational and/or medical purposes. Any number of factors could slow or halt the progress. Furthermore, progress, while encouraging, is not assured, and the process normally encounters setbacks before achieving success. While there may be ample public support for legislative proposals, key support must be created in the relevant legislative committee or a bill may never advance to a vote. Numerous factors impact the legislative process. Any one of these factors could slow or halt the progress and adoption of cannabis for recreational and/or medical purposes, which would limit the overall available market for our products and services, which could adversely impact our business, revenue and earnings.

Our customers may have difficulty accessing the service of banks, which may make it difficult for them to purchase our products and services.

As a result of the federal illegality of marijuana, many banks do not provide banking services to the cultivation and distribution segments of the cannabis industry, the argument being that they would be accepting for deposit funds derived from the operation of a federally illegal business. On February 14, 2014, the U.S. Department of the Treasury Financial Crimes Enforcement Network (“FinCEN”) released guidance to banks “clarifying Bank Secrecy Act (“BSA”) expectations for financial institutions seeking to provide services to marijuana-related businesses.” In addition, there have been legislative attempts to allow banks to transact business with state-authorized cannabis businesses. While these are positive developments, there can be no assurance that legislation will be successful, or that, even with the FinCEN guidance, banks will decide to do business with cannabis companies, or that, in the absence of actual legislation, state and federal banking regulators will not strictly enforce current prohibitions on banks handling funds generated from an activity that is illegal under federal law. Moreover, the FinCEN guidance may be rescinded or amended at any time in order to reconcile the now conflicting guidance of the Sessions Memo. At present, few banks have taken advantage of the FinCEN guidance, resulting in many cannabis businesses still operating on an all-cash basis. This makes it difficult for cannabis businesses to manage their businesses, pay their employees and taxes, and having so much cash on hand also creates significant public safety issues. Many ancillary businesses that service cannabis businesses have to deal with the unpredictability of their clients or customers not having a bank account. The inability of our customers to open bank accounts and otherwise access the services of banks, including obtaining credit, may make it more difficult and costly for them to operate and more difficult for such customers to purchase our products and services, which could materially harm our business, revenue and earnings.

We are subject to certain federal regulations relating to cash reporting.

The BSA, enforced by FinCEN, requires us to report currency transactions in excess of $10,000, including identification of the customer by name and social security number, to the Internal Revenue Service. This regulation also requires us to report certain suspicious activity, including any transaction that exceeds $5,000 that we know, suspect or have reason to believe involves funds from illegal activity or is designed to evade federal regulations or reporting requirements and to verify sources of funds. Substantial penalties can be imposed against us if we fail to comply with this regulation. If we fail to comply with these laws and regulations, the imposition of a substantial penalty could have a material adverse effect on our business, financial condition and results of operations.

State and municipal governments in which our customers do business or seek to do business may have or may adopt laws that adversely affect our ability to do business with such customers.

While the federal government has the right to regulate and criminalize cannabis, state and municipal governments may adopt or amend additional laws and regulations that further criminalize or adversely affect cannabis businesses. States that currently have laws that decriminalize or legalize certain aspects of cannabis, such as medical marijuana, could in the future, reverse course and adopt new laws that further criminalize or adversely affect cannabis businesses. Additionally, municipal governments in certain states may have laws that adversely affect cannabis businesses, even though there are no such laws at the state level. For example, municipal governments may have zoning laws that restrict where cannabis operations can be located and the manner and size of which they can expand and operate. These municipal laws, like the federal laws, may adversely affect our customers’ ability to do business. Also, given the complexity and rapid change of the federal, state and local laws pertaining to cannabis, our customers may incur substantial legal costs associated with complying with these laws and in acquiring the necessary state and local licenses required by their business endeavors. All of the foregoing may impact our customers’ ability to purchase our products and services, which may adversely affect our business, revenue and earnings.

21

Most, if not all, of our customers are impacted by Section 280E of the Code, which limits certain expenses marijuana companies can deduct. This negative impact could affect the financial condition of our customers, which in turn may negatively affect the ability of our customers to purchase our products and services.

Section 280E of the Code forbids businesses from deducting otherwise ordinary business expenses from gross income associated with the “trafficking” of Schedule I or II substances, as defined by the CSA. The Internal Revenue Service (the “IRS”) has subsequently applied Section 280E to state-legal cannabis businesses since marijuana is still a Schedule I substance. Section 280E states that no deductions should be allowed on any amount “in carrying on any trade or business if such trade or business consists of trafficking in controlled substances.” Section 280E affects all businesses that engage in the cultivation, sale or processing of marijuana. This includes cultivators, medical dispensaries, marijuana retail stores and infused product manufacturers, as well as marijuana-derived concentrates and oil manufacturers. Because Section 280E limits certain deductions, it can have a dramatic effect on the profitability of these businesses, which in turn may adversely affect their ability to purchase our products and services. Such result may adversely impact our revenue and earnings.

There may be difficulty enforcing certain of our commercial agreements and contracts.

Courts will not enforce a contract deemed to involve a violation of law or public policy. Because cannabis remains illegal under U.S. federal law, parties to contracts involving the state legal cannabis industry have argued that the agreement was void as federally illegal or against public policy. Some courts have accepted this argument in certain cases, usually against the company trafficking in cannabis. While courts have enforced contracts related to activities by state-legal cannabis companies, and the trend is generally to enforce contracts with state-legal cannabis companies and their vendors, there remains doubt and uncertainty that we will be able to enforce our commercial agreements in court for this reason. We cannot be assured that we will have a remedy for breach of contract, which would have a material adverse effect on our business.

Due to our involvement in the cannabis industry, we may have a difficult time obtaining the various insurances that are desired to operate our business, which may expose us to additional risk and financial liability.

Insurance that is otherwise readily available, such as general liability and directors’ and officers’ insurance, is more difficult for us to find, and more expensive, because we are product and service providers to companies in the cannabis industry. There are no guarantees that we will be able to find such insurances in the future, or that the cost will be affordable to us. If we are forced to go without such insurances, it may prevent us from entering into certain business sectors, may inhibit our growth, and may expose us to additional risk and financial liabilities.

A drop in the retail price of cannabis products may negatively impact our business.

The fluctuations in economic and market conditions that impact the prices of commercially grown cannabis, such as increases in the supply of cannabis and decreases in demand for cannabis, could have a negative impact on our clients that are cannabis producers, and therefore could negatively impact our business.

Risks Related to Our Common Stock

Our common stock price may be volatile and may decrease substantially. Correspondingly, the market price of our warrants may also be volatile.

The trading price of our common stock has fluctuated substantially, and we expect that it will continue to do so. The price of our common stock, and correspondingly the price of the warrants, in the market on any particular day depends on many factors including, but not limited to, the following:

●	price and volume fluctuations in the overall stock market from time to time;

●	investor demand for our shares;

22

●	significant volatility in the market price and trading volume of companies related to the cannabis industry;

●	variations in our operating results and market conditions specific to our business;

●	the emergence of new competitors or new technologies;

●	operating and market price performance of other companies that investors deem comparable;

●	changes in our Board of Directors (the “Board”) or management;

●	sales or purchases of our common stock by insiders, including sales of our common stock issued to employees, directors and consultants under our equity incentive plan which were registered under the Securities Act of 1933, as amended (the “Securities Act”) under our S-8 registration statement;

●	commencement of, or involvement in, litigation;

●	changes in governmental regulations, in particular with respect to the cannabis industry;

●	actual or anticipated changes in our earnings, and fluctuations in our quarterly operating results;

●	market sentiments about the cannabis industry;

●	general economic conditions and trends; and

●	departures of any of our key employees.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Due to the potential volatility of our stock price, we may therefore be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from our business.

In addition, if the market for equity stocks of companies in our industry, or the stock market in general, experiences a loss of investor confidence, the market price of our common stock could decline for reasons unrelated to our business, financial condition, or results of operations. If any of the foregoing occurs, it could cause the price of our common stock to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to our Board of Directors and management.

Our Board of Directors is authorized to reclassify any unissued shares of our preferred stock into one or more classes, which could convey special rights and privileges to its owners.

Our articles of incorporation permit our Board of Directors to reclassify any authorized but unissued shares of preferred stock into one or more classes. Our Board of Directors will generally have broad discretion over the size and timing of any such classification, subject to a finding that the classification and issuance of preferred stock is in our best interests. As of November 3, 2021, we are authorized to issue up to 850,000,000 shares of common stock and 150,000,000 shares of preferred stock. As of November 30, 2021, we had 238,967,349 shares of common stock issued and outstanding and 3,300 shares of preferred stock issued and outstanding. In the event our Board of Directors opts to classify a portion of our unissued shares of preferred stock into a class of preferred stock, those preferred shares would have a preference over our common stock with respect to dividends and liquidation. The cost of any classification would be borne by our existing common stockholders. The class voting rights of any preferred shares we may issue could make it more difficult for us to take some actions that may, in the future, be proposed by the Board of Directors and/or the holders of our common stock, such as a merger, exchange of securities, liquidation, or alteration of the rights of a class of our securities, if these actions were perceived by the holders of preferred shares as not in their best interests. These effects, among others, could have an adverse effect on your investment in our common stock.

23

On January 27, 2022, we implemented a change in the authorized capital of the company and a reverse stock split. As a result of the change in authorized capital, we are authorized to issue 200,000,000 shares of common stock and 25,000,000 shares of preferred stock.

Rule 144 contains risks for certain shareholders.

From time to time, we issue shares on an unregistered basis, which may be eligible for resale under SEC Rule 144 promulgated under the Securities Act. In the event there are shares outstanding that can be sold under Rule 144, there may be market pressure on our stock.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We currently intend to retain our future earnings, if any, for the foreseeable future, to repay indebtedness and to fund the development and growth of our business. We do not intend to pay any dividends to holders of our common stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our Board taking into account various factors, including our business, operating results and financial condition, current and anticipated cash needs, plans for expansion, any legal or contractual limitations on our ability to pay dividends under our loan agreements or otherwise. As a result, if our Board does not declare and pay dividends, the capital appreciation in the price of our common stock, if any, will be your only source of gain on an investment in our common stock, and you may have to sell some or all of your common stock to generate cash flow from your investment.

The market price of our shares of common stock may be adversely affected by the sale of shares by our management or large stockholders.

Sales of our shares of common stock by our officers or senior managers through 10b5-1 plans or otherwise or by large stockholders could adversely and unpredictably affect the price of our common stock. Additionally, the price of our shares of common stock could be affected even by the potential for sales by these persons. We cannot predict the effect that any future sales of our common stock, or the potential for those sales, will have on our share price. Furthermore, due to relatively low trading volume of our stock, should one or more large stockholders seek to sell a significant portion of their stock in a short period of time, the price of our stock may decline.

Risks Related to this Offering

An active, liquid trading market for our common stock and warrants does not currently exist and may not develop after this offering, and as a result, you may not be able to sell your common stock or warrants at or above the public offering prices, or at all.

On February 11, 2022, our common stock and warrants commenced trading on the Nasdaq Capital Market, under the symbols “CEAD” and “ CEADW”. Prior to that, shares of our common stock were quoted on the OTC Markets Group, Inc. OTCQB under the symbols “CEAD” and “SRNA.” Trading on the OTCQB marketplace was infrequent and in limited volume. Although our shares of common stock and warrants are now trading on Nasdaq, an active trading market for shares of our common stock and warrants may never develop or be sustained following this offering. If an active trading market does not develop, you may have difficulty selling your shares of common stock and warrants at an attractive price, or at all. The public offering prices for our common stock and warrants which are being sold in tandem, and the related exercise price of the warrants, were determined by negotiations between us and the representative of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell your common stock or warrants at or above the public offering prices or at any other price or at the time that you would like to sell. An inactive market may also impair our ability to raise capital and may impair our ability to expand our business by using our equity as consideration in an acquisition.

24

We are selling a substantial number of shares of our common stock and warrants to purchase common stock in this offering, which could cause the price of our common stock to decline.

In this offering, we will sell 5,811,138 shares of common stock (assuming no exercise by the underwriters of their over-allotment option). Additionally, we are selling warrants to purchase up to 5,811,138 shares of common stock, which is equal to the number of shares of common stock being sold in the offering (assuming no exercise by the underwriters of their overallotment option). The existence of the potential additional shares of our common stock in the public market, or the perception that such additional shares may be in the market, could adversely affect the price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock. Any decline in the price of a share of common stock will also have a negative effect on the price in the market of a warrant.

There is no assurance that a market for the warrants being sold in this offering will develop.

The warrants being sold in this offering are listed on the Nasdaq Capital Market, however there is no assurance that any market will develop. Without an active market, the liquidity of the warrants will be limited.

The warrants are speculative in nature.

The warrants do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price. Commencing on the date of issuance, holders of the warrants may exercise their right to acquire the common stock and pay the stated exercise price per share.

In the event that our common stock price does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

Until holders of the warrants acquire shares of our common stock upon exercise thereof, holders of the warrants will have no rights with respect to the shares of our common stock.

There is no assurance that any of the warrants will be exercised and we will receive the exercise proceeds therefrom.

The warrants have an exercise price above the price of a share of common stock and warrant in this offering. If the price of our common stock does not exceed the warrant exercise price, then it is unlikely that the warrants will be exercised. The warrants will expire on the fifth anniversary of their issuance, which if they expire without being exercised the company will not receive any proceeds therefrom.

Additionally for the warrants to be exercised for cash, the company must keep an effective registration statement available for issuance of the common stock on exercise of the warrants. If the company fails to maintain an effective registration statement, then the warrants may be exercised on a cashless basis, and the company will not receive any cash amount from their exercise.

You will incur immediate dilution in the net tangible book value of the shares you purchase in this offering.

The public offering price of our common stock is higher than the net tangible book value per share of outstanding common stock prior to completion of this offering. Based on our pro forma net tangible book value as of September 30, 2021, giving effect to the 1-for-150 reverse stock split subsequent to September 30, 2021, and giving further effect to the issuance and sale of 5,811,138 shares of common stock and warrants sold on a one for one basis by us at the public offering price of $4.13 per share and warrant, if you purchase our common stock and warrants in this offering, you will suffer immediate dilution of approximately $1.38 per share in net tangible book value. Dilution is the amount by which the offering price paid by purchasers of our common stock in this offering will exceed the pro forma as adjusted net tangible book value per share of our common stock upon completion of this offering.

You may be diluted by future issuances of preferred stock or additional common stock in connection with our incentive plans, acquisitions or otherwise; future sales of such shares in the public market, or the expectations that such sales may occur, could lower our stock price.

Our articles of incorporation authorizes us to issue shares of our common stock and options, rights, warrants and appreciation rights relating to our common stock for the consideration and on the terms and conditions established by our Board in its sole discretion. We could issue a significant number of shares of common stock in the future in connection with investments or acquisitions. Any of these issuances could dilute our existing stockholders, and such dilution could be significant. Moreover, such dilution could have a material adverse effect on the market price for the shares of our common stock.

The future issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of shares of our common stock, either by diluting the voting power of our common stock if the preferred stock votes together with the common stock as a single class, or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote, even if the action were approved by the holders of our shares of our common stock.

The future issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our common stock by making an investment in the common stock less attractive. For example, investors in the common stock may not wish to purchase common stock at a price above the conversion price of a series of convertible preferred stock because the holders of the preferred stock would effectively be entitled to purchase common stock at the lower conversion price, causing economic dilution to the holders of common stock.

A portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

Subject to certain exceptions, without the prior written consent of ThinkEquity LLC, as representative of the underwriters, we, during the period ending 90 days after the date of this prospectus, and our officers and directors and our 5% or greater stockholders, during the period ending 180 days after the date of this prospectus, have agreed not to: (1) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into, exchangeable for or that represent the right to receive shares of common stock; (2) file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or (3) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of common stock, subject to certain exceptions. ThinkEquity, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. See “Underwriting.”

The market price of our common stock may decline significantly when the restrictions on resale by our existing stockholders lapse. A decline in the market price of our common stock might impede our ability to raise capital through the issuance of additional shares of common stock or other equity securities.

25

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of our common stock and warrants in this offering will be approximately $21,805,500 (or approximately $25,153,500 if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

We intend to use approximately $2.0 million of the net proceeds to redeem 1,650 shares, or 50%, of our Series B Preferred Stock from our Series B investor.

We intend to use the remaining net proceeds for working capital and other general corporate business purposes. The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. As a result, our management will have broad discretion over how these proceeds are used. Proceeds held by us will be invested in short-term investments until needed for the uses described above.

26

MARKET FOR OUR COMMON STOCK

On February 11, 2022, our common stock and warrants commenced trading on the Nasdaq Capital Market, under the symbols “CEAD” and “ CEADW,” respectively. Prior to that, the shares of our common stock were quoted on the OTC Markets Group, Inc. OTCQB Marketplace under the symbols “CEAD” and “SNRA,” and quoted on the predecessor to the OTCQB Marketplace since April 5, 2011. Trading on the OTCQB Marketplace was infrequent and limited in volume, therefore the prices at which such transactions occurred may not necessarily reflect the price that would be paid for our common stock in a more liquid market. We cannot assure you that a liquid trading market for our common stock or warrants will develop or be sustained after this offering. You may not be able to sell your shares quickly or at the market price if trading in our common stock is not active.

As of September 30, 2021, there were approximately 130 record holders of our common stock.

See “Underwriting” for more information regarding our arrangements with the underwriters and the factors considered in setting the public offering price.

DIVIDEND POLICY

Since our inception, we have not paid any dividends on our common stock, and we currently expect that, for the foreseeable future, all earnings, if any, will be retained for use in the development and operation of our business. In the future, our Board may decide, at its discretion, whether dividends may be declared and paid to holders of our common stock.

27

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2021:

●	on an actual basis;

●	on a pro forma basis to give effect (i) to the redemption of the Series A Preferred Stock for 2,802 shares of common stock subsequent to September 30, 2021, effective on November 4, 2021, (ii) to the issuance of 6,803 shares to the CEO per the employment agreement dated November 24, 2021, (iii) to the forgiveness of the note payable and related accrued interest by the Small Business Administration Payroll Protection Program on November 30, 2021, (iv) to the 1-for-150 reverse stock split subsequent to September 30, 2021, effective on January 27, 2022; (v) to the issuance of 7,719 shares of Common Stock to our Series B Preferred Stock investor on December 30, 2021 as payment for the quarterly dividend payment; and (vi) to the issuance of 3,367 shares in the aggregate to both our incoming directors on January 17, 2022; and

●	on a pro forma as adjusted basis to give further effect to the issuance and sale by us in this offering of 5,811,138 shares of our common stock and warrants at the public offering price of $4.13 per share and warrant on a one for one basis, after deducting the underwriting discounts and commissions and estimated offering expenses that we expect to pay and the application of approximately $2.0 million of net proceeds from this offering to redeem 1,650 shares of our Series B Preferred Stock as described under “Use of Proceeds.”

This table should be read in conjunction with, and is qualified in its entirety by reference to, “Use of Proceeds,” “Selected Historical Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of September 30, 2021
	Actual	Pro forma	Pro forma as adjusted
Cash and cash equivalents (2)	$2,283,879	$2,260,381	$22,085,881

Capitalization:
Current debt	$-	$-	$-
Total current debt	-		-
Long-term debt
Notes Payable and accrued interest	517,468	-	-
Total long-term debt(1)	517,468	-	-
Temporary equity
Series B redeemable convertible preferred stock, $0.00001 par value; 3,300 on an actual and pro-forma basis and 1,650 on a pro-forma as adjusted basis issued and outstanding	3,960,000	3,960,000	1,980,000
Series B redeemable convertible preferred stock subscription receivable	(1,365,000)	(1,365,000)	(1,365,000)
Series B redeemable convertible preferred stock accrued dividends	1,447	1,447	1,447
Total temporary equity	2,596,447	2,596,447	616,447
Shareholders’ equity
Preferred stock 150,000,000 shares authorized, $0.00001 par value; 42,030,331 issued and outstanding as of September 30, 2021; 25,000,000 shares authorized and 0 shares issued and outstanding on a pro-forma and on a pro-forma as adjusted basis	420	-	-
Common Stock $0.00001 par value: 350,000,000 shares authorized and 236,526,638 shares issued and outstanding as of September 30, 2021; 200,000,000 shares authorized and 1,604,202 shares issued and outstanding on a pro forma basis as of September 30, 2021; and 200,000,000 shares authorized and 7,415,340 issued and outstanding shares on a pro-forma as adjusted basis as of September 30, 2021.	2,376	16	74
Additional paid in capital	25,017,065	25,067,471	46,872,913
Accumulated deficit	(28,379,674)	(27,935,704)	(27,935,704)
Total shareholders’ equity	(3,359,813)	(2,868,217)	18,937,283
Total capitalization	$(245,898)	$(271,770)	$19,553,730

(1) Gives effect to the forgiveness of the notes payable by the SBA on November 30, 2021

(2) Gives effect to the Company’s payment of income tax liabilities from stock issued as compensation to the CEO on November 24, 2021

28

The information in the above table for the actual information and pro forma basis as of September 30, 2021:

●	assumes no exercise by the underwriters of their over-allotment option;

●	assumes no exercise of the representative’s warrants to be issued to the representative of the underwriters in this offering;

●	assumes no exercise of any of the warrants sold in the offering;

●	excludes 532,688 shares of common stock and 532,688 warrants issuable upon the conversion of 1,650 shares of our Series B Preferred Stock;

●	excludes 219,090 shares of common stock issuable upon the exercise of outstanding exercisable options at a weighted exercise price of $10.50 per share;

●	excludes 227,719 shares of common stock issuable upon the exercise of outstanding warrants at a weighted exercise price of $9.70 per share; and

●	excludes 610,415 shares of common stock reserved for future issuance pursuant to our 2017 and 2021 equity incentive plans.

29

DILUTION

If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock (assuming no value is attributed to the warrants) and the pro forma as adjusted net tangible book value per share of our common stock immediately after the closing of this offering (assuming no value is attributed to the warrants). Net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of outstanding shares of common stock. Our net tangible book value of our common stock as of September 30, 2021 was $(1,401,222), or $(0.87) per share. Our pro forma net tangible book value of our common stock as of September 30, 2021 was $(1,401,222), or $(0.87) per share.

After giving further effect the net proceeds from our sale of 5,811,138 shares of common stock in this offering at the public offering price of $4.13 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2021, would have been $20,404,278, or $2.75 per share (assuming no value is attributed to the warrants). This represents an immediate increase in pro forma net tangible book value of $3.63 per share to our existing stockholders and an immediate dilution of $1.38 per share to investors purchasing common stock in this offering.

We calculate dilution per share to new investors by subtracting the pro forma net tangible book value per share from the public offering price paid by the new investor. The following table illustrates the dilution to new investors on a per share basis:

Public offering price per share	$4.13
Pro forma net tangible book value per share as of September 30, 2021	$(0.87)
Increase in pro forma net tangible book value per share attributable to this offering	$3.63
Pro forma as adjusted net tangible book value per share after this offering	$2.75
Dilution in pro forma net tangible book value per share in this offering	$1.38

If the underwriters’ option to purchase additional shares to cover over-allotments is exercised in full, the pro forma as adjusted net tangible book value per share after giving effect to this offering would be $2.87 per share, representing an immediate increase to existing stockholders of $3.74 per share, and immediate dilution to new investors in this offering of $1.26 per share.

The following table summarizes, on the pro forma as adjusted basis described above as of September 30, 2021, the differences between the existing shareholders and the new investors in this offering with respect to the number of shares, including shares represented by shares purchased from us, the total consideration paid to us and the average price per share based on the public offering price of $4.13 per share before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

30

	Shares Issued		Total Consideration		Average Price Per
	Number	Percent	Amount	Percent	Share
Existing shareholders	1,604,202	21.63%	n/a	n/a	n/a
New investors	5,811,138	78.37%	$24,000,000	100%	$4.13

Total	7,415,340	100%	$24,000,000	100%	$4.13

The foregoing calculations:

●	assumes no exercise by the underwriters of their over-allotment option;

●	assumes no exercise of the representative’s warrants to be issued to the representative of the underwriters in this offering;

●	assumes no exercise of any of the warrants sold in the offering, including any per-funded warrants in lieu of the shares of common stock offered;

●

on a pro forma basis gives effect (i) to the redemption of the Series A Preferred Stock subsequent to September 30, 2021, effective on November 4, 2021, (ii) to the issuance of 6,803 shares to the CEO per the employment agreement dated November 24, 2021, (iii) to the forgiveness of the note payable and related accrued interest by the Small Business Administration Payroll Protection Program on November 30, 2021, (iv) to the 1-for-150 reverse stock split subsequent to September 30, 2021, effective on January 27, 2022; (v) to the issuance of 7,719 shares of Common Stock to our Series B Preferred Stock investor on December 30, 2021 as payment for the quarterly dividend payment; and (vi) to the issuance of 3,367 shares in the aggregate to both our incoming directors on January 17, 2022;

●	excludes 532,688 shares of common stock and 532,688 warrants issuable upon the conversion of 1,650 shares of our Series B Preferred Stock;

●	excludes 219,090 shares of common stock issuable upon the exercise of outstanding exercisable options at a weighted exercise price of $10.50 per share;

●	excludes 227,719 shares of common stock issuable upon the exercise of outstanding warrants at a weighted exercise price of $9.70 per share; and

●	excludes 610,415 shares of common stock reserved for future issuance pursuant to our 2017 and 2021 equity incentive plans.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth our summary historical consolidated financial data as of, and for the periods ended on, the dates indicated.

The summary consolidated statements of operations data for the years ended December 31, 2020 and 2019 and the summary consolidated balance sheet data as of December 31, 2020 and 2019 are derived from our audited consolidated financial statements and notes that are included elsewhere in this prospectus.

The summary consolidated statements of operations data for the three and nine months ended September 30, 2021 and 2020 and the summary consolidated balance sheet data as of September 30, 2021 are derived from our unaudited interim consolidated financial statements and notes that are included elsewhere in this prospectus. We have prepared the unaudited consolidated financial statements in accordance with generally accepted accounting principles (GAAP) and on the same basis as the audited consolidated financial statements. Our historical results are not necessarily indicative of our results in any future period and results from our interim period may not necessarily be indicative of the results of the entire year. Pro forma share and per share amounts presented herein reflect the implementation of the 1-for-150 reverse stock split as if it had occurred at the beginning of the earliest period presented.

31

	For the Three Months Ended	For the Three Months Ended	For the Nine Months Ended	For the Nine Months Ended	For the Fiscal Year Ended	For the Fiscal Year Ended
	September 30,	September 30,	September 30,	September 30,	December 31,	December 31,
	2021	2020	2021	2020	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Statement of Operations data:
Revenues	$3,706,436	$1,634,669	$10,582,470	$5,127,018	$8,514,272	$15,224,454
Cost of Revenues	2,959,264	1,108,758	8,208,368	3,869,758	6,961,305	10,675,601
Gross Profit	747,172	525,911	2,374,102	1,257,260	1,552,967	4,548,853
Operating expenses	1,189,715	808,575	3,386,317	3,091,874	3,915,591	5,859,442
Income(loss) from operations	(442,543)	(282,664)	(1,012,215)	(1,834,614)	(2,362,624)	(1,310,589)
Other non-operating income (expense)	34,638	12,225	76,184	12,345	603,908	(27,977)
Net income (loss)	$(407,905)	$(270,439)	$(936,031)	$(1,822,269)	$(1,758,716)	$(1,338,566)
Income (loss) per share, basic and diluted	$(0.26)	$(0.17)	$(0.59)	$(1.16)	$(1.12)	$(0.88)
Weighted average shares outstanding, basic and diluted	1,583,511	1,576,844	1,581,142	1,564,746	1,574,454	1,517,748

	As of	As of	As of
	September 30,	December 31,	December 31,
	2021	2020	2019
	(Unaudited)	(Audited)	(Audited)
Balance sheet data
Current assets	$3,953,597	$3,683,293	$2,561,268
Total assets	4,908,956	4,813,266	4,047,318
Current liabilities	5,117,776	5,903,689	3,998,740
Total liabilities	5,672,322	6,146,964	4,402,949
Total temporary equity	2,596,447	-	-
Total deficit	(3,359,813)	(1,333,698)	(355,631)
Total liabilities and stockholders’ deficit	$4,908,956	$4,813,266	$4,047,318

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and related notes and other financial information appearing elsewhere in this prospectus, which include additional information about our accounting policies, practices, and the transactions underlying our financial results. In addition to historical information, this prospectus contains forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to the factors discussed under “Cautionary Statements” appearing elsewhere in this prospectus and the risks and uncertainties described or identified in “Risk Factors” in this prospectus.

Please also refer to “Non-GAAP Financial Measures” discussed elsewhere in this prospectus.

The following discussion should be read in conjunction with the Business section contained elsewhere in this prospectus, and our consolidated financial statements and accompanying notes to consolidated financial statements included in this prospectus. Our Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is segregated into four sections, including:

Executive Overview. This section provides a summary of our operating performance and cash flows, industry trends and our strategic initiatives.

Critical Accounting Policies and Estimates. This section describes the accounting areas where management makes critical estimates to report our financial condition and results of operations.

32

Results of Operations. This section provides an analysis of our consolidated results of operations for the two comparative periods presented in our consolidated financial statements.

Liquidity, Capital Resources and Financial Position. This section provides an analysis of cash flow, contractual obligations, and certain other matters affecting our financial position.

Impact of the COVID-19 Pandemic on Our Business

The impact of the government and the business economic response to the COVID-19 pandemic has affected demand across the majority of our markets and disrupted work on projects. The COVID-19 pandemic is expected to have continued adverse effects on our sales, project implementation, operating margins, and working capital. As of the date of this filing, uncertainty continues to exist concerning the magnitude and duration of the economic impact of the COVID-19 pandemic.

In response to the COVID-19 pandemic and its changing conditions the Company reduced its operational expenses to conserve its cash resources. Many expenses, including travel, marketing, headcount, work hours, and compensation were reduced, deferred, or eliminated while still allowing us to meet our customer obligations and develop new business. As the fiscal year progressed and our sales rebounded, and we were able to obtain additional funds through a forgivable bank loan, we restored our workforce and compensation.

Due to the speed with which the COVID-19 pandemic developed and the resulting uncertainties, including the depth and duration of the disruptions to customers and suppliers, its future effect on our business, on our results of operations, and on our financial condition, cannot be predicted. We expect that the economic disruptions will continue to have an effect on our business over the longer term. Despite this uncertainty, we continue to monitor costs and continue to take actions to reduce costs so as to mitigate the impact of the COVID-19 pandemic to the best of our ability, although they may not be sufficient in the long-run for us to avoid reduced sales, increased losses and reduced operating cash flows.

Executive Overview

CEA Industries Inc. is a technology, engineering, and services provider to the global controlled environment agriculture (CEA) industry. The CEA industry is one of the fastest-growing sectors of the United States’ economy. From leafy greens (kale, Swiss chard, mustard, cress), microgreens (leafy greens harvested at the first true leaf stage), ethnic vegetables and small fruits (such as strawberries, blackberries and raspberries) to bell peppers, cucumbers, tomatoes, and cannabis, some producers grow crops indoors in response to market dynamics or as part of their preferred farming practice. In service of the CEA, our principal service and product offerings include: (i) floor plans and architectural design of cultivation facilities, (ii) licensed mechanical, electrical, and plumbing (MEP) engineering of commercial scale environmental control systems specific to cultivation facilities, (iii) process cooling systems and other climate control systems, (iv) air handling equipment and systems, (v) LED lighting, benching and racking solutions for indoor cultivation, (vi) automation and control devices, systems and technologies used for environmental, lighting and climate control, and (vii) preventive maintenance services for CEA facilities. Our customers include commercial, state- and provincial-regulated CEA growers in the U.S. and Canada as well as in other international locations. Customers are those growers building new facilities and those expanding or retrofitting existing facilities, with both ranging in size from several thousand to more than 100,000 square feet.

Historically, our revenue stream is derived primarily from supplying our products, services and technologies to commercial indoor facilities that grow cannabis, but we have served facilities growing other crops and we intend to pursue such facilities more in the future.

We have three core assets that we believe are important to our going-forward business strategy. First, we have multi-year relationships with customers and others in the CEA industry, notably in the cannabis segment. Second, we have specialized engineering know-how and experience gathered from designing environmental control systems for CEA cultivation facilities since 2016. Third, we have a line of proprietary environmental control products, which we are in the process of expanding.

33

We are an integrated provider of MEP (mechanical, electrical, plumbing) engineering design, proprietary environmental control equipment, and controls and automation offerings serving the CEA industry. Historically, nearly all of our customers have been in the cannabis cultivation business. We believe our employees have more experience than most other MEP firms serving this industry. Our customers engage us for their environmental and climate control systems because they want experts to design their facilities, and they come to us because of our reputation. We leverage our reputation and know-how against the many local contractors and MEP engineers who collectively constitute our largest competitors.

The three key pillars of our corporate strategy for growing the Company and increasing shareholder value are:

Organic growth. We serve a market for the construction and expansion of controlled environment agriculture (CEA) facilities and businesses that is projected to grow at a 20%+ compound annual growth rate for the foreseeable future. Our primary vertical market of cannabis cultivation facilities has been joined by the similarly rapidly growing urban vertical farming market to create two market opportunity segments that we are positioned to serve.

In May of 2021 we announced a new strategy for our organic growth, which included:

New markets. We decided to expand our business development plan to pursue non-cannabis CEA facilities, at least doubling our total addressable market.

New products & services. We decided to expand our product offerings from primarily environmental control to now offer all of the primary technologies and services required in a CEA facility. Our primary objective in expanding our service and product offerings was to improve our customers’ operations and sustainability, increase customer acquisition, and enhance our revenue and revenue recurrence. Our expanded offering now include: architectural design, lighting, benching, HVACD, sensing & control systems, CO2 dosing and control, water filtration & condensate reclamation, irrigation & fertigation systems, and wastewater treatment. We also now offer preventative maintenance services on a recurring subscription basis for cultivation facilities.

New trade name. In May of 2021 we adopted the trade name Surna Cultivation Technologies instead of Surna Inc. because we believe that the new name will more clearly identify our business to prospects and make us easier to find on various social media and search engines.

Customer Operations – first and foremost we seek to help our customers build the most effective and efficient facility possible. We believe that we are uniquely positioned to engineer all of the complex components of a CEA facility into a holistic whole because of our dedicated engineering staff and our experience including over 200 commercial facilities. Our 15 years in the business has provided us a wide network of technology vendors from which we curate a selection of the best products. In addition, we are the leading experts in applying the most challenging component of the technical infrastructure, the environmental controls, and we have the knowledge required to engineer the interactions among the required components. A professional engineer (PE) license is required for all MEP engineering work, and this engineering competence is one of our greatest strengths.

Sustainability – indoor cultivation facilities, like data centers, are resource intensive. Several U.S. states have implemented building code changes that place limits on the energy consumption allowed within cultivation facilities, and we anticipate that more states will do the same. Among our objectives is to provide our customers with the most energy-efficient alternatives for their infrastructure. Energy and resource efficiency is a high priority to us as engineers, and our most senior engineering staff hold the LEED (Leadership in Energy and Environmental Design) credential. Our CEO previously helped build a cleantech company, has been involved in the cleantech industry for over five years, and published a book on selling energy efficient technologies. We believe that we are in a position to lead the industry in sustainability initiatives which our customers will highly value.

Customer Acquisition – By offering Facility Selection & Design services we seek to build relationships with prospects at the earliest opportunity in the lifecycle of the cultivation business. By expanding our offerings to include nearly every piece of the technical infrastructure required in a facility we hope to engage at the earliest possible moment with the customer and earn the opportunity to provide all the products and services required for the facility. Our post-start-up, lifecycle services will help us maintain a relationship with the customer as long as the facility is in operation. Our observation is that our customers want to grow plants, not maintain the technical infrastructure of complex systems, and we believe that they will accept our offer to do so, as some already have.

34

Revenue and Revenue Recurrence – We believe that our revenue can be expanded by offering most of the primary technical infrastructure components for a cultivation facility. For example, if we are able to provide all of the primary infrastructure components to a cultivation facility, our revenue on a project could be up to 200% higher than if we provided the environmental controls systems alone. In the past we did not have products or services to offer our customers after a facility was constructed. We have recently begun to offer preventative maintenance services, and we believe that by expanding this service offering we will be able to gain long-term recurring revenue on a subscription basis.

Seek strategic relationships, mergers, and acquisitions to add to our existing business. We enjoy wide brand recognition in the cannabis cultivation industry because of our longevity in the market segment (15 years) and the number of cultivation projects (over 200 commercial projects) we have served. Our core expertise is engineering the environmental controls of these facilities, which is a sophisticated engineering challenge due to the high humidity (latent heat) and heat load (sensible heat) within these facilities. Not only are the loads high, but the environmental conditions within these facilities must be held closely within limits that the facility’s managers request. Engineering to meet these limits requires us to consider all of the primary components within the facility: lighting, irrigation, HVACD, fertigation, sensors, controls, CO2 dosing, monitoring and alarms, facility physical limits such as power availability, and energy consumption. We believe that the expertise gained in working with many of the primary components provides us with a uniquely well-informed view of the efficacy of the many primary components on offer in the marketplace. We further believe that this knowledge will help us make wise choices of which products to pursue for strategic relationships, and which providers to potentially merge with or acquire. For smaller component providers we believe that our publicly traded platform and our existing sales and marketing reach will make us an attractive partner.

Raise capital and uplist to a senior exchange. In 2019 our revenue grew 59% year-over-year, and we had our first-ever cash flow positive year. Despite the challenges brought on by the COVID-19 pandemic in the first half of 2020, we believe that our revenue growth in 2019 and then in the Q3 2020 – Q3 2021 period validates our market opportunity and our business model. We also recognize that the costs of being a small public company are substantial and require cash that could otherwise be used to sustain and grow the business. We believe that there is only one solution to this issue: rapid revenue and margin growth. We believe that we have growth opportunities, but we are capital constrained and must seek outside financing to pursue the growth we believe we can achieve.

Revenue. Our 2020 revenue was $8,514,000. Our 2020 revenue represents a decrease of 44% compared to 2019. One of our MFO customers accounted for 28% of our 2020 revenue. We believe, among other things, that we need to build a diversified sales pipeline of Multi Facility Operators or MFO’s (MFOs), which we believe will increase our consistency and predictability of revenue.

Gross Margin. Our 2020 gross margin was 18.2%, a decrease from 29.9% in 2019. This decrease was primarily due to our fixed cost base, a lower margin on equipment sales, and an increase in variable costs as a percent of revenue as described in Results of Operations below.

Profitability. Our 2020 adjusted net loss was $1,239,000 compared to a 2019 adjusted net income of $92,000. Our adjusted net income (loss) is a key management metric and point of focus for us because it provides a proxy for the cash we generate from operations.

Capital Resources. Our working capital remains negative, and we have limited capital resources, which are impediments to the overall viability of our business as planned. The effect of the COVID-19 response has presented further challenges for us in 2020. Without increasing our current revenue and adding new sources of revenue, we cannot predict our future. As discussed elsewhere in this prospectus, we have taken steps to reduce costs. We cannot predict how long our cost cutting measures will sustain the Company or how long the current economic situation will last.

35

Contract Bookings. Our bookings dropped significantly in the first half of 2020 but recovered in the second half, and our backlog at December 31, 2020, was $8,448,000, a decrease of $1,110,000, or 12%, from our December 31, 2019 backlog. During 2020, we had net bookings of $7,404,000, consisting of: (i) $10,343,000 of new sales contracts executed in 2020, (ii) $151,000 net positive changes orders, and (iii) $3,089,000 in project cancellations.

The following table sets forth: (i) our beginning backlog (the remaining contract value of outstanding sales contracts for which we have received an initial deposit as of the previous period), (ii) our net bookings for the period (new sales contracts executed during the period for which we received an initial deposit, net of any adjustments including cancellations and change orders during the period), (iii) our recognized revenue for the period, and (iv) our ending backlog for the period (the sum of the beginning backlog and net bookings, less recognized revenue). Based on the current economic climate and our cost cutting measures, there is no assurance that we will be able to continue to obtain the level of bookings that we have had in the past and or fulfill our current backlog, and we may experience contract cancellations, project scope reductions and project delays.

	For the quarter ended
	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020
Backlog, beginning balance	$10,143,000	$9,558,000	$8,875,000	$5,592,000	$8,198,000
Net bookings, current period	$3,134,000	$1,127,000	$(1,601,000)	$4,241,000	$3,637,000
Recognized revenue, current period	$3,719,000	$1,810,000	$1,682,000	$1,635,000	$3,387,000
Backlog, ending balance	$9,558,000	$8,875,000	$5,592,000	$8,198,000	$8,448,000

As has historically been the case at each quarter-end, there remains significant uncertainty regarding the timing of revenue recognition of our backlog as of December 31, 2020. As of December 31, 2020, $2,643,000 of our backlog, or 31%, was attributable to customer contracts for which we have only received an initial advance payment to cover our engineering services (“engineering only paid contracts”). There are always risks that the equipment portion of our engineering only paid contracts will not be completed or will be delayed, which could occur if the customer is dissatisfied with the quality or timeliness of our engineering services, there is a delay or abandonment of the project due to the customer’s inability to obtain project financing or licensing, or the customer determines not to proceed with the project due to economic factors, such as declining cannabis wholesale prices in the state.

We have provided an estimate in our consolidated financial statements for when we expect to recognize revenue on our remaining performance obligations (i.e., our Q4 2020 backlog), using separate time bands, with respect to engineering only paid contracts and partial equipment paid contracts. However, there continues to be significant uncertainty regarding the timing of our recognition of revenue in our Q4 2020 backlog. Refer to the Revenue Recognition section of Note 2 in our consolidated financial statements, included as part of this prospectus for additional information on our estimate of future revenue recognition on our remaining performance obligations.

Our backlog, remaining performance obligations and net bookings may not be indicative of future operating results, and our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including delays in or inability to obtain project financing or licensing or abandonment of the project entirely. Accordingly, there can be no assurance that contracts included in backlog or remaining performance obligations will actually generate revenues or when the actual revenues will be generated. Net bookings and backlog are considered non-GAAP financial measures, and therefore, they should be considered in addition to, rather than as a substitute for, our GAAP measures for recognized revenue, deferred revenue and remaining performance obligations. Further, we can provide no assurance as to the profitability of our contracts reflected in remaining performance obligations, backlog and net bookings.

36

Critical Accounting Policies and Estimates

This discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States of America. Certain accounting policies are particularly important to the understanding of our financial position and results of operations and require the application of significant judgment by our management or can be materially affected by changes from period to period in economic factors or conditions that are outside of our control. As a result, they are subject to an inherent degree of uncertainty. In applying these policies, management uses their judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on our historical operations, our future business plans and projected financial results, the terms of existing contracts, observance of trends in the industry, information provided by our customers, and information available from other outside sources, as appropriate. Actual results could materially differ from those estimates. For information regarding our critical accounting policies as well as recent accounting pronouncements, please see both Note 2 from our December 31, 2020 audited financial statements and Note 1 from our September 30, 2021 unaudited financial statements, respectively, included in the Index to Financial Statements section of this prospectus.

Results of Operations

This section includes a summary of our historical results of operations, followed by detailed comparisons of our results for (i) the three months and the nine months ended September 30, 2021 and 2020 and (ii) the years ended December 31, 2020 and 2019. We have derived this data from our interim and annual consolidated financial statements included elsewhere in this prospectus.

Nine Months Ended September 30, 2021 Compared to Nine Months Ended September 30, 2020

Financial Overview

Our revenue for the nine months ended September 30, 2021 was $10.6 million compared to $5.1 million for the same period last year, an increase of $5.5 million, or 106%. We had a net loss of $0.9 million for the nine months ended September 30, 2021 as compared to a net loss of $1.8 million for the same period last year, a decrease of $0.9 million, or 49%. Our adjusted net loss for the nine months ended September 30, 2021 was $0.7 million compared to $1.4 million for the same period last year, an decrease of $0.7 million, or 52%. Adjusted net income (loss), a Non-GAAP metric, is defined as our GAAP net income (loss) after adjustment for our non-cash equity compensation expenses, other non-cash equity expense, debt-related items and depreciation expense. The table below reflects this calculation. We consider this a key financial metric as we focus on achieving breakeven on better operating cash flow. The GAAP financial measures most directly comparable to adjusted net income (loss) is the GAAP net income (loss).

	For the nine months ended September 30, 2021:
(in thousands of US Dollars)	2021	2020
GAAP Net Income (Loss):	$(936)	$(1,822)
Non-Cash Add Backs:
Stock Based Compensation	227	354
Depreciation & Amortization	49	86
Total Non-Cash Add-Backs:	276	440
Adjusted Net Income (Loss):	$(660)	$(1,382)

Revenues and Cost of Goods Sold

Revenue for the nine months ended September 30, 2021 was $10,582,000, compared to $5,127,000 for the nine months ended September 30, 2020, representing an increase of $5,455,000, or 106% due to strong bookings in the first quarter of 2021 along with a COVID-19-driven slowdown impacting revenue for the nine months ended September 30, 2020.

Cost of revenue increased by $4,339,000, or 112%, from $3,870,000 for the nine months ended September 30, 2020 to $8,208,000 for the nine months ended September 30, 2021 primarily due to the increase in revenue.

The gross profit for the nine months ended September 30, 2021 was $2,374,000 compared to $1,257,000 for the nine months ended September 30, 2020, an increase of 89%. Gross profit margin decreased by two percentage points from 24.5% for the nine months ended September 30, 2020 to 22.4% for the nine months ended September 30, 2021 primarily due to an increase in variable costs as a percent of total revenue, offset by a decrease in fixed costs as a percent of total revenue.

37

Our fixed costs (which include engineering, service, manufacturing and project management salaries and benefits and manufacturing overhead) totaled $1,032,000, or 10% of total revenue, for the nine months ended September 30, 2021 as compared to $864,000, or 17% of total revenue, for the nine months ended September 30, 2020. The increase of $168,000 was due to an increase in salaries and benefits (including stock-based compensation) of $174,000, offset by a decrease in fixed overhead of $6,000.

Our variable costs (which include the cost of equipment, outside engineering costs, shipping and handling, travel and warranty costs) totaled $7,177,000, or 68% of total revenue, in the nine months ended September 30, 2021 as compared to $3,006,000, or 59% of total revenue, in the nine months ended September 30, 2020. The increase in variable costs was primarily due to higher equipment costs as a result of higher revenue and a reduction in the selling price of our equipment resulting in lower equipment margins. Other factors included: (i) an increase in warranty of $167,000 which was partially the result of a reimbursement in 2020 from a customer for costs incurred in 2019 related to a failure later deemed to be non-warranty, (ii) an increase in travel of $71,000, offset by (iii) a decrease in outside engineering services of $65,000, (iv) a decrease in other variable costs of $29,000 related to project management consulting services incurred in 2020, (v) a $24,000 decrease in excess and obsolete inventory, and (vi) a decrease in shipping and handling of $9,000.

We continue to focus on gross margin improvement through a combination of, among other things, more disciplined pricing, better absorption of our fixed costs as we convert our increased bookings into revenue, and the implementation over time of lower-cost supplier alternatives.

Operating Expenses

Operating expenses increased to $3,386,000 for the nine months ended September 30, 2021, from $3,092,000 for the nine months ended September 30, 2020, an increase of $294,000, or 10%. The operating expense increase consisted of: (i) an increase in advertising and marketing expenses of $236,000, (ii) an increase in selling, general and administrative expenses (“SG&A expenses”) of $40,000, and (iii) an increase in product development expense of $19,000.

The increase in marketing expenses was primarily due to (i) an increase in advertising and promotion expense of $98,000, (ii) an increase in salaries and benefits (including stock compensation) of $86,000, (iii) an increase of $65,000 for expenses related to trade shows, offset by (iv) a decrease in outside services and other marketing expenses of $11,000.

The increase in SG&A expenses for the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020, was due primarily to: (i) an increase of $148,000 for commissions, (ii) an increase in salaries, benefits and other employee related costs of $107,000, (iii) an increase of $98,000 for investor relations expenses, (iv) an increase in facilities, office and other expenses of $32,000, (v) an increase in business taxes, licenses and fees of $19,000, offset by (vi) a decrease of $204,000 in stock related compensation expense to employees, consultants and directors, (vii) a decrease in bad debt of $70,000, (viii) a decrease of $37,000 for depreciation, (ix) a decrease of $27,000 in accounting and other professional fees, and (x) a decrease in cash paid for directors’ fees of $15,000.

The increase in product development costs was due to an increase in materials costs of $35,000 offset by a decrease in salaries and benefits (including stock compensation) of $17,000.

Operating Income (Loss)

We had operating loss of $1,012,000 for the nine months ended September 30, 2021, as compared to an operating loss of $1,835,000 for the nine months ended September 30, 2020, a decrease of $822,000, or 45%. The operating loss for the nine months ended September 30, 2021 included $160,000 of non-cash, stock-based compensation and $49,000 of depreciation expense, compared to $354,000 of non-cash, stock-based compensation and $86,000 of depreciation expense for the nine months ended September 30, 2020. Excluding these non-cash items, our operating loss decreased by $591,000, or 42%.

38

Other Income (Expense)

We had other income (net) of $76,000 for the nine months ended September 30, 2021 compared to other income (net) of $12,000 for the nine months ended September 30, 2020. Other income for the nine months ended September 30, 2021 primarily consisted of income of $138,000 related to the Employee Retention Credit as part of the CARES act, $48,000 for rental income from the sub-lease of a portion of our facility, offset by $107,000 in expense related to the settlement of litigation with a former employee and $3,000 for interest expense. Other income for the nine months ended September 30, 2020 consisted of approximately $24,000 in storage fees charged to a customer due to the delay of their project, offset by interest expense.

Net Income (Loss)

Overall, we had net loss of $936,000 for the nine months ended September 30, 2021 as compared to a net loss of $1,822,000 for the nine months ended September 30, 2020, a decrease of $886,000, or 49%. The net loss for the nine months ended September 30, 2021 included $160,000 of non-cash, stock-based compensation, $67,000 of other stock-based expense (related to the settlement of litigation with a former employee), and $49,000 of depreciation expense, compared to $354,000 of non-cash, stock-based compensation and $86,000 of depreciation expense for the nine months ended September 30, 2020. Excluding these non-cash items, our net loss decreased by $722,000, or 52%.

Our Bookings, Backlog and Revenue

During the three months ended September 30, 2021, we executed new sales contracts with a total contract value of $5,693,000. During this same period, we had positive change orders of $395,000 and cancellations of $488,000. The cancellations were based on discussions with customers who have abandoned their projects. After adjustments for these change orders and cancellations, our net bookings in the three months ended September 30, 2021 were $5,600,000, representing an increase of $4,680,000 (or 509%) from net bookings of $919,000 in the second quarter of 2021.

Our backlog at September 30, 2021 was $9,881,000, an increase of $1,894,000, or 24%, from June 30, 2021. The increase in backlog is the result of our higher net bookings in the third quarter. Our backlog at September 30, 2021 includes booked sales orders of $1,250,000 (13% of the total backlog) from several customers that we do not expect to be realized until late 2022. We believe the sales orders in this portion of our backlog have an elevated level of risk and may, ultimately, be delayed or cancelled by our customers. Therefore, investors should not view backlog as earned revenue.

The following table sets forth: (i) our beginning backlog (the remaining contract value of outstanding sales contracts for which we have received an initial deposit as of the previous period), (ii) our net bookings for the period (new sales contracts executed during the period for which we received an initial deposit, net of any adjustments including cancelations and change orders during the period), (iii) our recognized revenue for the period, and (iv) our ending backlog for the period (the sum of the beginning backlog and net bookings, less recognized revenue).

	For the quarter ended
	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021	September 30, 2021
Backlog, beginning balance	$5,592,000	$8,198,000	$8,448,000	$11,578,000	$7,987,000
Net bookings, current period	$4,241,000	$3,637,000	$5,497,000	$919,000	$5,600,000
Recognized revenue, current period	$1,635,000	$3,387,000	$2,367,000	$4,510,000	$3,706,000
Backlog, ending balance	$8,198,000	$8,448,000	$11,578,000	$7,987,000	$9,881,000

39

The completion of a customer’s new build facility project is dependent upon the customer’s ability to secure funding and real estate, obtain a license and then build their cultivation facility so they can take possession of the equipment. Accordingly, the time it takes for these customers to complete a new build project, which corresponds to when we are able to recognize revenue, is driven by numerous factors including: (i) the large number of first-time participants interested in the indoor cannabis cultivation business; (ii) the complexities and uncertainties involved in obtaining state and local licensure and permitting; (iii) local and state government delays in approving licenses and permits due to lack of staff or the large number of pending applications, especially in states where there is no cap on the number of cultivators; (iv) the customer’s need to obtain cultivation facility financing; (v) the time needed, and coordination required, for our customers to acquire real estate and properly design and build the facility (to the stage when climate control systems can be installed); (vi) the large price tag and technical complexities of the climate control and air sanitation system; (vii) the availability of power; and (viii) delays that are typical in completing any construction project.

As has historically been the case for the Company at each quarter-end, there remains significant uncertainty regarding the timing of revenue recognition of our backlog as of September 30, 2021. As of September 30, 2021, 12% of our backlog was attributable to customer contracts for which we have only received an initial advance payment to cover our engineering services (“engineering only paid contracts”). There are always risks that the equipment portion of our engineering only paid contracts will not be completed or will be delayed, which could occur if the customer is dissatisfied with the quality or timeliness of our engineering services, there is a delay or abandonment of the project due to the customer’s inability to obtain project financing or licensing, or the customer determines not to proceed with the project due to economic factors, such as declining cannabis wholesale prices in the state.

In contrast, after the customer has made an advance payment for a portion of the equipment to be delivered under the contract (“partial equipment paid contracts”), we typically are better able to estimate the timing of revenue recognition since the risks and delays associated with licensing, permitting and project funding are typically mitigated once the initial equipment payment is received. As of September 30, 2021, 88% of our backlog was attributable to partial equipment paid contracts.

We have provided an estimate in our condensed consolidated financial statements for when we expect to recognize revenue on our remaining performance obligations (i.e., our Q3 2021 backlog), using separate time bands, with respect to engineering only paid contracts and partial equipment paid contracts. There continues to be significant uncertainty regarding the timing of our recognition of revenue on our Q3 2021 backlog. Refer to the Revenue Recognition section of Note 1 in our condensed consolidated financial statements, included as part of this Quarterly Report for additional information on our estimate of future revenue recognition on our remaining performance obligations.

Our backlog, remaining performance obligations and net bookings may not be indicative of future operating results, and our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including delays in or inability to obtain project financing or licensing or abandonment of the project entirely. Accordingly, there can be no assurance that contracts included in backlog or remaining performance obligations will generate revenues or when the revenues will be generated. Net bookings and backlog are considered non-GAAP financial measures, and therefore, they should be considered in addition to, rather than as a substitute for, our GAAP measures for recognized revenue, deferred revenue and remaining performance obligations. Further, we can provide no assurance as to the profitability of our contracts reflected in remaining performance obligations, backlog and net bookings.

40

Financial Condition, Liquidity and Capital Resources

Cash, Cash Equivalents and Restricted Cash

As of September 30, 2021, we had cash and cash equivalents of $2,284,000, compared to cash and cash equivalents of $2,285,000 as of December 31, 2020, a nominal decrease. The $1,000 decrease in cash and cash equivalents during the nine months ended September 30, 2021, was primarily the result of cash used in our operating activities of $1,761,000, offset by proceeds from the sale of Series B preferred stock and warrants (net of issuance costs) of $1,260,000 via a financing concluded in September 2021 and proceeds from a note payable of $514,000. Our cash is held in bank depository accounts in certain financial institutions. During the nine months ended September 30, 2021, we held deposits in financial institutions that exceeded the federally insured amount. During the nine months ended September 30, 2021, the Company transferred a balance of $180,000 into a new bank account which was to be used for the sole purpose of paying certain warranty claims. The balance on this restricted bank account as of September 30, 2021 was $0.

As of September 30, 2021, we had accounts receivable (net of allowance for doubtful accounts) of $32,000, inventory (net of excess and obsolete allowance) of $480,000, and prepaid expenses of $1,143,000 (including $879,000 in advance payments on inventory purchases). While we typically require advance payment before we commence engineering services or ship equipment to our customers, we have made exceptions requiring us to record accounts receivable, which carry a risk of non-collectability especially since most of our customers are funded on an as-needed basis to complete facility construction. We expect our exposure to accounts receivable risk to increase as we continue to pursue larger projects.

As of September 30, 2021, we had total accounts payable and accrued expenses of $1,674,000, deferred revenue of $3,060,000, accrued equity compensation of $109,000, other current liabilities of $37,000 and the current portion of operating lease liability of $238,000. As of September 30, 2021, we had a working capital deficit of $1,164,000, compared to a working capital deficit of $2,220,000 as of December 31, 2020. The decrease in our working capital deficit was primarily related to (i) a decrease in deferred revenue of $665,000, (ii) an increase in inventory of $153,000, (iii) a decrease in accounts payable and accrued liabilities of $110,000, and (iv) an increase in prepaid expenses of $106,000.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

Summary of Cash Flows

The following summarizes our approximate cash flows for the nine months ended September 30, 2021 and 2020:

	For the Nine Months Ended September 30,
	2021	2020
Net cash used in operating activities	$(1,761,000)	$600,000
Net cash used in investing activities	(14,000)	(4,000)
Net cash provided by financing activities	1,774,000	554,000
Net decrease in cash	$(1,000)	$1,150,000

Operating Activities

We incurred a net loss for the nine months ended September 30, 2021 of $936,000 and have an accumulated deficit of $28,380,000 as of September 30, 2021.

Cash used in operations for the nine months ended September 30, 2021 was $1,761,000 compared to cash provided by operations of $600,000 for the nine months ended September 30, 2020, an increase in cash usage of $2,361,000.

The increase in cash used in operating activities during the nine months ended September 30, 2021 was primarily attributable to: (i) a decrease in cash used to fund working capital of $3,087,000, (ii) a decrease in net loss of $886,000, and (iii) a decrease of $160,000 in non-cash operating charges.

The significant changes in working capital related to: (i) a decrease in deferred revenue (which represents cash received from customers in advance of the performance of services or the delivery of equipment) of $665,000, (ii) an increase in inventory of $153,000, (iii) a decrease in accounts payable and accrued liabilities of $111,000, and (iv) an increase in prepaid expenses of $106,000.

The significant change in non-cash operating charges was due to (i) a decrease in share-based compensation of $202,000, (ii) a decrease in depreciation and amortization expense of $36,000, and (iii) an increase in other share-based compensation of $67,000.

41

Investing Activities

The $14,000 cash used in investing activities during the nine months ended September 30, 2021 was related to the purchase of property and equipment of $15,000, offset by proceeds from the sale of property equipment of $1,000. Cash used in investing activities during the nine months ended September 30, 2020 was related to the purchase of property and equipment of $4,000.

Financing Activities

Cash flows from financing activities during the nine months ended September 30, 2021, was the result of cash proceeds from the sale of preferred stock and warrant (net of issuance costs) of $1,260,000. Additionally, the Company entered into a note payable with its current bank in the principal amount of $514,000, for working capital purposes. During the nine months ended September 30, 2020, the Company entered into a note payable with its current bank in the principal amount of $554,000, for working capital purposes.

Series B Preferred Stock Financing

On September 28, 2021, Surna Inc. (the “Company”) sold to an institutional investor (the “Investor”), 3,300 shares of Series B Convertible Preferred Stock, stated value $1,000 per share, currently convertible into 385,964 shares of common stock, and a warrant to purchase up to 192,982 shares of common stock (“Investor Warrant”), for an aggregate purchase price of $3,000,000 (“Consideration”). The Company received net proceeds of approximately $2,625,000, paid in two closings.

The Series B Preferred Stock has an annual dividend of 8% and has an initial common stock conversion price of $8.55. The conversion rate is subject to adjustment in various circumstances, including stock splits, stock dividends, pro rata distributions, fundamental transactions and upon a triggering event and subject to reset if the common stock of the Company sold in any subsequent equity transaction, including a qualified offering, is sold at a price below the then conversion price. The Series B Preferred Stock is mandatorily convertible on the third anniversary of its issuance. All conversions of the Series B Preferred Stock are subject to a blocker provision of 4.99%. The Company will reserve 200% of the number of shares of common stock into which the Series B Preferred Stock and Investor Warrant may be converted or exercised. On January 28, 2022, we agreed with the Series B investor to redeem 1,650 shares of our Series B Preferred Stock for approximately $2.0 million following the closing of this offering, and at the completion of the offering, the Series B investor will convert its remaining 1,650 shares of Series B Preferred Stock, plus accrued and unpaid dividends into the securities being offered hereby, at a rate equal to 75% of the public offering price. The securities being issued to the Series B investor will be subject to a 90 day lock-up.

The Series B Preferred Stock agreements had several covenants to be performed by the Company, including to increase the authorized capital of the Company, increase the reservation of shares of common stock to cover any conversions of the loan amount and exercise of the warrants, and redeem the Class A Preferred Stock. On November 3, 2021, filed an amendment to its articles of incorporation increasing the authorized capital to one billion shares of capital stock, of which 850,000,000 are designated as common stock and 150,000,000 are designated as preferred stock. Also on November 3, 2021, we were authorized to redeem the outstanding Series A Preferred Stock, which was completed on November 4, 2021. The Company also increased the number of shares reserved for conversion and exercise of the investor’s securities.

The Investor was granted a right of participation in future private offerings and has agreed to a 90 day lock-up in connection with a qualified offering. A “qualified offering” is the first public offering after the sale of the Series B Preferred Stock in which the common stock of the Company is listed on a national exchange.

The Investor Warrant may be exercised until September 28, 2024, at an initial exercise price of $9.45, subject to adjustment. The Investor Warrant provides for cashless exercise if the underlying shares of common stock are not registered for resale, and all issuances of common stock upon exercise are subject to a 4.99% blocker provision.

42

The Company granted the Investor registration rights for the shares of common stock underlying the Series B Preferred Stock and the Investor Warrants. The Company must file a registration statement no later than 180 days after the date of a qualified offering and have it effective in 45 days if there is no Securities and Exchange Commission (“SEC”) review, or if there is a review, within 75 days. The Company must keep the registration statement effective until all the shares registered have been sold or may be sold under Rule 144, without regard to volume and holding period restrictions.

The Company engaged ThinkEquity LLC (“ThinkEquity”) as its placement agent and paid a total cash fee of 9%, or $270,000, and its expenses, less prepaid expenses, and issued to ThinkEquity and its designees a warrant to purchase up to an aggregate of 34,737 shares of common stock. The exercise price of the warrant initially will be $10.40 per share, subject to typical adjustment provisions, and exercisable for a term of three years. The warrant has registration rights.

Comparison of Years ended December 31, 2020 and 2019

Financial Overview

Our revenue for the year ended December 31, 2020 was $8,514,000 compared to $15,224,000 for the year ended December 31, 2019, a decrease of $6,710,000, or 44%. Overall, we had a net loss of $1,759,000 for the year ended December 31, 2020 as compared to a net loss of $1,339,000 for the year ended December 31, 2019, an increase of $420,000, or 31%. Our 2020 adjusted net loss was $1,239,000 compared to a 2019 adjusted net income of $92,000. Our adjusted net income (loss) is our GAAP net income (loss) after addback for our non-cash equity compensation expenses, debt-related items and depreciation expense. Historically, one of the most significant financial challenges we face is the inconsistent and unpredictable revenue we generate quarter-over-quarter, and our revenue and cash flow remain difficult to predict.

Revenues and Cost of Goods Sold

Revenue for the year ended December 31, 2020 was $8,514,000 compared to $15,224,000 for the year ended December 31, 2019, a decrease of $6,710,000, or 44%. This revenue decrease was partly the result of our decreased net bookings in 2020, which fell from $16,300,000 in 2019 to $7,405,000 in 2020, or 55%. We remain unable to consistently convert our backlog into revenue on a quarter-over-quarter basis. Our revenue conversion is largely dependent on customer-centric factors—outside of our control—such as industry uncertainty, project financing concerns, the licensing and qualification of our prospective customers, and other reasons such as a challenging business climate including an overall post-COVID-19 economic downturn, which makes it difficult for us to predict when we will recognize revenue on our backlog.

Cost of revenue decreased by $3,714,000 from $10,676,000 for the year ended December 31, 2019 to $6,961,000 for the year ended December 31, 2020.

The gross profit for the year ended December 31, 2020 was $1,553,000 compared to $4,549,000 for the year ended December 31, 2019. Gross profit margin decreased by approximately twelve percentage points from 29.9% for the year ended December 31, 2019 to 18.2% for the year ended December 31, 2020. This decrease was primarily due to our fixed cost base, a lower margin on equipment sales, and an increase in variable costs as a percent of revenue as described below.

Our revenue cost structure is comprised of both fixed and variable components. The fixed cost component represents engineering, manufacturing and project management salaries and benefits and manufacturing overhead that totaled $1,167,000, or 13.7% of total revenue, for the year ended December 31, 2020 as compared to $1,426,000, or 9.4% of total revenue, for the year ended December 31, 2019. The decrease of $259,000 was primarily due to a decrease in salaries and benefits (including stock-based compensation) of $277,000, offset by an increase of $18,000 in fixed overhead. The variable cost component, which represents our cost of equipment, outside engineering costs, shipping and handling, travel and warranty costs, totaled $5,795,000, or 68.1% of total revenue, in the year ended December 31, 2020 as compared to $9,250,000, or 60.8% of total revenue, in the year ended December 31, 2019. In the year ended December 31, 2020 as compared to the prior year, our cost of equipment decreased by $3,331,000 primarily due to the decrease in revenue and a decrease in our equipment margin of 3.5 percentage points. Additionally in the year ended December 31, 2020 as compared to the year ended December 31, 2019: (i) our warranty costs increased by $144,000, (ii) our excess and obsolete inventory and other variable overheads increased by $45,000, which were offset by (iii) a reduction in outside engineering costs of $156,000, (iv) a reduction in shipping and handling costs of $89,000 and, (v) decreased travel of $69,000.

43

Operating Expenses

Operating expenses decreased by 33% from $5,859,000 for the year ended December 31, 2019 to $3,916,000 for the year ended December 31, 2020, a decrease of $1,944,000. The operating expense decrease consisted primarily of: (i) a decrease in selling, general and administrative expenses (“SG&A expenses”) of $1,567,000, (ii) a decrease in advertising and marketing expenses of $246,000 and, (iii) a decrease in product development expenses of $131,000.

The decrease in SG&A expenses for the year ended December 31, 2020 compared to the year ended December 31, 2019, was due primarily to: (i) a decrease of $762,000 in stock-based compensation, (ii) a decrease of $191,000 in commissions, (iii) a decrease in travel of $122,000, (iv) a decrease of $138,000 in accounting and other professional fees, (v) a decrease of $111,000 in loss on asset disposal, (vi) a decrease of $69,000 in board fees, (vii) a decrease of $57,000 in salaries, benefits and other employee related costs, (viii) a decrease of $44,000 in bad debt expense, (ix) a decrease in depreciation of $40,000, (x) a decrease of $17,000 in facilities, insurance and office supplies and, (xi) a decrease in investor relations costs of $15,000.

The decrease in marketing expenses were due primarily to: (i) a decrease of $205,000 for industry trade shows and events, (ii) a decrease in stock-based compensation of $26,000, (iii) a decrease of $17,000 in travel, (iv) a decrease of $15,000 in collateral and other marketing expenses, offset by (v) an increase of $20,000 for web development.

The decrease in product development costs was due to (i) a decrease in materials costs of $88,000, (ii) a decrease in stock-based compensation of $23,000, (iii) a decrease in salaries and benefits of $12,000 and, (iv) a decrease in travel of $7,000.

Operating Loss

We had an operating loss of $2,363,000 for the year ended December 31, 2020, as compared to an operating loss of $1,311,000 for the year ended December 31, 2019, an increase of $1,052,000, or 80%. The operating loss included $406,000 of non-cash, stock-based compensation expenses and $114,000 for depreciation and amortization in the year ended December 31, 2020 as compared to $1,277,000 for stock-based compensation and $154,000 of depreciation and amortization for the year ended December 31, 2019. Excluding these non-cash items, our operating loss increased by $1,964,000.

Other Income (Expense)

Our other income (net) increased by $632,000 from other expense (net) of $28,000 for the year ended December 31, 2019 to other income (net) of $604,000 for the year ended December 31, 2020. This change is primarily due to loan forgiveness of $557,000 and income from a legal judgement of $35,000.

Net Loss

Overall, we had a net loss of $1,759,000 for the year ended December 31, 2020 as compared to a net loss of $1,339,000 for the year ended December 31, 2019, an increase of $420,000. The net loss included $406,000 of non-cash, stock-based compensation costs and depreciation and amortization expense of $114,000 in the year ended December 31, 2020 as compared to non-cash, stock-based compensation expense of $1,277,000 and depreciation and amortization of $154,000 in the year ended December 31, 2019. Excluding these non-cash items, our net loss increased by $1,332,000.

44

Liquidity, Capital Resources and Financial Position

Cash and Cash Equivalents

As of December 31, 2020, we had cash and cash equivalents of $2,285,000, compared to cash and cash equivalents of $922,000 as of December 31, 2019, an increase of 148%. The $1,363,000 increase in cash and cash equivalents during the year ended December 31, 2020 was primarily the result of cash provided by our operating and financing activities. Our cash is held in bank depository accounts in certain financial institutions. We currently have deposits in financial institutions that exceed the federally insured amount.

As of December 31, 2020, we had accounts receivable (net of allowance for doubtful accounts) of $33,000, inventory (net of excess and obsolete allowance) of $327,000, and prepaid expenses and other of $1,038,000 (including $916,000 in advance payments on inventory purchases). While we typically require advance payment before we commence engineering services or ship equipment to our customers, we have made exceptions requiring us to record accounts receivable, which carry a risk of non-collectability especially since most of our customers are funded on an as-needed basis to complete facility construction. We expect our exposure to accounts receivable risk to increase as we pursue larger projects.

As of December 31, 2020, we had no indebtedness, total accounts payable and accrued liabilities of $1,785,000, deferred revenue of $3,724,000, accrued equity compensation of $128,000, and the current portion of operating lease liability of $266,000. As of December 31, 2020, we had a working capital deficit of $2,220,000, compared to a working capital deficit of $1,437,000 as of December 31, 2019.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

Because of the economic situation that developed during 2020, we cannot predict the continuing level of working capital that we will have in the future. Additionally, we cannot predict that our future financial position will not deteriorate due to cancelled or delayed contract fulfillment, reduced sales and our ability to perform our contracts.

Summary of Cash Flows

The following summarizes our cash flows for the years ended December 31, 2020 and 2019:

	For the Years Ended December 31,
	2020	2019
Net cash provided by operating activities	$818,000	$672,000
Net cash used in investing activities	(9,000)	(3,000)
Net cash provided by financing activities	554,000	-
Net increase in cash	$1,363,000	$669,000

Operating Activities

We incurred a net loss for the year ended December 31, 2020 of $1,759,000 compared to a net loss for the year ended December 31, 2019 of $1,339,000. We had an accumulated deficit of $27,444,000 as of December 31, 2020.

Cash provided by operations for the year ended December 31, 2020 was $818,000 compared to cash provided by operations of $672,000 for the year ended December 31, 2019, an increase of $146,000. The increase was primarily attributable to: (i) an increase in cash from working capital of $1,370,000, offset by, (ii) a decrease in non-cash operating charges of $804,000, and (iii) an increase in net loss of $420,000. Significant non-cash items included: (i) a gain on note payable forgiveness of $557,000, (ii) stock-related compensation of $277,000, (iii) $190,000 for amortization of ROU asset, and (iv) depreciation and amortization expense of $120,000.

45

Investing Activities

Cash used in investing activities for the year ended December 31, 2020 was $9,000, compared to cash used in investing activities of $3,000 for the year ended December 31, 2019. The change related to purchases of property and equipment.

Financing Activities

For the years ended December 31, 2020 and 2019, cash from financing activities was $554,000 and $0, respectively. The cash from financing activities was the result of a loan received from our bank on April 22, 2020 which was subsequently forgiven on December 11, 2020. See Note 9 – Note Payable and Accrued Interest.

Going Concern

Our consolidated financial statements for the year ended December 31, 2020, have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Our independent registered public accounting firm included in its audit opinion on our consolidated financial statements for the year ended December 31, 2020, a statement that there is substantial doubt as to our ability to continue as a going concern, and our consolidated financial statements for the year ended December 31, 2020 were prepared assuming that we would continue as a going concern. We have determined that our ability to continue as a going concern is dependent on raising additional capital to fund our operations and ultimately on generating future profitable operations. There can be no assurance that we will be able to raise sufficient additional capital or eventually have positive cash flow from operations to address all of our cash flow needs. If we are not able to generate positive cash flow from operations or find alternative sources of cash, our business and shareholders will be materially and adversely affected. The foregoing factors raise substantial doubt about our ability to continue as a going concern for a period of one year from the date our condensed consolidated financial statements for the year ended December 31, 2020, are issued. Our condensed consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

The Company is subject to a number of risks similar to those of other similar stage and situated companies, including general economic conditions, its customers’ operations and prospects for and ability to obtain project financing, and market and business disruptions, that include the outbreak of COVID-19, dependence on key individuals, successful development, marketing and branding of products; uncertainty of product development and generation of revenues; dependence on outside sources of financing; risks associated with research, development; dependence on third-party suppliers and collaborators; protection of intellectual property; and competition with larger, better-capitalized companies. Ultimately, the attainment of profitable operations is dependent on future events, including obtaining adequate financing to fulfill its development activities and generating a level of revenues adequate to support the Company’s cost structure.

The Company also will be affected by constraints on the availability of capital to its customers and prospects who have commenced, or are contemplating, new or expanded cultivation facilities and the overall impact of the Covid-19 pandemic. The extent to which COVID-19 will impact the Company’s business and financial results will depend on future developments, which are uncertain and cannot be predicted. See Note 16. The duration and likelihood of operational success going forward resulting from the fiscal year 2020 measures of adjusting the workforce reductions and cost-cutting measures are uncertain. If these actions do not meet management’s expectations, or additional capital is not available, there is substantial doubt about the Company’s ability to continue as a going concern. Other factors that will impact the Company’s ability to continue operations include the market demand for the Company’s products and services, the ability to service its customers and prospects, potential contract cancellations, project scope reductions and project delays, the Company’s ability to fulfill its backlog, the management of working capital, and the continuation of normal payment terms and conditions for purchase of the Company’s products. The Company believes its cash balances and cash flow from operations will be insufficient to fund its operations for the next twelve months. If the Company is unable to increase revenues, or otherwise generate cash flows from operations, there is substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the date the financial statements are issued. These consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

46

Capital Raising

Without the proceeds from this offering, we believe our cash balances and cash flow from operations will be insufficient to fund our operations for the next 12 months. If we are unable to increase revenues or otherwise generate cash flows from operations, we will need to raise additional funding to continue as a going concern. Based on management’s estimate for our operational cash requirements, during the first quarter of 2020, we took steps to downsize and reorient our operations to reduce costs. We will need to obtain financing in order to continue our operations and achieve our growth strategies. There can be no assurance that we will be able to raise the necessary financing, when and if needed, on acceptable terms or at all. If our operating results do not meet management’s expectations, or additional capital is not available, management believes it can downsize or reorient operations to reduce certain expenditures. The precise amount and timing of our financing needs cannot be determined accurately at this time, and will depend on a number of factors, including the market demand for our products and services, management of working capital, and continuation of normal payment terms and conditions for purchase of our products and services.

There can be no assurance that the Company will be able to raise debt or equity financing in sufficient amounts, when and if needed, on acceptable terms or at all. The Company’s ability to raise equity capital is also limited by the Company’s stock price, and any such issuance could be highly dilutive to existing shareholders.

Inflation

In the opinion of management, inflation has not had a material effect on our operations to date. However, it is possible that inflation will have an impact going forward. .It is too early to determine if the impact from inflation will be material. Management will continue to monitor inflation and evaluate the possible future effects of inflation on our business and operations.

Contractual Payment Obligations

Refer to Note 4 – Leases of our consolidated financial statements, which are included as part of this prospectus for the further details on our obligations under a lease for our manufacturing and office space.

Commitments and Contingencies

Litigation

As of December 31, 2019, there were 45,000 restricted stock units that had not been settled due to a dispute with a former employee over the required withholding taxes to be paid to the Company for remittance to the appropriate tax authorities. The Company commenced an arbitration action against the former employee regarding the dispute. The former employee also made claims in the arbitration action against the Company for unpaid wages. As stated in a pleading in the arbitration, on March 9, 2020, the Company issued the former employee 45,000 shares of the Company’s common stock in settlement of these restricted stock units after taking measures to mitigate the Company’s exposure to penalties and liability for the failure to properly withhold income taxes. The Arbitrator issued an interim award of approximately $10,000 in the Company’s favor and a finding against the former employee. Effective June 9, 2020, the Arbitrator issued his final award in the Company’s favor in the Colorado arbitration. The Arbitrator found against the former employee and awarded the Company costs of $33,985, with interest at 8% per year. Effective July 22, 2020, the Colorado Court confirmed the Arbitration award and entered a final judgement in favor of the Company and against the former employee. The Company pursued collection of this debt and has now collected the debt owed. This former employee is continuing to pursue separate litigation against the Company for recovery of alleged consulting fees owed to him for the 2015 calendar year prior to his appointment as an executive officer of the Company. The Company strongly disputes the ongoing litigation and in the remote event of an adverse outcome, the amount of any settlement loss for this case is not reasonably estimable as of the date of the issuance of these financial statements.

From time to time, in the normal course of our operations, we are subject to litigation matters and claims. Litigation can be expensive and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict and our view of these matters may change in the future as the litigation and events related thereto unfold. An unfavorable outcome to any legal matter, if material, could have an adverse effect on our operations or our financial position, liquidity or results of operations.

47

Other Commitments

In the ordinary course of business, we may provide indemnifications of varying scope and terms to customers, vendors, lessors, business partners, and other parties with respect to certain matters, including, but not limited to, losses arising out of our breach of such agreements, services to be provided by us, or from intellectual property infringement claims made by third parties. In addition, we have entered into indemnification agreements with our directors and certain of our officers and employees that will require us to, among other things, indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers, or employees. We maintain director and officer insurance, which may cover certain liabilities arising from our obligation to indemnify our directors and certain of our officers and employees, and former officers, directors, and employees of acquired companies, in certain circumstances.

Off-Balance Sheet Arrangements

We are required to disclose any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that are material to investors. As of December 31, 2020, we had no off-balance sheet arrangements. During 2020 and 2019, we did not engage in any off-balance sheet financing activities.

48

BUSINESS

History

We were founded as Hydro Innovations in Texas in 2006 by cultivators to provide environmental control equipment to indoor cultivation facilities. The Company moved to Colorado in 2013 and was merged into a Nevada corporation named Surna Inc. in 2014. It then began trading on the OTCQB exchange as SRNA until the Company’s name was changed to CEA Industries Inc. in November of 2021, when its trading symbol was changed to CEAD.

Since its inception, CEA Industries has been operating in the indoor agricultural sector, having served over 800 indoor cultivators with various products and services and having provided environmental control engineering and equipment to over 200 commercial cultivation facilities. We have licensed professional mechanical engineers on our staff and we can stamp drawings in any state or province. We believe we are the oldest and most experienced firm serving this market. Our business has historically been in the U.S. and Canada, although we have served several facilities outside North America.

Our website is www.ceaindustries.com, which contains a description of our Company and products. In addition, we also maintain a branded technology product website at www.surna.com. These websites and the information contained on the websites are not part of this prospectus.

Overview

The Company is an industry leader in CEA (Controlled Environment Agriculture) facility design, technologies, and services. The CEA industry is one of the fastest-growing sectors of the United States’ economy and is defined by type of facility. The CEA industry is composed of any horticultural facility that is fully self-contained and has a controlled environment. Three facility types meet these criteria:

●   Indoor facilities – environmentally sealed facilities for growing crops and that require artificial lighting.

●   Vertical farms – a cultivation facility that is oriented vertically to minimize ground square footage.

●   Greenhouses – facilities that are made of translucent materials to use natural sunlight on the crops.

Crops grown in CEA facilities include: leafy greens (kale, Swiss chard, mustard, cress), microgreens (leafy greens harvested at the first true leaf stage), ethnic vegetables, ornamentals and small fruits (such as strawberries, blackberries and raspberries) to bell peppers, cucumbers, tomatoes and cannabis and hemp.

We provide full-service licensed architectural and mechanical, electrical, and plumbing (MEP) engineering services, carefully curated HVACD equipment, proprietary controls systems, lighting, and benching and racking products. Our team of project managers, licensed professional architects and engineers, technology and horticulture specialists and systems integrations experts help our customers by precisely designing for their unique applications. Through our partnership with a certified service contractor network we provide maintenance services to assist in a smooth build-out and ensure optimal facility performance.

We leverage our industry-leading experience to bring value-added solutions to our customers that help improve their overall crop quality and yield, optimize energy and water efficiency, and satisfy evolving state and local construction codes, permitting and regulatory requirements. Our revenue stream derives primarily from supplying our products, services and technologies to commercial indoor facilities ranging from several thousand to more than 100,000 square feet.

All CEA facility operators are facing multiple headwinds of high energy costs, issues about water usage and waste materials, and, in the case of cannabis growing, increasingly rigorous quality standards and declining cannabis prices. To be competitive, among other things, our customers must develop innovative ways to meet the demands of their business and reduce energy costs, 90% of which is typically related to their HVACD (50%) and lighting systems (40%). HVACD systems have historically been our primary area of expertise. We often have the advantage of early engagement with our customers at the pre-build and construction phases and the corresponding opportunity to build longer-term relationships with our existing customers and their facilities. Going forward, our plan is to leverage our existing customer relationships and attempt to sell them additional products and services, thereby becoming “stickier” to our customers, in an effort to generate incremental revenue.

49

We have three core assets that we believe are important to our going-forward business strategy and that will contribute to our future growth. First, we have a well-known brand name in the industry along with multi-year relationships with customers and others developed over our fifteen years of service to the industry. This length of service and broad network of industry contacts will benefit not only our organic growth initiatives, but also provides us with unique insight into other industry providers who may be appropriate for acquisition or joint efforts. Second, we have unique and specialized engineering know-how and experience gathered from designing environmental control systems for over 200 commercial CEA cultivation facilities. Third, we have an expanding line of proprietary and curated environmental control systems and other products that are needed to build a CEA facility.

The CEA Industry

According to leading market research firms like Headset and New Frontier Data, the North American cannabis industry is expected to experience compound annual growth on the order of 20%-25% over the foreseeable future. More U.S. states are legalizing either medical or recreational use of cannabis products, and sometimes both. Although the market is well aware of how the cannabis sector is growing, it seems to be less aware of the non-cannabis CEA market, particularly the vertical farming segment which is growing nearly as fast as the cannabis market. Since the technical infrastructure and requirements for growing any plant in a controlled environment are similar, we believe we can bring our engineering expertise to this adjacent high growth market.

Our Services and Equipment Solutions

Our goal is to develop relationships with our prospects and customers that will afford us the opportunity to provide comprehensive services and equipment for the complete lifecycle of indoor agriculture facilities. This lifecycle includes planning the business and the facility, designing and engineering the facility, providing the many required infrastructure technologies, advising on and insuring proper installation of the technologies, providing training and start-up support, and ultimately providing preventative and other ongoing services for insuring proper maintenance and operations.

We provide a comprehensive range of services and products as follows:

Service Solutions

Facility Design

Licensed Architectural design, including space and operational planning

Licensed Mechanical, Electrical, and Plumbing (MEP) engineering, including equipment layout and workflow

Assessing equipment options based on facility requirements

Specifying/recommending equipment for each facility

Equipment Selection and Specifying

Identifying, assessing and selecting equipment vendors

Equipment Installation Advisory

Advising contractors to insure proper cultivation equipment installation

Start-up Services

Initial equipment start-up

Operator training

Lifecycle Services

Preventative Maintenance Services (Subscription)

Product Solutions

Proprietary, white-label environmental control products

Proprietary Facility Control System

VAR of Cultivation and Environmental Control Products

50

Service Solutions: Facility Design Services

Our licensed architectural services provide facility design and layout to include space and workflow optimization. Our extensive experience with CEA facilities brings extra value to our customers as we advise them on the design of their facility to maximize its productivity and ROI.

We have professional engineers (PEs) on our staff to provide licensed, professional Mechanical, Electrical, and Plumbing (MEP) engineering services to all non-cannabis customers, and to those customers in the cannabis growing industry that are in cannabis-legal states and provinces. Our engineers perform mechanical engineering and we outsource electrical and plumbing engineering to several vendors with whom we have long-term, trusted relationships. We believe we are the most experienced engineering firm serving the cannabis growing CEA industry and we have leading edge, sophisticated engineering capabilities. We provide these services to facilities from several thousand to over 100,000 square feet in size. Over time the size and sophistication of projects we have served has grown increasingly large, a trend which we expect will continue as the industry builds ever larger facilities.

Our licensed MEP engineering services provide stamped drawings that our customers need to obtain building permits and to build their facilities and specify equipment, and we can provide these services in any state or province. Our technical experience and know-how in engineering indoor cultivation facilities allow us to deliver to our customers practical solutions to complicated problems in four primary areas: (i) precision climate and environmental controls, (ii) energy and water efficiency, (iii) building code and permitting, and (iv) construction support services and start-up of their environmental control equipment. Our engineering design typically includes all mechanical components of a climate control system: cooling and heating, dehumidification, ventilation, air sanitation, and odor control. We provide load calculations, equipment specifications, and engineered systems drawings for both the cultivation and comfort cooling portions of our customers’ facilities. We also have experience in, or knowledge of, state and local permitting and code compliance for facilities in states and provinces where cannabis has been legalized for either recreational or medical use or is expected to be legalized, and we provide stamped, engineered drawings in all states and provinces where we operate. We provide a drawing package to our customers that allows them to obtain a building permit that is code compliant, identifies construction materials and alternates, and provides construction administration information for their general and sub-contractors to follow.

Service Solutions: Equipment Selection and Specifying

Our goal as engineers is to identify the best technical solutions in the market and to offer a curated range of technologies to our customers to best meet the needs of their facilities. Our engineers assess each facility’s requirements and recommend the best equipment options for the customer. Our product development and R&D groups search the market for the best technical solutions to offer our customers. We offer a wide range of the best products in the market.

51

Service Solutions: Equipment Installation Advisory

We do not offer construction services or perform equipment installation. Typically, a facility owner hires a general contractor (GC) to manage the project, and the GC hires sub-contractors in specific trades to conduct the installation of each sub-system, such as environmental control equipment. Our role in the construction process is to work with the GC and sub-contractors to provide the equipment that the customer has ordered at the required time and place. Then, during the construction process, our technical services employees are available to advise the construction contractors, and we conduct multiple site visits to insure the quality of the installation.

Service Solutions: Start-up Services

After construction is completed our technical services employees will be on-site to inspect the installation and to conduct startup of the systems that we have provided. We provide complete operator training for the facility personnel. After the facility is up and running, we provide support as needed to include site visits and to insure that the facility is operating to its design specifications.

Service Solutions: Lifecycle Services

CEA facilities are technically sophisticated and require multiple sub-systems, including: environmental control, lighting, CO2 dosing and control, water conditioning and reclamation, and fertigation/irrigation. We believe that facility operators will eventually want to focus on their core business of growing plants and not be distracted by the unrelated, but necessary and technical, work of maintaining these mission-critical sub-systems.

In the summer of 2021, we developed and began selling preventive maintenance (PM) services to meet this demand from our existing clients. Sold on a recurring subscription basis to existing cultivation facilities, the PM services are sold by us and are provided by third-party service companies located near the customer’s facility. We have developed a network of service companies who can provide this service across most of the geography where our customers and prospects are located. The PM services product is important for our business for three primary reasons: first, it provides recurring revenue. Second, it establishes a long-term relationship with the customer. Third, it offers the opportunity to be sold independently of our existing engineering offering and to any of the several thousand existing cultivation facilities.

Product Solutions.

We have historically been a provider of HVACD engineering and systems, and since 2019 we have broadened our product lines and now offer a wide range of products and infrastructure technologies. Because many different technologies are required to operate an indoor cultivation facility, our product strategy is to offer both proprietary (Surna Cultivation Technologies branded) and off the shelf products. Our proprietary products are made by vendors on a contract manufacturing basis to our specifications. We offer a curated selection of products and specify those that best meet the needs of our customer’s particular applications. Our product solutions can be divided into three categories.

Product Solutions: White-label environmental control products

Environmental Control Systems. We offer a broad range of HVACD technologies, to include modular chilled water systems, custom air handling units, split systems, packaged roof-top units, and self-contained and complex water chilled systems. We sell our proprietary products under the brand names Surna, IsoStream, EnviroPro, EcoChill, StrataAir and SentryIQ. We have a national accounts relationship with Trane and we resell their chillers under a joint label agreement. During 2019, we launched upgraded, white-labeled equipment lines of fan coils and air handlers. In 2020 we introduced our first DX-based packaged systems. We offer various configurations of our Surna-branded fan coil units, which provide greater efficiency, design flexibility and control for growers using modular chilled water systems. This expanded product line allows us to serve customers across a wide range of application and budget requirements. We have chosen to offer white-label products for two reasons. First, we can design the products to our own specifications, using our accumulated knowledge to develop products that meet the particular and demanding challenges of indoor agriculture. Second, we can maintain better product margins by offering products that are proprietary to us and are not otherwise available to potential competitors.

52

Product Solutions: Proprietary Facility Control System

Sensing and Control Systems. In 2018 we began to develop, and in 2019 began to offer, a branded, proprietary controls and monitoring system (consisting of sensors, controllers, software, monitoring and a user interface). Branded as SentryIQ®, it is a sensors, controls and automation (“SCA”) platform—a turnkey, single-vendor HVACD equipment and controls integration solution to new build projects as well as existing facilities in the startup and operation phases. We have continued the rollout of SentryIQ® and to date we have entered into seventeen contracts to implement our SentryIQ® SCA platform. This product line is important for tactical and strategic reasons, and we hope to offer this as a standalone offering in the future. SentryIQ® is our highest-margin product, with margins over 50%.

Cultivation facilities must have SCA to operate their HVACD equipment. In simple form, SCA is the computerized thermostat in the room. The SCA also functions as the “brains” in bringing multiple variables together for CEA grow operations. The occupant selects the desired temperature set point, the wall thermostat (Sensor) detects the actual temperature, and when the space temperature deviates from the desired set point the controller (Control) commands the environmental control components to supply heated, cooled, or dehumidified air to bring the room temperature back to the set point. In the case of the indoor cultivation facilities, there are more environmental conditions to monitor and control (such as temperature, relative humidity, CO2, lighting, vapor pressure deficit status, and more) than in a typical residential home.

Indoor CEA growers also need to vary and tightly control environmental conditions depending on the stage of plant growth (i.e., clone, vegetative and flowering stages), the time of day, and the plant genetics. In a cultivation facility, the desired conditions change many times during the plant’s growth cycle and even within a day, and this is most easily accomplished with a custom design, computerized environmental control system (automation), similar to the most sophisticated building automation systems (BAS) found in commercial and process cooling applications. This control system may also command lighting and CO2 dosing.

Our SentryIQ® SCA package includes precision sensors to measure temperature, humidity, light, and CO2 levels—more accurately than typical HVACD sensors and within tighter tolerance levels. Our controllers are purpose-built computers programmed by us to ensure our industrial environmental control equipment follows the engineered sequences of operation to obtain desired set points. Our sensors connect to our branded controllers through wires installed in the facility, and similarly they are wired to our HVACD equipment (e.g., chillers, fan coils and dehumidifiers) to direct these pieces of equipment. The controllers also provide a custom user interface on a screen so they can be easily programmed and controlled to achieve the customer’s environmental objectives and give the cultivator the ability to access this data and react to alerts remotely.

We entered this aspect of our business to satisfy our customer’s needs that we did not previously address and that historically was provided by third-party controls contractors. Our entry into the SCA market helps both our customers’ and our businesses. Our customers benefit because they are saved the extra work of finding and engaging an experienced CEA controls contractor, which allows them to get their facility up and running more quickly by taking one decision off the table and thereby establishing a single point of responsibility for controls implementation. We are also in a position to provide SCA because we know our proprietary equipment better than anyone, thereby ensuring smooth integration with our equipment with no work scope shortcomings, what we refer to as “scope gap.”

From a tactical perspective, and with limited incremental selling costs, our current sales team can now offer our SCA package to nearly every prospect since every cultivation facility requires SCA technology. We believe this technology value-added solution gives us an opportunity to achieve incremental project revenue at higher margins than we earn from our other equipment, typically on the order of 50% and more. Strategically, through our SCA package, we are also able to deepen our long-term customer relationship by tethering us to the customer through a controls interface (dashboard) to their facility. Future development will allow our customers to use artificial intelligence (AI) by aggregating environment and growing data to optimize energy use, operating efficiency, and product quality and yield. While there are several other total controls systems providers, we believe that our industry know-how, experience and reputation with climate control environments gives us a compelling and competitive SCA offering.

53

Product Solutions: VAR of Cultivation and Environmental Control Products

Some of the technologies required in CEA facilities are non-proprietary and widely available, thus making it difficult to earn strong margins on resale of these products. Products like pumps, valves, piping, etc. are commodities within the HVAC industry. However, we add value by selecting, providing and integrating these products into our customer’s projects.

We offer the following CEA-specific products as a reseller from trusted suppliers, for example: (i) lighting - we have partnered with a third party to offer energy efficient, cost competitive LED lighting products at attractive margins; and (ii) benching and racking - we offer benching and racking products via a partnership with a well-respected and widely used third party manufacturer.

Our Customers and Prospects

We provide our services and products to customers who are building, upgrading, or expanding an indoor cultivation facility for any crop. Our customers can be defined on a range of criteria.

New construction or the retrofit of an existing facility. Nearly all of our business has historically been for new construction facilities but we have done retrofit projects and we believe that over time more of such business will become available.

Existing commercial retrofit projects represent a business opportunity in the CEA industry. The estimated 5,000+ existing cannabis producing CEA facilities in North America are easier to identify than new build projects. We believe, based on evidence and our market knowledge, that some of these exiting facilities are operating sub-optimally and have environmental control problems that our services and products can help remediate. We also believe that the energy consumption of these facilities can be reduced, and we have commenced developing services and products to help them realize savings. We believe that retrofit projects do not typically carry the financial uncertainties associated with new build projects such as licensing, permitting and funding.

Crop, either cannabis or non-cannabis. Nearly all of our projects have been for cannabis cultivation facilities as that has been the focus of our sales and marketing efforts, but we have recently performed services for several non-cannabis facilities. As non-cannabis markets are growing at a pace previously seen in the cannabis markets, we are actively pursuing this market.

Size of facility. We serve facilities ranging in size from 2,000 square feet to over 100,000 square feet. Most facilities are between 20,000 and 70,000 square feet.

Customer type. Most of our customers are new entrants into the industry and have no other cultivation facilities. Some customers have one or more facilities which we classify as MFOs (multi-facility operators), and these are our favored prospects that we pursue aggressively or who turn to us after we have served them on a previous facility. We currently do not have many projects with the largest, publicly traded firms (typically referred to as “MSOs” for Multi-State Operators) although we are currently pursuing them as well.

MFOs (Multi-Facility Owners). These are customers who already own cultivation facilities and they are our preferred customers for several good reasons: they are likely already successful and cash-flowing, and they understand the challenges of building a new cultivation facility. They are thus a less risky prospect with a much higher likelihood of successfully completing a project.

New Entrants are often times investors coming from outside the CEA industry who are attracted by the growth opportunities available as the CEA industry grows. We are particularly effective at winning business from such prospects because of our fifteen-year track record and well-known brand name within the industry. However, the risks of a failed project with such prospects are higher because of the challenges that must be overcome to successfully build and operate a CEA operation: ability to gain funding, ability to obtain licensure, ability to find an appropriate facility, among many others.

54

Sales and Marketing

We have both marketing and sales organizations and employees. Marketing consists of a Vice-President of Marketing Communications and two staff members. Our sales organization is comprised of a Vice-President of Sales and four sales representatives located across the country. Our sales and marketing efforts focus on winning business from new entrants and smaller MFOs.

Marketing Strategy

Our marketing activities are focused on generating new leads and to position us as a leader in the CEA facilities indoor cultivation market. We lead with our company value proposition of offering a wide range of proprietary and curated products and services, giving more options to our customers to satisfy their individual applications and goals, versus our competition that only offers single solutions for each of their products.

Brand Image. We emphasize our 15-year presence serving the industry and our status as an industry pioneer that was founded by cultivators to provide service to cultivators. We have also positioned ourselves as an engineering company that is, we believe, the most experienced such firm serving the cannabis segment of the CEA industry. We are well-known in the industry because of the many projects we have performed and because of our longevity serving the same. We reinforce our message and positioning with regular blog posts on our website, with interviews of our technical people in certain industry magazines, with talks and presentations at trade shows, and with technical white papers. Some of our engineers sit on industry technical standards groups. Many of our projects are referred to us by previous customers, and we reap the benefits of a virtuous cycle of many past projects leading to new projects.

Internet. Our marketing activities include a fresh, easy to navigate website that provides education through our SEO-optimized landing pages, case studies, white papers, blogs and articles, advertising in various trade publications and digital outlets, social media and email campaigns.

Paid Referrals. We provide referral agreements to parties in the industry who are in a position to refer business to us.

Trade Shows. We make regular appearances at trade shows. We are also frequent speakers or panel members at trade show educational events. Our co-founder, Brandy Keen, is a well-known industry pioneer and authority who writes regular blog posts and is a sought-after speaker at industry events.

Investor Relations/Public Relations. We actively manage our public image to both the industry and to investors. For the industry we regularly publish press releases with positive company news including new product releases and major project wins. For the investor community we retain an Investor Relations firm to provide regular coverage of Company developments

Sales Strategy

Our sales strategy is to call on leads developed by our marketing efforts, leads referred by existing customers, networking at industry events and trade shows, and developing relationships with potential prospects. Our sales cycle is long, ranging from several months to a year from first contact with a prospect to signing a contract. In the organic growth strategy update we announced in May of 2021 we specifically added architectural services to our offering. Typically, architectural services are the first that will be needed when a facility is to be built. By selling our architectural services to a prospect we gain an early foothold in the relationship with the prospect. By offering most of the services and products that the prospect will need for their facility, we attempt to keep competitors out of the relationship.

55

Sales, Contract, and Fulfillment Cycle

The sales cycles for our new build commercial projects can vary significantly depending on the size and complexity of the project. From pre-sales and technical advisory meetings to sales contract execution, to engineering and design services and equipment delivery, and all the way through installation and startup of the installed system, the full cycle can range from three months to two years. Since we do not install any of the products we sell, our customers are required to use third-party installation contractors, which adds to the variability of the sales cycle.

When a customer agrees to enter into a contract with us it can be for any or all of the following:

Architectural design services;

MEP engineering services; and

Equipment provision.

To enter into a contract we require a 5-10% deposit and a signed contract. We then require progress payments as architectural and/or engineering work is completed, and before equipment is shipped. We generally do not ship equipment to a customer unless that equipment has been fully paid. The sales and fulfillment cycle can be summarized as follows, with elapsed time from start:

Start: Early meetings to understand goals and resources;

1-2 months: Proposal development and presentation;

3 months: Contract acceptance (requires 5-10% deposit);

3 months: Architectural and MEP engineering work begin;

4-5 months: Architectural and MEP engineering work completed and equipment selections finalized (services paid for before release of construction drawings);

5 months: equipment ordered (40% deposit on equipment received prior to ordering);

6-18 months: construction project commences, equipment delivered as required (fully paid for before shipping); and

12-18 months: all equipment shipped and installed, project completed, operator training and system startup conducted.

56

Gross Margins and Revenue.

Architectural and Engineering services fees can range from $10,000 to over $100,000, depending on the size of the project. Revenue from equipment sales on individual projects has been over $3,000,000 but most typically ranges from $500,000 to $1,500,000. Our target gross margin from equipment sales ranges from 25% to 60%, with services margins ranging from 10% to 20%.

Our Corporate Growth Strategy

Our corporate strategy for growing the Company and increasing shareholder value are based on the following pillars.

Pursue aggressive organic growth.

We serve a market for the construction and expansion of CEA facilities and businesses that is projected to grow at a 20%+ compound annual growth rate for the foreseeable future. Our primary vertical market of cannabis cultivation facilities has been joined by the similarly rapidly growing urban vertical farming market to create two market opportunity segments that we are positioned to serve.

In May of 2021 we announced a new strategy for our organic growth, which included the following elements.:

New markets

Non-cannabis CEA (vertical/urban farming). We have expanded our business development plan to pursue non-cannabis CEA facilities, at least doubling our total addressable market. We have served several non-cannabis CEA facilities in the past and present and we have expanded our marketing efforts to aggressively pursue this vertical market.

New products & services

We decided to expand our product offerings from primarily environmental control to now offer all of the primary technologies and services required in a CEA facility: architectural design, lighting, benching, HVACD, sensing & control systems, CO2 dosing and control, water filtration & condensate reclamation, irrigation & fertigation systems, and wastewater treatment.

New trade name

In May of 2021 we adopted the trade name Surna Cultivation Technologies instead of Surna Inc. because we believe that the new name will more clearly identify our business to prospects and make us easier to find on various social media and search engines.

Seek strategic relationships, mergers, and acquisitions to add to our existing business.

We intend to grow our business through mergers, acquisitions, and strategic partnerships that serve our goal of being a leading and rapidly-growing supplier to the CEA industry. Our strategy is to use our insight to select the right partners to align with and the right acquisition targets to pursue.

57

Our experience and engineering advantages. Our core expertise, developed over many years, is engineering the environmental controls of CEA facilities, which is a sophisticated engineering challenge due to the high humidity (latent heat) and heat load (sensible heat) within these facilities. Not only are the loads high, but the environmental conditions within these facilities must be held closely within limits that the facility’s managers request. Engineering to meet these limits requires us to consider all of the primary components within the facility: lighting, irrigation, HVACD, fertigation, sensors, controls, CO2 dosing, monitoring and alarms, facility physical limits such as power availability, and energy consumption. This expertise uniquely informs our view on the requirements of CEA facilities.

Technical advantages as a strategic partner and acquirer. We believe that the expertise gained in engineering many of the primary technical components within a CEA facility provides us with a uniquely well-informed view of the efficacy of the many primary components on offer in the marketplace. We further believe that this knowledge will help us make wise choices of which products to pursue for strategic relationships, and which providers to potentially merge with or acquire.

Corporate advantages as a strategic partner and acquirer. For smaller component providers we believe that our publicly traded platform and our existing sales and marketing reach will make us an attractive partner. Our public status provides sources of capital and our sales and marketing resources can help us bring other products to market.

Raise capital and uplist to a senior exchange

In 2019 our revenue grew 60% year-over-year, and we had our first-ever cash flow positive year. Despite the challenges brought on by the COVID-19 pandemic in the first half of 2020, we believe that our revenue growth in 2019 and then in the Q3 2020 – Q3 2021 period validates our market opportunity and our business model. We also recognize that the costs of being a small public company are substantial and require cash that could otherwise be used to sustain and grow the business. We believe that there is only one solution to this issue: rapid revenue and margin growth. We believe that we have growth opportunities, but we are capital constrained and must seek outside financing to pursue the growth we believe we can achieve.

Our Competitive Advantages

Customer Operations. First and foremost we seek to help our customers build the most effective and efficient facility possible. We believe that we are uniquely positioned to engineer all of the complex components of a CEA facility into a holistic whole because of our dedicated engineering staff and our experience in with over 800 cultivators including over 200 commercial facilities. Our 15 years in the business has provided us a wide network of technology vendors from which we curate a selection of the best products. In addition, we are the leading experts in applying the most challenging component of the technical infrastructure, the environmental controls, and we have the knowledge required to engineer the interactions among the required components. A professional engineer (PE) license is required for all MEP engineering work, and this engineering competence is one of our greatest strengths.

Sustainability. Indoor cultivation facilities, like data centers, are resource intensive. Several U.S. states have implemented building code changes that place limits on the energy consumption allowed within cultivation facilities, and we anticipate that more states will do the same. Among our objectives is to provide our customers with the most energy-efficient alternatives for their infrastructure. Energy and resource efficiency is a high priority to us as engineers, and our most senior engineering staff hold the LEED (Leadership in Energy and Environmental Design) credential. Our CEO previously helped build a cleantech company, has been involved in the cleantech industry for over five years, and published a book on selling energy efficient technologies. We believe that we are in a position to lead the industry in sustainability initiatives which our customers will highly value.

Customer Acquisition. By offering Facility Selection & Design services we seek to build relationships with prospects at the earliest opportunity in the lifecycle of the cultivation business. By expanding our offerings to include nearly every piece of the technical infrastructure required in a facility we hope to engage at the earliest possible moment with the customer and earn the opportunity to provide all the products and services required for the facility. Our post-start-up, lifecycle services will help us maintain a relationship with the customer as long as the facility is in operation. Our observation is that our customers want to grow plants, not maintain the technical infrastructure of complex systems, and we believe that they will accept our offer to do so, as some already have.

58

Revenue and Revenue Recurrence. We believe that our revenue can be expanded by offering most of the primary technical infrastructure components for a cultivation facility. For example, if we are able to provide all of the primary infrastructure components to a cultivation facility, our revenue on a project could be up to 200% higher than if we provided the environmental controls systems alone. In the past we did not have products or services to offer our customers after a facility was constructed. We have recently begun to offer preventative maintenance services, and we believe that by expanding this service offering we will be able to gain long-term recurring revenue on a subscription basis.

Our Competition

Our environmental control systems and our related engineering and design services compete with various national and local HVACD contractors and traditional HVACD equipment suppliers who traditionally resell, design, and implement climate control systems for commercial and industrial facilities, most of whom do not have the specific knowledge that we have about the complexities and challenges of CEA facilities. We have positioned ourselves to differ from these competitors by providing a broad range of engineering and design services and environmental control systems, across most major HVACD solutions, including modular chilled water systems, custom air handling units, split systems, packaged roof-top units, and self-contained and complex chilled-water systems, each tailored specifically for managing the distinct challenges involved in CEA facilities. We believe our industry-specific applications and experience in the CEA market allow us to deliver the right solution to our cultivation customers. Unlike many of our competitors, our solutions are designed specifically for cultivators to provide tight temperature/humidity control, reduce bio-security risk, reduce energy requirements, and minimize maintenance complexity, costs and downtime. However, we are seeing more competitors enter into the CEA market, trying to mimic the same types of crop-specific climate control systems and engineering services that we offer. We believe this increased competition may adversely impact our ability to obtain new facility projects from both MFOs and independent smaller growers and could require us to accept lower gross margins on our projects.

As the cannabis segment of the CEA industry continues to mature and develop and legalization becomes more prevalent, we expect to see more competition from agricultural product and service providers who seek to expand into this niche of the CEA market. Going forward, we intend to expand our focus to include non-cannabis crops grown in controlled environments such as leafy greens (kale, Swiss chard, mustard, cress), microgreens (leafy greens harvested at the first true leaf stage), ethnic vegetables, ornamentals and small fruits (such as strawberries, blackberries and raspberries), bell peppers, cucumbers, and tomatoes. Companies already operating in the non-cannabis CEA industry may have longer operating histories, greater name recognition, larger client bases and significantly greater financial, technical, sales and marketing resources. These competitors may adopt more aggressive pricing policies and make more attractive offers to existing and potential clients, employees, strategic partners, distribution channels and advertisers. Increased competition is likely to result in price reductions, reduced gross margins and a potential loss of market share.

Intellectual Property

We rely on a combination of patent and trademark rights, licenses, trade secrets, and laws that protect intellectual property, confidentiality procedures, and contractual restrictions with our employees and others to establish and protect our intellectual property rights. We have several issued patents and pending patent applications; however, we do not believe that these issued and pending patents currently provide us with any competitive advantage. We have registered trademark registrations around our core Surna brand (“Surna”) in the United States and select foreign jurisdictions, as well as the Surna logo and the combined Surna logo and name in the United States. Our Surna trademark is also registered in the European Union and Canada. Subject to ongoing use and renewal, trademark protection is potentially perpetual. We actively protect our inventions, new technologies, and product developments by maintaining trade secrets and, in limited circumstances, filing for patent protection.

Employees

We currently have 30 active full-time employees and two part-time employees. However, we may engage, and have in the past utilized, the services of consultants, independent contractors, and other non-employee professionals. Additional employees may be hired in the future depending on need, available resources, and our achieved growth.

59

Government Regulation

U.S. Regulations

While we do not generate any revenue from the direct sale of cannabis products, we have historically, and continue to, offer our services and engineering solutions to indoor cultivators that are engaged in various aspects of the cannabis industry. Cannabis is a Schedule I controlled substance and is illegal under federal law. Even in those states in which specific uses of marijuana has been legalized, such as medical marijuana or for adult recreational purpose, its use remains a violation of federal laws.

A Schedule I controlled substance is defined as a substance that has no currently accepted medical use in the United States, a lack of safety for use under medical supervision and a high potential for abuse. The Department of Justice defines Schedule I controlled substances as “the most dangerous drugs of all the drug schedules with potentially severe psychological or physical dependence.” If the federal government decides to enforce the Controlled Substances Act with respect to cannabis, persons that are charged with distributing, possessing with intent to distribute, or growing cannabis could be subject to fines and terms of imprisonment, the maximum being life imprisonment and a $50 million fine. Any such change in the federal government’s enforcement of current federal laws could cause significant financial damage to us. While we do not intend to harvest, manufacture, distribute or sell cannabis or cannabis products, we may be irreparably harmed by a change in enforcement by the federal or state governments.

Previously, the Obama administration took the position that it was not an efficient use of resources to direct federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical marijuana. The Trump administration revised this policy but made no major changes in enforcement through Attorney General Sessions rescinding the Cole Memorandum. The Department of Justice will continue to enforce the Controlled Substances Act with respect to cannabis under established principles in setting their law enforcement priorities to prevent:

●	the distribution of cannabis products, such as marijuana, to minors;
●	criminal enterprises, gangs and cartels receiving revenue from the sale of cannabis;
●	the diversion of cannabis products from states where it is legal under state law to other states;
●	state-authorized cannabis activity from being used as a cover or pretext for the trafficking of other illegal drugs or other illegal activity;
●	violence and the use of firearms in the cultivation and distribution of cannabis products;
●	driving while impaired and the exacerbation of other adverse public health consequences associated with cannabis product usage;
●	the growing of cannabis on public lands; and
●	cannabis possession or use on federal property.

Since the use of marijuana is illegal under federal law, most federally chartered banks will not accept deposit funds from businesses involved with marijuana. Consequently, businesses involved in the marijuana industry generally bank with state-chartered banks and credit unions to provide banking to the industry.

In 2014, Congress passed a spending bill containing a provision (the Rohrabacher-Farr amendment, now referred to as the Rohrabacher-Blumenauer Amendment) blocking federal funds and resources allocated under the 2015 appropriations bill from being used to “prevent such States from implementing their own State medical marijuana laws.” The Rohrabacher-Blumenauer Amendment, however, did not codify any federal protections for medical marijuana patients and producers operating within state law. The Justice Department maintains that it can still prosecute violations of the federal cannabis laws and continue cases already in the courts. The Rohrabacher-Blumenauer Amendment must be re-enacted every year, and it was continued for 2016, 2017, 2018, 2019 and 2020, and currently, now known as the Joyce Amendment, remains in effect through December 3, 2021. The continued re-authorization of the Joyce Amendment cannot be assured. If the Joyce Amendment is no longer in effect, the risk of federal enforcement and override of state marijuana use and cannabis related laws would increase. However, state laws do not supersede the prohibitions set forth in the federal drug laws.

60

In order to participate in either the medical or the adult use aspects of the cannabis industry, all businesses and employees must obtain licenses from the state and, for businesses, local jurisdictions as well. As an example, Colorado issues four types of business licenses including cultivation, manufacturing, dispensing, and testing. In addition, all owners and employees must obtain an occupational license to be permitted to own or work in a facility. All applicants for licenses undergo a background investigation, including a criminal record check for all owners and employees.

Colorado has also enacted stringent regulations governing the facilities and operations of cannabis businesses that are involved with the plant and its products. All facilities are required to be licensed by the state and local authorities and are subject to comprehensive security and surveillance requirements. In addition, each facility is subject to extensive regulations that govern its businesses practices, which includes mandatory seed-to-sale tracking and reporting, health and sanitary standards, packaging and labeling requirements, and product testing for potency and contaminants.

Laws and regulations affecting the medical marijuana industry are constantly changing, which could detrimentally affect our proposed operations. Local, state and federal medical marijuana laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter our business plan. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations. It is also possible that regulations may be enacted in the future that will be directly applicable to our business. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

Canadian Regulations

Summary of the Cannabis Act

On October 17, 2018, the Cannabis Act came into force as law with the effect of legalizing adult recreational use of cannabis across Canada. The Cannabis Act replaced the Access to Cannabis for Medicinal Purposes Regulations (“ACMPR”) and the Industrial Hemp Regulations, both of which came into force under the Controlled Drugs and Substances Act (Canada) (the “CDSA”), which previously permitted access to cannabis for medical purposes for only those Canadians who had been authorized to use cannabis by their health care practitioner. The ACMPR replaced the Marihuana for Medical Purposes Regulations (Canada) (the “MMPR”), which was implemented in June 2013. The MMPR replaced the Marihuana Medical Access Regulations (Canada) (the “MMAR”) which was implemented in 2001. The MMPR and MMAR were initial steps in the Government of Canada’s legislative path towards the eventual legalization and regulating recreational and medical cannabis.

The Cannabis Act permits the recreational adult use of cannabis and regulates the production, distribution and sale of cannabis and related oil extracts in Canada, for both recreational and medical purposes. Under the Cannabis Act, Canadians who are authorized by their health care practitioner to use medical cannabis have the option of purchasing cannabis from one of the producers licensed by Health Canada and are also able to register with Health Canada to produce a limited amount of cannabis for their own medical purposes or to designate an individual who is registered with Health Canada to produce cannabis on their behalf for personal medical purposes.

Pursuant to the Cannabis Act, subject to provincial regulations, individuals over the age of 18 are able to purchase fresh cannabis, dried cannabis, cannabis oil, and cannabis plants or seeds and are able to legally possess up to 30 grams of dried cannabis, or the equivalent amount in fresh cannabis or cannabis oil. The Cannabis Act also permits households to grow a maximum of four cannabis plants. This limit applies regardless of the number of adults that reside in the household. In addition, the Cannabis Act provides provincial and municipal governments the authority to prescribe regulations regarding retail and distribution, as well as the ability to alter some of the existing baseline requirements of the Cannabis Act, such as increasing the minimum age for purchase and consumption.

Provincial and territorial governments in Canada have made varying announcements on the proposed regulatory regimes for the distribution and sale of cannabis for adult-use purposes. For example, Québec, New Brunswick, Nova Scotia, Prince Edward Island, Yukon and the Northwest Territories have chosen the government-regulated model for distribution, whereas Saskatchewan and Newfoundland & Labrador have opted for a private sector approach. Alberta, Ontario, Manitoba, Nunavut and British Columbia have announced plans to pursue a hybrid approach of public and private sale and distribution.

61

In connection with the new framework for regulating cannabis in Canada, the federal government has introduced new penalties under the Criminal Code (Canada), including penalties for the illegal sale of cannabis, possession of cannabis over the prescribed limit, production of cannabis beyond personal cultivation limits, taking cannabis across the Canadian border, giving or selling cannabis to a youth and involving a youth to commit a cannabis-related offence.

On July 11, 2018, the Canadian federal government published regulations in the Canada Gazette to support the Cannabis Act, including the Cannabis Regulations, the new Industrial Hemp Regulations, along with proposed amendments to the Narcotic Control Regulations and certain regulations under the Food and Drugs Act (Canada). The Industrial Hemp Regulations and the Cannabis Regulations, among other things, outline the rules for the legal cultivation, processing, research, analytical testing, distribution, sale, importation and exportation of cannabis and hemp in Canada, including the various classes of licenses that can be granted, and set standards for cannabis and hemp products. The Industrial Hemp Regulations and the Cannabis Regulations include strict specifications for the plain packaging and labelling and analytical testing of all cannabis products as well as stringent physical and personnel security requirements for all federally licensed production sites. The Industrial Hemp Regulations and the Cannabis Regulations also maintain a distinct system for access to cannabis. With the Cannabis Act now in force, cannabis has ceased to be regulated under the CDSA and is instead regulated under the Cannabis Act, and both the ACMPR and the Industrial Hemp Regulations have been repealed effective October 17, 2018.

Additional regulations were added in October 2019 governing the legal production and sale of three classes of cannabis, edibles, extracts and topicals. A processing license will be required in order to manufacture, package and label cannabis edibles, extracts and topicals to consumers. The licensing also has quality control and testing requirements for production to prevent contamination and address the risk of foodborne illness associated with cannabis. Cannabis products will have THC and cannabidiol limits per unit.

Security Clearances

The Cannabis Regulations require that certain people associated with cannabis licensees, including individuals occupying a “key position” directors, officers, large shareholders and individuals identified by the Minister of Health, must hold a valid security clearance issued by the Minister of Health. Officers and directors of a parent corporation must be security cleared.

Under the Cannabis Regulations, the Minister of Health may refuse to grant security clearances to individuals with associations to organized crime or with past convictions for, or an association with, drug trafficking, corruption or violent offences. Individuals who have histories of nonviolent, lower-risk criminal activity (for example, simple possession of cannabis, or small-scale cultivation of cannabis plants) are not precluded from participating in the legal cannabis industry, and the grant of security clearance to such individuals is at the discretion of the Minister of Health and such applications will be reviewed on a case-by-case basis.

Cannabis Tracking System

Under the Cannabis Act, the Minister of Health is authorized to establish and maintain a national cannabis tracking system. The Cannabis Regulations set out a national cannabis tracking system to track cannabis throughout the supply chain to help prevent diversion of cannabis into, and out of, the illicit market. The Cannabis Regulations also provides the Minister of Health with the authority to make a ministerial order that would require certain persons named in such order to report specific information about their authorized activities with cannabis, in the form and manner specified by the Minister of Health.

Cannabis Products

The Cannabis Regulations set out the requirements for the sale of cannabis products at the retail level permit the sale of dried cannabis, cannabis oil, fresh cannabis, cannabis plants, and cannabis seeds, including in such forms as “pre-rolled” and in capsules. The THC and cannabidiol content and serving size of cannabis products is limited by the Cannabis Regulations. These regulations also cover labelling and packaging regulation and extensive prohibitions on representations that may be made with respect to cannabis products covering areas such as health and cosmetic benefits, nutrition, comparisons to alcoholic beverages and diet benefits and dietary requirements.

62

MANAGEMENT

Information about our Directors

The Company’s current directors are set forth below:

Name	Age	Positions & Committees
Anthony K. McDonald	63	Chairman of the Board; Chief Executive Officer and President
James R. Shipley	65	Director; Compensation Committee Chair; Audit Committee Member
Nicholas J. Etten	52	Director; Nominating Committee Chair; Audit Committee Member
Troy L. Reisner	55	Director; Audit Committee Chair; Compensation Committee Member
Marion Mariathasan	47	Director; Nominating Committee Member

Certain information, as of the date of this prospectus, with respect to the Company’s current directors is set forth below. The business address of each of the directors is 385 South Pierce Avenue, Suite C, Louisville, Colorado 80027.

Name and Year First Elected Director	Background Information and Principal Occupation(s) During Past Five Years and Beyond

Anthony K. McDonald (2018)

Mr. McDonald was appointed a director on September 12, 2018. On November 28, 2018, Mr. McDonald was appointed our Chief Executive Officer and President. On June 24, 2020, Mr. McDonald was appointed Chairman of the Board. Mr. McDonald has been involved in building businesses in the cleantech, energy efficiency and heating, ventilation and air conditioning (“HVACD”) industries over the past 10 years. From 2008 to 2018, Mr. McDonald led sales and business development as Vice-President—Sales for Coolerado Corp., a manufacturer and marketer of innovative, energy-efficient air conditioning systems for commercial, government, and military use. Along with Coolerado’s CEO, Mr. McDonald was instrumental in growing the business to become an INC. 600 high-growth company award winner and assisted in raising $15 million of private funding from a cleantech investment fund. In 2015, Coolerado was acquired by Seeley International, Australia’s largest air conditioning manufacturer and an innovative global leader in the design and production of energy-efficient cooling and heating products, where Mr. McDonald served as National Account Manager. He is also the founder and Managing Partner of Cleantechsell.com and the author of Cleantech Sell: The Essential Guide To Selling Resource Efficient Products In The B2B Market.

Prior to joining Coolerado, Mr. McDonald spent over ten years in the private equity industry where he was involved in numerous transactions in the technology, manufacturing, and power development industries. As a business development officer at several private equity acquisitions groups Mr. McDonald identified, financed, or acquired numerous transactions with total enterprise value in excess of $200 million.

Mr. McDonald was also a consultant to international banks with KMPG from 1994 to 1997 and served as a director for Keating Capital, Inc., a publicly traded business development company that made investments in pre-IPO companies. He previously served as a mentor for companies in the Clean Tech Open competition.

Mr. McDonald is a U.S. Army veteran and a graduate of the U.S. Military Academy at West Point, N.Y. where he earned a B.S. degree in Engineering and Economics. He also received an M.B.A. degree from the Harvard Business School.

Among the reasons for Mr. McDonald to be selected for service on the Board is his experience in sales, sales and operations management, mergers and acquisitions, the HVACD industry, his in-depth knowledge of climate control systems and technologies.

63

James R. Shipley (2020)

Mr. Shipley was appointed a director on June 24, 2020. Mr. Shipley recently retired from AgTech Holdings where he was the Chief Strategy Officer of GroAdvisor and the Vice-President of Sales VividGro since 2017. Since 2017, Mr. Shipley has assisted in design and build consulting along with supply chain management for cultivation operations in 12 states covering more than 500,000 square feet of warehouse indoor cultivation and continues to consult independently with operators in North America. From 2014 to 2017 Mr. Shipley, acting in several executive roles, helped build multiple business lines for MJIC Inc. (now CNSX: MSVN ); these roles included being a member of the board of directors, Chairman and President. Mr. Shipley is currently president and a principal in RSX Enterprises Inc., a sales agency and marketing firm that sells and markets equipment for use in controlled environment agriculture on behalf of various manufacturers. Mr. Shipley has been active in the cannabis business, where he has founded various summits such as the Marijuana Investor Summit and been involved in many educational workshops and business expos. Previously, Mr. Shipley was an officer and chief revenue officer with Carrier Access Corporation (CACS), a public company trading on Nasdaq. Prior to Carrier Access, Mr. Shipley worked at Williams Companies in their telecommunications divisions.

Mr. Shipley was selected for service on the Board because of his experience in and commitment to the cannabis industry, his demonstrated and consistent record of success as an executive and entrepreneur, and his extensive network of contacts in the cannabis industry.

Nicholas J. Etten (2020)

Mr. Etten was appointed a director on June 24, 2020. Mr. Etten joined Acreage Holdings in 2018 where he served as the Head of Government Affairs until 2021. Acreage is a vertically integrated, multi-state operator of cannabis licenses and assets in the U.S. In 2017 he founded the Veterans Cannabis Project where he continues to serve as Chairman. Veterans Cannabis Project (VCP) is an organization dedicated to advocating on behalf of cannabis access issues for U.S. military veterans. From 2015 to 2017, Mr. Etten set aside his career to provide care for his seriously ill son. Mr. Etten’s career has been focused on the growth equity market, and prior to Acreage, he held positions including Vice President of Global Business Development for FreightWatch International, and Director of Corporate Development for Triple Canopy. Mr. Etten was an investment professional at Trident Capital, where he focused on the cyber-security space, and an investment banker at Thomas Weisel Partners. Mr. Etten served on active duty as a U.S. Navy SEAL officer. He earned an MBA from the J.L. Kellogg Graduate School of Management at Northwestern University, and a BS in political science from the United States Naval Academy.

Mr. Etten was selected for service on the Board because of his experience in and commitment to the cannabis industry, his experience with multi-site cannabis operators, his demonstrated and consistent record of success as an executive, and his extensive network of contacts in the cannabis industry and investment banking world.

Troy L. Reisner (2022)

Troy Reisner was appointed as a director on January 17, 2022. Mr. Reisner is currently the Chief Financial Officer at Keystone Tower Systems, Inc., headquartered in Denver, Colorado. Keystone is a technology innovation and manufacturing company that is disrupting the commercial wind tower industry by bringing automated manufacturing technology that will produce towers 10x faster than current factories and the technology can be deployed on-site. At Keystone, Troy leads the finance and accounting functions, including raising capital and corporate governance matters, and serves as an executive team member. Prior to joining Keystone, Troy was a partner with Deloitte, a Big 4 public accounting firm until his retirement. Troy spent over 30 years with Deloitte in the accounting & auditing practice serving in St. Louis, Missouri and Denver, Colorado. Troy was also part of Deloitte’s National Office in New York City where he served as part of an exclusive M&A group. Troy brings significant cumulative knowledge and expertise in accounting & auditing, including PCAOB auditing standards, M&A transactions, financial due diligence, financial reporting, including expertise in SEC rules, regulations & reporting, internal controls over financial reporting, and capital market and corporate governance experience and expertise.

He earned a B.S. degree in Accounting from Southern Illinois University at Edwardsville and practiced as a Certified Public Accountant for over 30 years and is licensed (inactive) as a CPA in the State of Missouri.

Mr. Reisner was selected for service on the Board because of his long experience in the accounting industry and his experience working with public companies.

Marion Mariathasan (2022)

Marion Mariathasan was appointed as a director on January 17, 2022. Mr. Mariathasan is the CEO and Co-Founder of Simplifya, the cannabis industry’s leading regulatory and operational compliance software platform. The company’s suite of products takes the guesswork out of confusing and continually changing state and local regulations. Featuring SOPs, badge tracking, document storage, tailored reporting and employee accountability features, the company’s Custom Audit software reduces the time clients spend on compliance by up to 45 percent.

Mr. Mariathasan is also a serial entrepreneur who has founded or advised numerous startups. He is currently an investor in 22 domestic and international companies that range from cannabis companies to dating apps - four of which he serves as a board member.

Mr. Mariathasan studied Architecture and Computer Science at the University of Kansas and Computer Information Systems with a minor in Business Management from Emporia State University. Marion is a regular guest speaker at events such as Denver Start-Up Week, Colorado University’s program on social entrepreneurship, various universities on the topic of entrepreneurship and the United Nations Global Accelerator Initiative.

Mr. Mariathasan was selected for service on the Board because of his experience in and commitment to the cannabis industry, his demonstrated and consistent record of success as an executive and entrepreneur, and his extensive network of contacts in the cannabis industry.

64

Each of the directors on our Board of Directors was elected or appointed because he has demonstrated an ability to make meaningful contributions to our business and affairs and has skills, experience and background that are complementary to those of our other Board members.

Director Independence

The Nasdaq marketplace rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominations committees be independent, or, if a listed company has no nominations committee, that director nominees be selected or recommended for the board’s selection by independent directors constituting a majority of the board’s independent directors. The Nasdaq marketplace rules further require that audit committee members satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act and that compensation committee members satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act.

Prior to the completion of this offering, our Board undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our Board has affirmatively determined that each of Messrs. Shipley, Etten, Reisner and Mariathasan qualify as an independent director, as defined under the applicable corporate governance standards of Nasdaq. These rules require that our Audit Committee be composed of at least three members, one of whom must be independent on the date of listing on Nasdaq, a majority of whom must be independent within 90 days of the effective date of the registration statement containing this prospectus, and all of whom must be independent within one year of the effective date of the registration statement containing this prospectus.

Audit Committee

Prior to the commencement of this offering, our Board established an Audit Committee, which as of the date of this prospectus consists of three independent directors, Mr. Reisner (Chairman), Mr. Shipley and Mr. Etten. The committee’s primary responsibilities include recommending the selection of our independent registered public accounting firm; evaluating the appointment, compensation and retention of our registered public accounting firm; receiving formal written statements from our independent registered public accounting firm regarding its independence, including a delineation of all relationships between it and the Company; reviewing with such independent registered public accounting firm the planning, scope and results of their audit of our financial statements; pre-approving the fees for services performed; reviewing with the independent registered public accounting firm the adequacy of internal control systems; reviewing our annual financial statements and periodic filings, and receiving our audit reports and financial statements. The Audit Committee also considers the effect on the Company of any changes in accounting principles or practices proposed by management or the independent registered public accounting firm, any changes in service providers, such as the accountants, that could impact the Company’s internal control over financial reporting, and any changes in schedules (such as fiscal or tax year-end changes) or structures or transactions that required special accounting activities, services or resources.

The Board has determined that each of our Audit Committee members are independent of management and free of any relationships that, in the opinion of the Board, would interfere with the exercise of independent judgment and are independent, as that term is defined under the enhanced independence standards for audit committee members in the Exchange Act and the rules promulgated thereunder.

The Board has determined that Mr. Reisner is an “audit committee financial expert,” as that term is defined in the rules promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2012. The Board has further determined that each of the members of the Audit Committee shall be financially literate and that at least one member of the committee has accounting or related financial management expertise, as such terms are interpreted by the Board in its business judgment.

65

Compensation Committee

Prior to the commencement of this offering, our Board established a Compensation Committee, which as of the date of this prospectus consists of two independent directors, Mr. Shipley (Chairman) and Mr. Resiner. The committee’s primary responsibilities include approving corporate goals and objectives relevant to executive officer compensation and evaluate executive officer performance in light of those goals and objectives, determining and approving executive officer compensation, including base salary and incentive awards, making recommendations to the Board regarding compensation plans, and administering our stock plan.

Our Compensation Committee determines and approves all elements of executive officer compensation. It also provides recommendations to the Board with respect to non-employee director compensation. The Compensation Committee may not delegate its authority to any other person, other than to a subcommittee.

The Company compensation policies for executive officers has two fundamental objectives: (i) to provide a competitive total compensation package that enables the Company to attract and retain highly qualified executives with the skills and experience required for the achievement of business goals; and (ii) to align certain compensation elements with the Company’s annual performance goals. With respect to each of the Company’s executive officers, the total compensation that may be awarded, including base salary, discretionary cash bonuses, annual stock incentive awards, stock options, restricted stock units and other equity awards, and other benefits and perquisites will be evaluated by the committee. Under certain circumstances, the committee may also award compensation payable upon termination of the executive officer under an employment agreement or severance agreement (if applicable). The Board recognizes that its overall goal is to award compensation that is reasonable when all elements of potential compensation are considered. The committee believes that cash compensation in the form of base salary and discretionary cash bonuses provides our executives with short-term rewards for success in operations, and that long-term compensation through the award of stock options, restricted stock units and other equity awards aligns the objectives of management with those of our stockholders with respect to long-term performance and success. The Board also has historically focused on the Company’s financial condition when making compensation decisions and approving performance objectives and compensation has been weighted more heavily toward equity-based compensation. The committee will continue to periodically reassess the appropriate weighting of cash and equity compensation in light of the Company’s expenditures in connection with commercial operations and its cash resources and working capital needs.

Nominating Committee

Prior to the commencement of this offering, our Board established a Nominating Committee, which as of the date of this prospectus consists of two independent directors, Mr. Etten (Chairman) and Mr. Mariathasan. The committee’s primary responsibilities include identifying individuals qualified to serve on the Board as directors and on committees of the Board, establishing procedures for evaluating the suitability of potential director nominees consistent with the criteria approved by the Board, reviewing the suitability for continued service as a director when his or her term expires and at such other times as the committee deems necessary or appropriate, and determining whether or not the director should be re-nominated, and reviewing the membership of the Board and its committees and recommending making changes, if any.

In evaluating director nominees, the Nominating Committee will generally consider the following factors:

●	the appropriate size and composition of our Board of Directors;

●	whether or not the person is an “independent” director as defined in Rule 5605(a)(2) promulgated by the Nasdaq Stock Market;

●	the needs of the Company with respect to the particular talents and experience of its directors;

●	the knowledge, skills and experience of nominees in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board of Directors;

●	familiarity with national and international business matters and the requirements of the industry in which we operate;

●	experience with accounting rules and practices;

●	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members; and

●	all applicable laws, rules, regulations and listing standards, if applicable.

66

There are no stated minimum criteria for director nominees, although the committee may consider such factors as it may deem are in the best interests of the Company and its stockholders. The Nominating Committee also believes it is appropriate for certain key members of our management to participate as members of the Board of Directors.

The Nominating Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service, or if the Nominating Committee decides not to re-nominate a member for re-election, the committee identifies the desired skills and experience of a prospective director nominee in light of the criteria above, or determines to reduce the size of the Board. Research may also be performed to identify qualified individuals. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, nor do we anticipate doing so in the future.

Stockholder Communications with Directors

Stockholders may communicate with the Board by sending a letter to the Corporate Secretary, CEA Industries Inc., 385 South Pierce Avenue, Suite C, Louisville, Colorado 80027. Each communication must set forth the name and address of the stockholder on whose behalf the communication is sent and should indicate in the address whether the communication is intended for the entire Board, the non-employee directors as a group or an individual director. Each communication will be screened by the Corporate Secretary or his designee to determine whether it is appropriate for presentation to the Board or any specified director(s). Examples of inappropriate communications include junk mail, spam, mass mailings, resumes, job inquiries, surveys, business solicitations and advertisements, as well as unduly hostile, threatening, illegal, unsuitable, frivolous, patently offensive or otherwise inappropriate material. Communications determined to be appropriate for presentation to the Board, or the director(s) to whom they are specifically addressed, will be submitted to the Board or such director(s) on a periodic basis. Any communications that concern accounting, internal control or auditing matters will be handled in accordance with procedures adopted by the Board of Directors.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics, which is available for review on our website at www.ceaindustries.com and is also available in print, without charge, to any stockholder who requests a copy by writing to us at CEA Industries Inc., 385 South Pierce Avenue, Suite C, Louisville, Colorado 80027 Attention: Corporate Secretary. Each of our directors, employees and officers, including our Chief Executive Officer, and all of our other principal executive officers, are required to comply with the Code of Business Conduct and Ethics. There have not been any waivers of the Code of Business Conduct and Ethics relating to any of our executive officers or directors in the past year.

Meetings and Committees of the Board

Our Board is responsible for overseeing the management of our business. We keep our directors informed of our business at meetings and through reports and analyses presented to the Board and the committees of the Board. Regular communications between our directors and management also occur outside of formal meetings of the Board and committees of the Board.

67

Board Leadership Structure

The Board may, but is not required to, select a Chairman of the Board who presides over the meetings of the Board and meetings of the stockholders and performs such other duties as may be assigned to him by the Board. The positions of Chairman of the Board and Chief Executive Officer may be filled by one individual or two different individuals. Currently the positions of Chairman of the Board and Chief Executive Officer are held by Mr. McDonald.

Board’s Role in Risk Oversight

While risk management is primarily the responsibility of the Company’s management team, the Board is responsible for the overall supervision of the Company’s risk management activities. The Board as a whole has responsibility for risk oversight, and each Board committee has responsibility for reviewing certain risk areas and reporting to the full Board. The oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment, and management of critical risks and management’s risk mitigation strategies in certain focus areas. These areas of focus include strategic, operational, financial and reporting, succession and compensation and other areas.

The Board oversees risks associated with their respective areas of responsibility. The Board oversees: (i) risks and exposures associated with our business strategy and other current matters that may present material risk to our financial performance, operations, prospects or reputation, (ii) risks and exposures associated with management succession planning and executive compensation programs and arrangements, including equity incentive plans, and (iii) risks and exposures associated with director succession planning, corporate governance, and overall board effectiveness.

Management provides regular updates to the Board regarding the management of the risks they oversee at each regular meeting of the Board. We believe that the Board’s role in risk oversight must be evaluated on a case-by-case basis and that our existing Board’s role in risk oversight is appropriate. However, we continually re-examine the manners in which the Board administers its oversight function on an ongoing basis to ensure that they continue to meet the Company’s needs.

68

Executive Officers

Executive officers are appointed by our Board and serve at its discretion. Set forth below is information regarding our executive officers as of the date of this prospectus.

Name	Age	Positions
Anthony K. McDonald	63	Chief Executive Officer and President; Director
R. Brian Knaley	51	Chief Financial Officer

Mr. McDonald’s biographical information is included with such information for the other members of our Board.

R. Brian Knaley	Mr. Knaley was appointed a Chief Financial Officer on June 24, 2021. Mr. Knaley has more than 25 years of financial leadership including being a two-time public company CFO. He was most recently the CFO for Proximo Medical, a start-up company specializing in the commercialization of medical devices where he provided strategic management of accounting and finance functions including financial control, cash maximization and tax and regulatory compliance. Prior to Proximo, he served as Senior Vice President and Interim CFO of ViewRay, Inc., (Nasdaq: VRAY), a global manufacturer of MRI-guided radiation therapy systems. At ViewRay he delivered strategic leadership for this publicly listed company. Past positions also include CFO at ARC Group Worldwide, Inc. (Nasdaq: ARCW), a global manufacturer of precision metallurgic products and advanced 3D printing, Vice President and Corporate Controller of Spectranetics Corp. (Nasdaq: SPNC), a vascular intervention device maker. Other positions Mr. Knaley held were Corporate Controller for Arcelormittal USA (NYSE: MT), a steel and mining company and Vice President Finance/Audit Manager for Caterpillar, Inc. (NYSE: CAT), a Fortune 100 corporation that designs, develops, engineers, manufactures, markets, and sells machinery, engines, financial products, and insurance. Mr. Knaley holds a BA in Accounting from Thomas More College and a CPA license in the State of Ohio.

69

COMPENSATION

Director Compensation Program

On January 17, 2022, the Board of Directors adopted a new compensation plan for independent directors.

The Company will pay its independent directors an annual cash fee of $15,000, payable quarterly in advance on the first business day of each calendar quarter, and is the cash consideration for their participation in: (i) any regular and special meetings of the Board and any committee participation and meetings thereof that are attended in person, (ii) any telephonic and other forms of electronic meetings of the Board or of any committee thereof in which the director is a member, (iii) any non-meeting consultations with the Company’s management, and (iv) any other services provided by them in their capacities as directors (other than services as the Chairman of the Board and as the Chairman of the committees of the board of directors). After the Company is listed on a national stock exchange the annual cash fee will increase to $25,000. The Company also pays the Audit Committee Chairman an additional annual fee of $10,000, and the Chairmen of any other committees of the Board an additional annual fee of $5,000, payable quarterly in advance, for services as a committee chairman.

At the time of initial election or appointment, each independent director will receive an equity retention award in the form of restricted stock units (“RSUs”). The aggregate value of the RSUs at the time of grant will be $25,000, with the number of shares underlying the RSUs to be determined based on the closing price of the Company’s common stock on the date immediately prior to the date of grant. Vesting of the RSUs will be as follows: (i) 50% at the time of grant, and (ii) 50% on the first anniversary of the grant date. In addition, on the first business day of January each year following their initial election or appointment, each independent director will receive an equity retention award in the form of RSUs. The aggregate value of the RSUs at the time of grant will be $25,000, with the number of shares underlying the RSUs to be determined based on the closing price of the Company’s common stock on the date immediately prior to the date of grant. These RSUs will be fully vested at date of grant. The board of directors or compensation committee may grant other equity awards to directors in their discretion, under the terms of the Company incentive award plan

The Company reimburses independent directors for out-of-pocket expenses incurred in attending Board of Director and committee meetings and undertaking certain matters on the Company’s behalf.

Each independent director is responsible for the payment of any and all income taxes arising with respect to the issuance of any equity awarded under the plan.

Employee directors do not receive separate fees for their services as directors.

Under the Nevada Revised Statutes and pursuant to our charter and bylaws, as currently in effect, the Company may indemnify the Company’s officers and directors for various expenses and damages resulting from their acting in these capacities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our officers and directors pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

The Company has entered into indemnification agreements with its directors and executive officers. The indemnification agreements are intended to provide the Company’s directors the maximum indemnification permitted under the Nevada Revised Statutes, unless otherwise limited by the Company’s charter and bylaws. Each indemnification agreement provides that the Company shall indemnify the director or executive officer who is a party to the agreement (an “Indemnitee”), including the advancement of legal expenses, if, by reason of his corporate status, the Indemnitee is, or is threatened to be, made a party to or a witness in any threatened, pending, or completed proceeding. Each indemnification agreement further provides that the applicable provisions of the Company’s charter and bylaws regarding indemnification shall control in the event of any conflict with any provisions of such indemnification agreements.

70

Director Compensation Table

The following table sets forth the compensation earned by or awarded or paid in 2020 and 2021 to the individuals who served as our independent directors during such period.

Name	Year	Fees Earned or Paid in Cash	Stock Awards	Option Awards (1) (2)	Total
James R. Shipley	2020	$—	$—	$19,800	$19,800
	2021	$7,500		$7,500	$15,000

Nicholas J. Etten	2020	$—	$—	$19,800	$19,800
	2021	$7,500		$7,500	$15,000

(1) Reflects the dollar amount of the grant date fair value of awards, measured in accordance with FASB Accounting Standards Codification (“ASC”) Topic 718 (“Topic 718”) without adjustment for estimated forfeitures. For a discussion of the assumptions used to calculate the value of equity awards, refer to Note 14 to our consolidated financial statements for the fiscal year ended December 31, 2020 included in this prospectus.

(2) Reflects grants to each independent director on June 24, 2020 of non-qualified stock options to purchase 6,667 shares of the Company’s common stock and on August 20th, 2021 of non-qualified stock options to purchase 769 shares of the Company’s common stock.

The aggregate number of non-qualified stock options held as of December 31, 2020 and 2021 by each independent director are as follows:

Name	Year	Shares Underlying Non-Qualified Stock Options	Shares Underlying Restricted Stock Units	Total
James R. Shipley	2020	6,667	—	6,667
	2021	7,436		7,436

Nicholas J. Etten	2020	6,667	—	6,667
	2021	7,436		7,436

Disclosure Relating to Former Directors

Mr. Keating was a Director of the Company until his resignation in March 2020. During the period from January 1, 2020 until his resignation, Mr. Keating received $7,500 fees paid or earned in cash and stock option non-qualified stock options to purchase 1,667 shares of the Company’s common stock valued at $14,625 in respect of the annual 2020 grant in recognition of his prior services to the Company.

Mr. Simonton was a Director of the Company until his resignation in March 2020. During the period from January 1, 2020 until his resignation, Mr. Simonton received $7,500 fees paid or earned in cash and stock option non-qualified stock options to purchase 1,667 shares of the Company’s common stock valued at $14,625 in respect of the annual 2020 grant in recognition of his prior services to the Company.

71

Executive Compensation

Summary Executive Compensation Table

The following table summarizes compensation earned by or awarded or paid to our named executive officers for the years ended December 31, 2021, 2020 and 2019.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-equity Incentive Plan Compensation	Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
Anthony K. McDonald - Chief Executive Officer	2021	$216,731	$50,000	$73,498	$332,727	$-	$-	$49,383	$722,339
and President (2)	2020	$174,593	$20,000	$-	$33,333	$-	$-	$15,314	$243,240
	2019	$180,000	$-	$-	$58,532	$-	$-	$13,900	$252,432

Richard B. Knaley - Chief Financial Officer and Treasurer (3)	2021	$120,192	$-	$-	$122,000	$-	$-	$4,275	$246,467

(1)  Reflects the dollar amount of the grant date fair value of awards granted in 2019, 2020 or 2021, measured in accordance with FASB Accounting Standards Codification (“ASC”) Topic 718 (“Topic 718”) without adjustment for estimated forfeitures. For a discussion of the assumptions used to calculate the value of equity awards, refer to Note 14 to our consolidated financial statements for the fiscal year ended December 31, 2020 included in this prospectus.

(2)  Mr. McDonald was appointed Chief Executive Officer and President in November 2018. Amounts presented include all compensation for Mr. McDonald for the full 2020 and 2021 years. Bonus includes cash bonus paid in recognition of services rendered and contributions to the Company’s performance in 2020 and 2021. 2021 stock awards include 6,803 shares of common stock issued in relation to a new employment agreement effective November 24, 2021. The 2021 option awards include incentive stock options to purchase 40,830 share of common stock and non-qualified stock options to purchase 4,453 shares of common stock both awarded in the November 24,2021 employment agreement. Some of these options are subject to certain vesting (see Outstanding Equity Awards table, below) 2020 option awards include non-qualified stock options to purchase 1,791 shares of common stock awarded in February 2021, based on Mr. McDonald’s 2020 performance. The options vested and became exercisable on the grant date. Other compensation in 2020 and 2021 includes (i) employer-paid portion of health plan benefits ($7,780 and $8,282, respectively), (ii) employer matching contributions under our 401(k) plan ($7,535 and $10,685, respectively), and (iii) board pre-approved third party compensation expenses and associated taxes.

(3) Mr. Knaley was appointed Chief Financial Officer and Treasurer in June 2021. Amounts presented include all compensation for Mr. Knaley for 2021. Option awards include non-qualified stock options to purchase 13,333 shares of common stock awarded subject to his employment agreement. Some of these options are subject to certain vesting. Other compensation includes the employer-paid portion of health plan benefits.

Disclosure Relating to Former Executives

Mr. Bechtel was Chief Executive Officer and President from August 2017 until his resignation in November 2018. During the year ended December 31, 2019, Mr. Bechtel received salary of $7,561 in respect of services provided in the prior year.

Mr. Smiens was Chief Financial Officer and Treasurer from July 2018, and Secretary from September 2018, until his termination of employment in December 2018. During the year ended December 31, 2019, Mr. Smiens received salary of $18,454 in respect of services provided in the prior year.

72

Outstanding Equity Awards

The following table sets forth certain information regarding outstanding equity awards held by our named executive officers as of December 31, 2020 and 2021.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-equity Incentive Plan Compensation	Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
Anthony K. McDonald - Chief	2021	$216,731	$50,000	$73,498	$332,727	$-	$-	$49,383	$722,339
Executive Officer and President (2)	2020	$174,593	$20,000	$-	$33,333	$-	$-	$15,314	$243,240
Richard B. Knaley - Chief Financial Officer and Treasurer (3)	2021	$120,192	$-	$-	$122,000	$-	$-	$4,275	$246,467

(1) Reflects the dollar amount of the grant date fair value of awards granted in 2020 or 2021, measured in accordance with FASB Accounting Standards Codification (“ASC”) Topic 718 (“Topic 718”) without adjustment for estimated forfeitures. For a discussion of the assumptions used to calculate the value of equity awards, refer to Note 14 to our consolidated financial statements for the fiscal year ended December 31, 2021 included in this Annual Report.

(2) Mr. McDonald was appointed Chief Executive Officer and President in November 2018. Amounts presented include all compensation for Mr. McDonald for the full 2020 and 2021 years. Bonus includes cash bonus paid in recognition of services rendered and contributions to the Company’s performance in 2020 and 2021. 2021 stock awards include 1,020,408 shares of common stock issued in relation to a new employment agreement effective November 24, 2021. 2021 option awards include incentive stock options to purchase 40,830 shares of common stock and non-qualified stock options to purchase 4,453 shares of common stock both awarded in the November 24,2021 employment agreement. Some of these options are subject to certain vesting (see Outstanding Equity Awards table, below) 2020 option awards include non-qualified stock options to purchase 1,791 shares of common stock awarded in February 2021, based on Mr. McDonald’s 2020 performance. The options vested and became exercisable on the grant date. Other compensation in 2020 and 2021 includes (i) employer-paid portion of health plan benefits ($7,780 and $8,282, respectively), (ii) employer matching contributions under our 401(k) plan ($7,535 and $10,685, respectively), and (iii) board pre-approved third party compensation expenses and associated taxes. .

(3) Mr. Knaley was appointed Chief Financial Officer and Treasurer in June 2021. Amounts presented include all compensation for Mr. Knaley for 2021. Option awards include non-qualified stock options to purchase 13,333 shares of common stock awarded subject to his employment agreement. Some of these options are subject to certain vesting (see Outstanding Equity Awards table, below). Other compensation includes the employer-paid portion of health plan benefits.

Compensation Arrangements with Named Executive Officers

Anthony K. McDonald

On November 24, 2021, the Company entered into an employment agreement with Mr. McDonald, the Company’s Chief Executive Officer and President. The initial term of the employment agreement commenced on November 24, 2021, for a one year term that is automatically extended for an additional three years upon completion by the Company of a “qualified offering.” After the initial term (as may be extended), the employment agreement automatically renews for one year periods unless notice of non-renewal is given 90 days prior to the end of the then expiring term. A qualified offering is (A) the closing of a sale of the securities of the Company, whether in a private placement or pursuant to an effective registration statement under the Securities Act of 1933, or (B) the occurrence of an up-listing event (i.e., having the Company’s stock quoted on an alternative trading platform from the Over-the-Counter (OTC) exchange to a major stock exchange).

Mr. McDonald will be paid an annualized base salary of $275,000 per year, which will automatically increase to $350,000 per year upon the completion of a Qualified Offering. The base salary will be reviewed at least annually prior to the end of each calendar year to ascertain whether, in the judgment of the board of directors, it should be increased for the next calendar year. Mr. McDonald is eligible to receive an annual incentive bonus under the Company’s annual incentive compensation plan and policy for each full completed calendar year of employment during the term as determined by the board of directors in its sole discretion. Mr. McDonald will be eligible for an annual target bonus of fifty percent of the base salary. Payment of the annual bonus may be made in the form of cash, stock, or a combination thereof, as determined in the sole discretion of the board of directors. Mr. McDonald will also receive an immediate cash amount of $50,000, payable promptly after the signing of the employment agreement.

73

Mr. McDonald, at the signing of the employment agreement was issued 6,803 shares of common stock, which has an aggregate fair market value of $50,000, and was paid a gross up on that amount for federal state and local income tax. Mr. McDonald was awarded a stock option to purchase 302 shares of common stock under the 2021 Stock Award Plan, that was approved by shareholders, with an exercise price of $7.35 per share, the price of a share of common stock on the day immediately prior to the signing of the employment agreement. The vesting of the options is at the rate of one-third on each of the date of the signing of the employment agreement and the first and second anniversary of the signing of the employment agreement. The option, once vested, is exercisable for ten years from the date the employment contract was signed. Vesting will be accelerated upon a change of control of the Company and certain termination events.

Mr. McDonald is entitled to participate in the Company employee benefit plans, including any group health and welfare insurance and profit sharing and 401(k) plans that are sponsored generally by the Company for its employees, as may be offered from time to time. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time. Mr. McDonald will be entitled to vacation, personal days, sick days and expense reimbursement. If Mr. McDonald’s employment is terminated for cause, due to death, due to disability or voluntary resignation, he will be paid his base salary to the date of termination, any unpaid annual bonus, COBRA benefits and any unpaid expense reimbursement. If he is terminated without cause or he resigns for good reason, then he will be paid one year’s base salary, and the annual bonus for that year. The employment agreement has typical activity restrictions for non-solicitation of customers and employees of the Company and covenants for confidentiality, non-competition, inventions and protection of Company intellectual property.

Separately from his prior employment agreement dated November 28, 2018, on January 2, 2020, the Board awarded Mr. McDonald a special one-time grant of non-qualified stock options to purchase 6,667 shares of the Company’s common stock and a $20,000 cash bonus, in recognition of his services as the Company’s Chief Executive Officer during 2019. These non-qualified stock options were immediately vested on the date of grant, had a term of 10 years, and had an exercise price of $10.50 per share, the closing price of the Company’s common stock on The OTC Markets on the day immediately preceding the grant date. Further, on February 16, 2021, Mr. McDonald was awarded non-qualified stock options to purchase 1,791 shares of common stock under our 2017 Equity Incentive Plan. This grant was based on his performance during 2020. The options vested and became exercisable on the grant date. The associated equity compensation expense was accrued during 2020.

R. Brian Knaley

On June 28, 2021 the Company employed Mr. R. Brian Knaley as the Chief Financial Officer and Treasurer, and entered into an employment agreement, which was approved by the Board on June 16, 2021. The initial term of the employment agreement commenced June 28, 2021 and will continue until June 30, 2024. However, the Company and Mr. Knaley may terminate the employment, at any time, with or without cause, by providing the other party with 30-days’ prior written notice. In the event Mr. Knaley’s employment is terminated by the Company during the initial term without cause, Mr. Knaley will be entitled to receive his base salary for an additional 30 days. Following the initial term, the Company and Mr. Knaley may extend the employment agreement for additional one-year terms by mutual written agreement.

Mr. Knaley will receive an annualized base salary of $250,000. Upon uplisting of the Company to a national stock exchange (Nasdaq or NYSE), his base salary will be increased to $275,000 annually. Mr. Knaley is also eligible to receive an annual incentive bonus. During 2021, Mr. Knaley will be eligible for 50% of the incentive award allocated to executives. If a similar plan is in place for 2022 and subsequent years, he will be eligible for 100% of the incentive award allocated to executives.

On June 28, 2021, the Board granted Mr. Knaley non-qualified stock options to purchase 13,333 shares of the Company’s common stock, which vest as follows: (i) 1,667 options vest and become exercisable on the grant date, (ii) 2,780 options vest and become exercisable on June 30, 2022, if Mr. Knaley continues to be employed by the Company on that date, (iii) 4,433 options vest and become exercisable on June 30, 2023, if Mr. Knaley continues to be employed by the Company on that date, and (iv) 4,453 options vest and become exercisable on June 30, 2024, if Mr. Knaley continues to be employed by the Company on that date. The exercise price of these options will be based on the closing price of the Company’s common stock on June 25, 2021. In the event of a change of control involving the Company, any remaining special stock bonuses related to any period ending after the date of the change of control will become due and payable, provided Mr. Knaley continues to provide services to the Company on the date immediately preceding the date of the change of control.

74

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following describes certain agreements and transactions between the Company and its co-founders, Brandy and Stephen Keen (the “Co-founders”). The Co-founders held various executive officer and director positions with the Company until May 2018. One of the Co-founders also was a consultant to the Company until May 2018. The Co-founders are also shareholders of the Company. Based on information available to the Company, the Co-founders did not own more than 10% of the Company’s outstanding common stock at any time during 2020 or 2019.

Equipment, Demonstration and Product Testing Agreement. In May 2017, we entered into a three-year equipment, demonstration and product testing agreement with a licensed cannabis cultivation company affiliated with Mr. Keen. Under this agreement, we agreed to lease the cultivation company certain cultivation equipment in exchange for a quarterly fee of $16,500, which was increased to $18,330 to reflect additional leased equipment requested by the cultivation company (the “Lease Fee”). In consideration for access to the cultivation facility to conduct demonstration tours and for the product testing and data to be provided by the cultivation company, we agreed to pay the cultivation company a quarterly fee of $12,000 (the “Demo and Testing Fee”).

The parties each made their respective payments under this agreement through June 30, 2018. Thereafter, the cultivation company failed to make any subsequent payments of the Lease Fee and, as a result, the Company did not pay the Demo and Testing Fee. During the second quarter of 2019, we notified the cultivation company of its breach for non-payment of the Lease Fee. In February 2020, the parties mutually agreed to terminate this agreement and release each other from all claims related to this agreement, including any unpaid Lease Fees or Demo and Testing Fees. We also agreed to transfer the equipment to the cultivation company for no additional consideration.

Employment Agreement. In May 2018, we entered into an employment agreement with Ms. Keen, which provided for an initial base salary of $150,000 per year and certain sales incentive. Pursuant to the employment agreement, we awarded 32,000 restricted stock units (“RSUs”) to Ms. Keen that vested at certain dates in the future, subject to her continued employment. These RSU’s have now fully vested and Ms. Keen continues her employment with the Company under this agreement.

On January 7, 2021, the Company entered into a consulting agreement with RSX Enterprises, Inc. (“RSX”), a company controlled by Mr. James R. Shipley, a director of the Company. RSX will provide consulting services to the Company focused on product offerings, engineering requirements, key customer marketing outreach, and related matters, as mutually determined by the Company and RSX. The Company will pay a monthly consulting fee of $6,500 for up to 50 hours per month for the various consulting activities undertaken and provide for reimbursement of expenses. The term of the agreement is set for three months. Any intellectual property developed by RSX will belong to the Company, and the contract provides for typical indemnification obligations and confidentiality provisions.

75

PRINCIPAL STOCKHOLDERS

The following table sets forth the shares of our common stock beneficially owned by (i) each of our directors, (ii) each of our named executive officers, (iii) all of our directors and executive officers as a group, and (iv) all persons known by us to beneficially own more than 5% of our outstanding common stock.

The Company has determined the beneficial ownership shown on this table in accordance with the rules of the SEC. Under these rules, shares are considered beneficially owned if held by the person indicated, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of such shares. A person is also deemed to be a beneficial owner of shares if that person has the right to acquire such shares within 60 days through the exercise of any warrant, option or right or through conversion of a security. Except as otherwise indicated in the accompanying footnotes, the information in the table below is based on information as of the date of this prospectus. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power with respect to shares of common and preferred stock and the address for such person is c/o CEA Industries Inc. 385 South Pierce Avenue, Suite C, Louisville, CO 80027.

Name of Beneficial Owner	Number of Shares Owned Beneficially Before Offering	Percentage Before Offering (1)	Number of Shares Owned Beneficially After Offering	Percentage After Offering (2)

Directors
Anthony K. McDonald (3)	64,984	4.1%	64,984	0.9%
James R. Shipley (4)	10,561	0.7%	10,561	0.1%
Nicholas J. Etten (5)	10,561	0.7%	10,561	0.1%
Marion Mariathasan (6)	1,684	0.1%	10,561	0.0%
Troy L Reisner (7)	1,684	0.1%	10,561	0.0%

Executive Officers who are not Directors
Brian Knaley (8)	1,667	0.1%	1,667	0.0%

Executive Officers and Directors as a Group	91,141	5.7%	91,141	1.2%

5% or More Stockholders
John F. Jansen (9)	85,024	5.3%	85,024	1.1%

(1) Based on a total of 1,604,202 shares of the Company’s common stock issued and outstanding as of February 10, 2022.

(2) Based on a total of 7,415,340 shares, after giving effect to the previously noted reverse split on January 27, 2022 of the Company as of February 10, 2022, and includes the sale of 5,811,138 shares of common stock offered hereby, excluding the shares of common stock that may be sold under the overallotment option and assuming no exercise of warrants issued in the offering.

(3) Includes 8,119 outstanding shares of common stock and 56,865 shares of common stock issuable upon options that are currently exercisable. Excludes 30,194 shares of common stock issuable upon the exercise of options that vest in the future.

(4) Represents 10,561 shares of common stock issuable upon the exercise of currently exercisable options.

(5) Represents 10,561 shares of common stock issuable upon the exercise of currently exercisable options.

(6) Excludes 1,684 shares of common stock issuable upon vesting of a restricted stock unit.

(7) Excludes 1,684 shares of common stock issuable upon vesting of a restricted stock unit.

(8) Excludes 13,333 shares of common stock issuable upon exercise of options that vest in the future.

(9) Beneficial ownership based on Schedule 13G dated May 25, 2018 filed by Mr. Jansen with the SEC, and share ownership reported by Mr. Jansen to the Company as of March 8, 2020. The address for Mr. Jansen is 4910 Kaylan Court, Richmond, TX 77407.

76

DESCRIPTION OF THE SECURITIES

General

The following is a summary of information concerning capital stock of the Company and the securities we are offering. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the Company’s articles of incorporation, as amended, amended and restated by-laws, all of which are entirely qualified by these documents.

Common Stock

Our articles of incorporation, as amended, taking into account the 1 for 150 reverse split of the common stock and adjustment to the authorized shares made on January 27, 2022, currently authorizes us to issue up to 200,000,000 shares of common stock.

Subject to prior dividend rights of the holders of any shares of issued and outstanding preferred stock of the Company, holders of shares of common stock are entitled to receive dividends when, as and if declared by the Board out of funds legally available for that purpose.

Each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of common stock do not have cumulative voting rights. The holders of a majority of the shares of common stock present and entitled to vote in the election of directors can elect all directors standing for election.

In the event of any liquidation, dissolution or winding up of the Company, after the satisfaction in full of the liquidation preferences of holders of any shares of issued and outstanding preferred stock, holders of shares of common stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders. The shares of common stock are not subject to redemption by operation of a sinking fund or otherwise. Holders of shares of common stock are not currently entitled to pre-emptive rights.

The issued and outstanding shares of common stock are fully paid and non-assessable. Any additional shares of common stock that the Company may issue in the future will also be fully paid and non-assessable.

Preferred Stock

Our articles of incorporation, as amended, taking into account the adjustment to the authorized shares made on January 27, 2022, authorizes us to issue up to 25,000,000 shares of undesignated preferred stock, par value $0.00001 per share. We may issue preferred stock from time to time in one or more series, without shareholder approval, when authorized by our Board. Our Board had authorized 3,300 shares of Series B Convertible Preferred Stock (described below), all of which are issued and outstanding and upon redemption will be returned to the status of authorized but unissued shares of preferred stock. No other shares of preferred stock are issued or are outstanding.

The specific terms of any series of preferred stock will be governed by our articles of incorporation and by the certificate of designations relating to that series. The Board has the right, without prior approval of the holders of common stock, subject to any rights of currently issued preferred stock, to specify any and all terms of a series of preferred stock, including the rank, dividend and distribution rights, voting rights, liquidation rights and redemption, conversion and preemption rights. The issuance of preferred stock could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying or preventing a change in control of us, all without further action by our stockholders.

77

Series B Preferred Stock

Rank. The Series B Preferred Stock ranks superior to all other classes, including the Common Stock.

Dividends. The Series B Preferred Stock carries a dividend rate of 8% per annum, payable quarterly, in cash, and at the Company’s election, in certain circumstances and subject to blocker provisions, payable in shares of common stock.

Liquidation Preference. Each holder of Series B Preferred Stock shall be entitled to receive, prior to all other classes of capital stock, including the Common Stock, for each share thereof, out of assets of the Company legally available therefore, a preferential amount in cash, per share, equal to the greater of (A) 120% of the Stated Value ($1,000) plus all accrued and unpaid dividends thereon, on the date of such payment, and (B) the amount per share such holder would receive if such holder converted such Series B Preferred Stock into Common Stock immediately prior to the date of such payment.

Voting. The Series B Preferred Stock has no voting rights other than those provided by statute on matters affecting the rights and obligations of the Series B Preferred Stock.

Conversion Rights. The holders of the Series B Preferred Stock may convert the shares of Series B Preferred Stock into shares of Common Stock at any time at an initial conversion price of $8.55. The conversion rate is subject to adjustment in various circumstances, including stock splits, stock dividends, pro rata distributions, fundamental transactions and upon a triggering event and subject to reset if the Common Stock of the Company sold in a subsequent equity transaction and in a Qualified Offering (i.e., the first public offering in which the common stock is listed on a national exchange) is below the then conversion price. There are cash penalties imposed on the Company if it fails to deliver timely the shares of Common Stock due upon a conversion. The Series B Preferred Stock is mandatorily convertible on the third anniversary of its issuance. The Company is obligated to and has reserved shares of common stock for issuance on conversion of the Series B Preferred Stock equal to 200% of the number of shares of common stock that may be issued on conversion of the Series B Preferred Stock, and upon conversion, the Company will not use the reserved shares for issuance. On January 28, 2022, we agreed with the Series B investor that it would convert 1,650 shares of Series B Preferred Stock, plus accrued and unpaid dividends into the securities being offered hereby, at the completion of the offering, for 532,688 shares of common stock and/or pre-funded warrants and 532,688 warrants, at a rate equal to 75% of the public offering price of $4.13. The securities being issued to the Series B investor will be subject to a 90-day lock-up, and are restricted securities, subject to the Series B investor’s registration rights and ability to sell the securities under Rule 144.

Redemption Rights. The holders of the Series B Preferred Stock have the right to cause their shares to be redeemed in full at the redemption price, which is 120% of the stated value of $1,000. The redemption right may be exercised by the holders at any time after the earlier of (x) the consummation by the Company of a Qualified Offering (as described above), or (y) the first anniversary of the issuance of the Series B Preferred Shares. The redemption price is also reset upon a triggering event. On January 28, 2022, we agreed with the Series B investor to redeem 1,650 shares of our Series B Preferred Stock for approximately $2.0 million following the closing of this offering.

Preemption Rights. The Series B Preferred Stock does not have preemptive rights.

78

Warrants to be Issued in this Offering

The following is a brief summary of certain terms and conditions of the warrants to be issued in connection with this offering and are subject in all respects to the provisions contained in the warrants.

Form. The warrants will be issued in electronic book-entry form to the investors. You should review a copy of the form of warrant, which is filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the warrants.

Exercisability. The warrants are exercisable at any time after their original issuance, , and at any time up to the date that is five years after their original issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is effective and available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Exercise Limitation. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us.

Exercise Price. The exercise price per whole share of common stock purchasable upon exercise of the warrants is $5.00 per share (approximately 121% of public offering price of common stock) of common stock. The exercise price is also subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. The warrants offered in this offering are listed on The Nasdaq Capital Market under the symbol “CEADW”. No assurance can be given that a trading market will develop.

Fundamental Transactions. In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

79

Series B Related Warrants

The holder of the Series B Preferred Stock was sold, as part of the purchase of the Series B Preferred Stock, a warrant to purchase up to 192,283 shares of common stock, until September 28, 2024 at an initial exercise price of $9.45, subject to adjustment for stock splits, stock dividends and other typical adjustments and changes in capitalization, including mergers and acquisitions and distribution of rights. This warrant provides for cashless exercise if the underlying shares of common stock are not registered for resale by the holder. This warrant is subject to the registration rights agreement described below. This warrant provides for various penalties payable by the Company if it does not timely deliver the common stock issuable on exercise, and issuances upon exercise are subject to a 4.99% blocker provision.

The Company also issued to ThinkEquity LLC and its designees placement agent warrants to purchase up to an aggregate of 34,737 shares of common stock, as part of the compensation due to ThinkEquity LLC in acting as the placement agent for the transaction. Half of the warrants were issued on September 28, 2021, and the second half were issued on November 3, 2021. The exercise price per share of the placement agent warrants is $10.395, subject to adjustment for stock splits, stock dividends and other typical adjustments and changes in capitalization, including mergers and acquisitions and distribution of rights. The warrants are exercisable for three years, until September 28, 2024 and November 3, 2024, respectively, based on the issuance date. The placement agent warrants have registration rights described below, and may be included on the registration statement provided to the holder of the Series B Preferred Stock for registration of the common stock underlying the preferred shares and the investor warrant.

Registration Rights

The Company entered into a registration rights agreement with the holder of the Series B Preferred Stock. Under the agreement, the Company is obliged to register the common stock underlying and issuable upon conversion of the Series B Preferred Stock and exercise of the warrant issued to the holder of the Series B Preferred Stock. The Company is obligated to file a registration statement for resale of the common stock no later than 180 days after the date of a qualified offering, and have it effective 225 days after the Qualified Offering if there is no SEC review of the resale registration statement, and if there is an SEC review, then 255 days after the date of the qualified offering. The offering described in this prospectus is a qualified offering for the purposes of the registration obligations. The Company is to keep the registration effective until all the shares registered have been sold or may be sold under Rule 144, without regard to volume and holding period restrictions. Securities of other holders may not be included on any registration statement for the securities of the holder of the Series B Preferred Stock, except those of holders of the warrants issued to ThinkEquity LLC and its designees, and there are the typical cut back provisions for any limitation of the number of shares of common stock that may be included thereon due to SEC policy. The registration rights agreement also has demand and piggyback registration rights. The registration rights agreement provides for substantive cash penalties due to the Investor if any of the obligations to register shares are not fulfilled on a timely basis. The registration rights agreement provides for typical securities indemnification to the holders in respect of the registration statement.

The warrants issued to ThinkEquity LLC also have registration rights. The holders of these warrants have one demand registration right, upon the request of 51% of the warrants outstanding, and unlimited piggyback registration rights for 7 years after the issuance date. If there is a demand for registration, the Company is obligated to file a registration statement within sixty days and use its reasonable best efforts to have the registration statement declared effective promptly thereafter.

80

Authorized but Unissued Shares

The authorized but unissued shares of our common stock are available for future issuance without shareholder approval, subject to any limitations imposed by the listing standards of The Nasdaq Capital Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Anti-takeover provisions

We are governed by the provisions of Nevada Revised Statutes 78.378 to 78.3793 because we are incorporated in Nevada, which prohibits a person who owns in excess of ten percent (10%) of our outstanding voting stock from merging, consolidating or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of ten percent (10%) of our outstanding voting stock, unless the merger, consolidation or combination is approved in a prescribed manner. Any provision in our Articles of Incorporation or our Bylaws or Nevada law that has the effect of delaying or deterring a change in control could limit the opportunity for our Shareholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

Limitation of Liability and Indemnification of Directors and Officers

Our articles of incorporation and bylaws provide that our directors and officers will be indemnified by us to the fullest extent authorized by Nevada law as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. In addition, our articles of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, except for liability (i) for any appropriation by a director, in violation of his or her duties, of any business opportunity of the Corporation, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of the law, (iii) with respect to illegal dividends or redemptions, or (iv) for any transaction from which the director received an improper personal benefit. Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Nevada law would permit indemnification.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

There is no pending litigation or proceeding involving any of our directors or officers where indemnification by us would be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and warrants is Continental Stock Transfer & Trust Company, One State Street Plaza, 30th Floor, New York, New York, 10004, and their general telephone number is 212-509-4000.

81

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock and/or warrants in the public market, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time. The majority of the outstanding shares of common stock have been outstanding for many years and will be available for sale at any time after this offering. Therefore, there may be sales of substantial amounts of our common stock in the public market after the completion of this offering, which may adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering, excluding the shares of common stock and warrants to be issued to the Series B investor, 7,415,340 shares of common stock and 6,571,545 warrants will be outstanding. Of these shares, 5,811,138 shares of our common stock (or 6,682,809 shares if the underwriters exercise in full their option to purchase additional shares) and all the 5,811,138 warrants sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares or warrants purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Of the shares of common stock that will be outstanding, approximately 486,674 shares of common stock and approximately 760,407 warrants, exercisable for a like number of shares of common stock are “restricted shares” as defined in Rule 144. Restricted shares may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144. As a result of the 90 or 180-day lock-up period described below, the shares subject to lock-up arrangements will be available for sale in the public market only after 90 or 180 days from the date of this prospectus (generally subject to resale limitations).

Rule 144

In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell such securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, the sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, the sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of the following:

●	1% of the number of shares of our common stock then outstanding, which will equal approximately 41,520 shares immediately after this offering; or

●	the average weekly trading volume of our common stock on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale and notice provisions of Rule 144 to the extent applicable.

Lock-up Agreements

The Company, each of our directors and executive officers, and our 5% and greater stockholders and the holders of our Series B Preferred Stock, have agreed not to or are otherwise restricted in their ability to, subject to certain limited exceptions, offer, pledge, sell, contract to sell, grant any option to purchase, or otherwise dispose of our common stock, warrants, or any securities convertible into or exchangeable or exercisable for common stock, or to enter into any hedge or other arrangement or any transaction that transfers, directly or indirectly, the economic consequence of ownership of the shares of our common stock, in the case of the Company and our 5% and greater stockholders, for a period of 90 days after the date of this prospectus, and in the case of our directors and executive officers for a period of 180 days after the date of this prospectus, without the prior written consent of ThinkEquity, as representative of the underwriters. See “Underwriting—Lock-up Agreements.” The underwriters do not have any present intention or arrangement to release any shares of our common stock subject to lock-up arrangements prior to the expiration of the 90- or 180-day lock-up period.

82

UNDERWRITING

We have entered into an underwriting agreement, dated February 10, 2022, with ThinkEquity LLC, acting as the sole book-running manager (sometimes referred to as the “Representative”). Subject to the terms and conditions of the underwriting agreement, each of the underwriters named below have agreed to purchase, and we have agreed to sell to it, the number of shares of common stock and warrants listed next to its name at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and as indicated below:

Underwriters:	Number of Shares and Warrants
ThinkEquity LLC	5,811,138
Total:	5,811,138

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock and warrants offered by this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by its counsel and other conditions specified in the underwriting agreement. The shares of common stock and warrants are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by the underwriters. The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the shares of common stock and warrants offered by this prospectus if any such securities are taken.

We have agreed to indemnify the underwriters and certain of their affiliates and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), among others, against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Discounts and Commissions

The underwriters propose to offer the shares of common stock and warrants directly to the public at the public offering prices set forth on the cover page of this prospectus. After the offering to the public, the offering prices and other selling terms may be changed by the underwriters without changing the proceeds we will receive from the underwriters. Any shares and warrants sold by the underwriters to securities dealers will be sold at the public offering price less a selling concession not in excess of $0.1652 per share.

The following table summarizes the public offering price, underwriting commissions and proceeds before expenses to us. The underwriting commissions are 7% of the public offering price. We have also agreed to pay a non-accountable expense allowance to the Representative equal to 1.0% of the gross proceeds received at the closing of the offering.

	Per Share and Warrant	Total Without Over-Allotment Option	Total With Full Over-Allotment Option
Public offering price	$4.13	$24,000,000	$27,600,000
Underwriting discount (7%)	$0.2891	$1,680,000	$1,932,000
Non-accountable expense allowance (1%)	$0.0413	$240,000	$240,000
Proceeds, before expenses, to us	$3.7996	$22,080,000	$25,428,000

We have also agreed to pay certain of the Representative’s expenses relating to the offering, including background checks of our directors and executive officers, the fees and expenses of the Representative’s legal counsel and for the Representative’s use of Ipreo’s book-building, prospectus tracking and compliance software for this offering, totaling $58,000.

Our total estimated expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, are approximately $474,500.

83

Over-Allotment Option

We have granted the Representative an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the Representative to purchase up to an aggregate of up to 871,670  additional shares of common stock, representing 15% of the shares of common stock sold in the offering and/or up to 871,670 additional warrants, representing 15% of the warrants sold in the offering. The purchase price to be paid per additional share of common stock shall be equal to the public offering price of one share of common stock, less the underwriting discount and the purchase price to be paid per additional warrant shall be US$0.0093.

Representative’s Warrants

Upon closing of this offering, we have agreed to issue to the Representative, or its designees, as compensation warrants to purchase up to 290,557 shares of common stock (or 334,141 shares of common stock if the underwriter’s over-allotment option is exercised in full), which is equal to 5% of the aggregate number of shares of common stock sold in this offering (the “Representative’s Warrants”). The Representative’s Warrants will be exercisable at a per share exercise price of $5.1625, which is equal to 125% of the public offering price per share and warrant in this offering. The Representative’s Warrants are exercisable at any time and from time to time, in whole or in part, during the four year period commencing 180 days from the effective date of the registration statement of which this prospectus is a part.

The Representative’s Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(e)(1). The Representative (or permitted assignees under Rule 5110(e)(2)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the registration statement. In addition, the warrants provide for registration rights upon request, in certain cases. The one-time demand registration right provided will not be greater than five years from the effective date of the registration statement in compliance with FINRA Rule 5110(g)(8)(C). The unlimited piggyback registration right provided will not be greater than seven years from the effective date of the registration statement in compliance with FINRA Rule 5110(g)(8)(D). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

We, our executive officers and directors, our 5% and greater stockholders, and holders of our Series B Preferred Stock, have agreed pursuant to “lock-up” agreements not to, or are subject to other restrictions so that they may not, without the prior written consent of the Representative, directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock or any other of our securities or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for, with respect to the Company and our 5% and greater stockholders, a period of 90 days from the date of this prospectus, and with respect to our executive officers and directors, a period of 180 days from the date of this prospectus.

84

Right of First Refusal

We have granted the Representative a right of first refusal, for a period of eighteen (18) months from the closing of the offering, to act as sole and exclusive investment banker, book-runner, financial advisor, underwriter and/or placement agent, at the Representative’s sole and exclusive discretion, for each and every future public and private equity and debt offering, including all of our equity linked financings (each, a “Subject Transaction”), or any successor (or any of our subsidiaries), on terms and conditions customary to the Representative for such Subject Transactions.

Nasdaq Capital Market

Our shares of common stock and warrants are listed on the Nasdaq Capital Market under the symbols “CEAD” and “CEADW.”

Price Stabilization, Short Positions and Penalty Bids

In order to facilitate the offering of our securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. In connection with the offering, the underwriters may purchase and sell our securities in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities in the offering. The underwriters may close out any covered short position by either exercising the over-allotment option to purchase securities or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option to purchase securities. “Naked” short sales are sales in excess of the over-allotment option to purchase securities. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of securities made by the underwriters in the open market before the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As result, the price of our securities may be higher than the price that might otherwise exist in the open market.

The underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the underwriters or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of securities to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that may make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part.

Other Relationships

From time to time, the underwriters and/or their affiliates may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they will receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with the underwriters or any of their affiliates for any further services. In connection with the offering of our Series B Preferred Stock in September 2021, we engaged the Representative as our placement agent, and paid the Representative a total cash fee of 9% of the gross proceeds, equal to $270,000, and its expenses, less prepaid expenses, and issued to the Representative and its designees warrants to purchase up to an aggregate of 34,737 shares of common stock, at an exercise price per share of $10.395, subject to adjustment for stock splits, stock dividends and other typical adjustments and changes in capitalization, including mergers and acquisitions and distribution of rights. The warrants are exercisable for three years, until September 28, 2024 and November 3, 2024, respectively, based on the issuance date. The warrants issued to the Representative in connection with the private placement are deemed underwriting compensation by FINRA.

85

Pricing of the Offering

The public offering price was determined by negotiations between us and the Representative. Among the factors considered in determining the public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours. Neither we nor the underwriters can assure investors that an active trading market for the securities will develop or that, after the offering, the securities will trade in the public market at or above the public offering price.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

86

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

●	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

Hong Kong

Neither the information in this document nor any other document relating to the offer has been delivered for registration to the Registrar of Companies in Hong Kong, and its contents have not been reviewed or approved by any regulatory authority in Hong Kong, nor have we been authorized by the Securities and Futures Commission in Hong Kong. This document does not constitute an offer or invitation to the public in Hong Kong to acquire securities. Accordingly, unless permitted by the securities laws of Hong Kong, no person may issue or have in its possession for the purpose of issue, this document or any advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than in relation to securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” (as such term is defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“SFO”) and the subsidiary legislation made thereunder) or in circumstances which do not result in this document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer or an invitation to the public for the purposes of the SFO or the CO. The offer of the securities is personal to the person to whom this document has been delivered by or on behalf of our company, and a subscription for securities will only be accepted from such person. No person to whom a copy of this document is issued may issue, circulate or distribute this document in Hong Kong or make or give a copy of this document to any other person. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice. No document may be distributed, published or reproduced (in whole or in part), disclosed by or to any other person in Hong Kong or to any person to whom the offer of sale of the securities would be a breach of the CO or SFO.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the “ISA”), nor have such securities been registered for sale in Israel. The securities may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

87

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to our Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

88

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Golenbock Eiseman Assor Bell & Peskoe LLP, New York, New York. Dentons US LLP, New York, New York, is acting as counsel for the underwriters.

EXPERTS

The consolidated financial statements of CEA Industries as of December 31, 2020 and 2019 and for the years then ended included in this prospectus have been so included in reliance on the reports of Sadler, Gibb & Associates, LLC and ACM LLP, respectively, each an independent registered public accounting firm, which are included herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are subject to the information and periodic requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is www.sec.gov. We also maintain a website at www.ceaindustries.com. You may access our annual reports on Form 10-K, quarterly reports on Form10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The reference to our website does not constitute incorporation by reference of the information contained on or accessible through our website, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

89

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Surna Inc.:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Surna Inc. (“the Company”) as of December 31, 2020, the related consolidated statements of operations, changes in shareholders’ deficit, and cash flows for the year ended December 31, 2020 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the year ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has experienced losses since its inception, has a net working capital deficiency and has an accumulated deficit, which creates substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

We also have audited the adjustments to the 2019 consolidated financial statements to retrospectively apply the effect of the reverse stock split, as described in Note 16. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2019 consolidated financial statements of the Company other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2019 consolidated financial statements taken as a whole.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) related to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgements. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Revenue Recognition – Contracts with Multiple Performance Obligations

Critical Audit Matter Description

As described in Note 2 to the financial statements, the Company’s contracts with customers often include the promise to transfer multiple goods and services to a customer. Distinct promises within a contract are referred to as performance obligations and are accounted for as separate units of account. Management assesses whether each promised good or service is distinct for the purpose of identifying the performance obligations in the contract. This assessment involves subjective determinations and requires management to make judgments about the individual promised goods or services and whether such goods or services are separable from the other aspects of the contractual relationship. The Company’s performance obligations include various distinct goods and services such as equipment and various engineering services. When multiple performance obligations are identified within a contract, management exercises judgement in allocating the transaction price amongst the various performance obligations. In addition, when discounts are provided for a particular contract, the discount is allocated to each performance obligation proportionally based upon the stand-alone selling price of each performance obligation.

F-2

We determined that performing procedures related to the identification of performance obligations in revenue contracts and allocation of the transaction price to the respective performance obligations is a critical audit matter as there was significant judgment by management in identifying performance obligations in revenue contracts and allocating the consideration, which in turn led to a high degree of auditor judgment, subjectivity and effort in performing procedures to evaluate whether performance obligations in revenue contracts were appropriately identified by management and consideration was appropriately allocated.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the following:

●	We gained an understanding of the internal controls related to the revenue recognition process, including controls related to the proper identification of performance obligations and allocation of the transaction price to the various performance obligations.
●	We examined revenue contracts, on a test basis, to test the accuracy and completeness of management’s identification of the performance obligations.
●	We evaluated management’s process for allocation of the transaction price to the identified performance obligations including evaluating the reasonableness of management’s estimate of stand-alone selling prices.

/s/ Sadler, Gibb & Associates, LLC

We have served as the Company’s auditor since 2020.

Draper, UT

March 23, 2021, except for the reverse stock-split retrospectively presented in these financial statements described in Note 16, as to which is dated January 28, 2022

F-3

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

Surna Inc.

Boulder, Colorado

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Surna Inc. and subsidiary (the “Company”) as of December 31, 2019, the related consolidated statements of operations, shareholders’ (deficit) equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively present the reverse stock split described in Note 16 and, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by other auditors.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a working capital deficiency and a shareholders’ deficit as of December 31, 2019 that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Change in Accounting Principle

As discussed in Note 4 to the consolidated financial statements, on January 1, 2019, the Company changed its method of accounting for leases due to the adoption of the Accounting Standards Codification Topic 842, Leases.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ ACM LLP

We served as the Company’s auditor from 2017 to 2020.

Greeley, Colorado

March 24, 2020

F-4

Surna Inc.

Consolidated Balance Sheets

	December 31,	December 31,
	2020	2019

ASSETS
Current Assets
Cash and cash equivalents	$2,284,881	$922,177
Accounts receivable (net of allowance for doubtful accounts of $165,098 and $151,673, respectively)	33,480	138,357
Inventory, net	327,109	1,231,243
Prepaid expenses and other	1,037,823	269,491
Total Current Assets	3,683,293	2,561,268
Noncurrent Assets
Property and equipment, net	147,732	257,923
Goodwill	631,064	631,064
Intangible assets, net	7,227	11,930
Deposits	-	51,000
Operating lease right-of-use asset	343,950	534,133
Total Noncurrent Assets	1,129,973	1,486,050

TOTAL ASSETS	$4,813,266	$4,047,318

LIABILITIES AND SHAREHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$1,784,961	$1,832,959
Deferred revenue	3,724,189	1,444,472
Accrued equity compensation	128,434	503,466
Current portion of operating lease liability	266,105	217,843
Total Current Liabilities	5,903,689	3,998,740

NONCURRENT LIABILITIES
Other liabilities	74,156	-
Operating lease liability, net of current portion	169,119	404,209
Total Noncurrent Liabilities	243,275	404,209

TOTAL LIABILITIES	6,146,964	4,402,949

Commitments and Contingencies (Note 11)	-	-

SHAREHOLDERS’ DEFICIT
Preferred stock, $0.00001 par value; 150,000,000 shares authorized; 42,030,331 shares issued and outstanding	420	420
Common stock, $0.00001 par value; 350,000,000 shares authorized; 1,576,844 and 1,521,444 shares issued and outstanding, respectively	16	15
Additional paid in capital	26,109,509	25,328,861
Accumulated deficit	(27,443,643)	(25,684,927)
Total Shareholders’ Deficit	(1,333,698)	(355,631)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$4,813,266	$4,047,318

The accompanying notes are an integral part of these consolidated financial statements

F-5

Surna Inc.

Consolidated Statements of Operations

	For the Years Ended December 31,
	2020	2019
Revenue, net	$8,514,272	$15,224,454

Cost of revenue	6,961,305	10,675,601

Gross profit	1,552,967	4,548,853

Operating expenses:
Advertising and marketing expenses	430,012	675,703
Product development costs	390,229	521,044
Selling, general and administrative expenses	3,095,350	4,662,695
Total operating expenses	3,915,591	5,859,442

Operating loss	(2,362,624)	(1,310,589)

Other income (expense):
Other income (expense), net	621,340	(27,977)
Interest expense	(17,432)	-
Total other income (expense)	603,908	(27,977)

Loss before provision for income taxes	(1,758,716)	(1,338,566)

Income taxes	-	-

Net loss	$(1,758,716)	$(1,338,566)

Loss per common share – basic and dilutive	$(1.12)	$(0.88)

Weighted average number of common shares outstanding, basic and dilutive	1,574,454	1,517,748

The accompanying notes are an integral part of these consolidated financial statements.

F-6

Surna Inc.

Consolidated Statements of Changes in Shareholders’ Deficit

	Preferred Stock		Common Stock
	Number of Shares	Amount	Number of Shares	Number of Shares to be Issued	Amount		Additional Paid in Capital		Accumulated Deficit	Shareholders’ Deficit
Balance December 31, 2018	42,030,331	$420	1,499,932	6,667	$15		$24,540,262		$(24,346,361)	$194,336
Common shares issued on settlement of restricted stock units and award of stock bonuses, vested restricted stock units canceled	-	-	14,933	3,733	-	*	-	*	-	-
Common shares issued as compensation for services	-	-	6,579	-	-	*	75,000		-	75,000
Fair value of vested restricted stock units awarded to employees	-	-	-	-	-		278,906		-	278,906
Fair value of vested stock options granted to employees and consultants	-	-	-	-	-		390,484		-	390,484
Fair value of vested incentive stock bonuses awarded to employees	-	-	-	-	-		44,209		-	44,209
Net loss	-	-	-	-	-		-		(1,338,566)	(1,338,566)
Balance December 31, 2019	42,030,331	$420	1,521,444	10,400	$15		$25,328,861		$(25,684,927)	$(355,631)
Common shares issued or to be issued on settlement of restricted stock units and award of stock bonuses	-	-	55,400	(10,400)	1		(1)		-	-
Fair value of vested restricted stock units awarded to employees	-	-	-	-	-		25,163		-	25,163
Fair value of vested stock options accrued in 2019 and issued to employees and directors in 2020							503,466			503,466
Fair value of vested stock options granted to employees and directors	-	-	-	-	-		252,020		-	252,020
Net loss	-	-	-	-	-		-		(1,758,716)	(1,758,716)
Balance December 31, 2020	42,030,331	$420	1,576,844	-	$16		$26,109,509		$(27,443,643)	$(1,333,698)

*	represents an amount less than $1.

The accompanying notes are an integral part of these consolidated financial statements.

F-7

Surna Inc.

Consolidated Statements of Cash Flows

	For the Twelve Months Ended December 31,
	2020	2019
Cash Flows From Operating Activities:
Net loss	$(1,758,716)	$(1,338,566)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and intangible asset amortization expense	120,103	161,180
Gain on forgiveness of note payable	(557,203)	-
Share-based compensation	277,183	788,599
Provision for doubtful accounts	13,425	32,651
Provision for excess and obsolete inventory	21,669	(223,971)
Loss on disposal of assets	4,124	115,359
Amortization of ROU Asset	190,183	-
Changes in operating assets and liabilities:
Accounts receivable	91,452	39,179
Inventory	882,466	(71,386)
Prepaid expenses and other	(768,333)	(141,143)
Accounts payable and accrued liabilities	26,157	23,830
Deferred revenue	2,279,717	802,674
Accrued interest	3,203	-
Operating lease liability, net	(135,828)	(20,039)
Accrued equity compensation	128,434	503,466
Net cash provided by operating activities	818,036	671,833

Cash Flows From Investing Activities
Purchases of property and equipment	(9,332)	(3,043)
Net cash used in investing activities	(9,332)	(3,043)

Cash Flows From Financing Activities
Proceeds from issuance of note payable	554,000	-
Net cash provided by financing activities	554,000	-

Net increase in cash	1,362,704	668,790
Cash, beginning of period	922,177	253,387
Cash, end of period	$2,284,881	$922,177

Non-cash investing and financing activities:
Interest paid	$-	$-
Income taxes paid	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-8

Surna Inc.

Notes to Consolidated Financial Statements

Note 1 – Description of Business

Surna Inc. (the “Company”) was incorporated in Nevada on October 15, 2009. We design, engineer and sell environmental control and other technologies for the Controlled Environment Agriculture (CEA) industry. The CEA industry is one of the fastest-growing sectors of the United States’ economy. From leafy greens (kale, Swiss chard, mustard, cress), microgreens (leafy greens harvested at the first true leaf stage), ethnic vegetables and small fruits (such as strawberries, blackberries and raspberries) to bell peppers, cucumbers, tomatoes and cannabis and hemp, some producers grow crops indoors in response to market dynamics or as part of their preferred farming practice. In service of the CEA industry, our principal technologies include: (i) liquid-based process cooling systems and other climate control systems, (ii) air handling equipment and systems, (iii) a full-service engineering package for designing and engineering commercial scale thermodynamic systems specific to cultivation facilities, and (iv) automation and control devices, systems and technologies used for environmental, lighting and climate control. Our customers include commercial, state- and provincial-regulated CEA growers in the U.S. and Canada as well as other international locations. Customers are those growers building new facilities and those expanding or retrofitting existing facilities. Currently, our revenue stream is derived primarily from supplying our products, services and technologies to commercial indoor facilities ranging from several thousand to more than 100,000 square feet. Headquartered in Boulder, Colorado, we leverage our experience in this space to bring value-added climate control solutions to our customers that help improve their overall crop quality and yield, optimize energy and water efficiency, and satisfy the evolving state and local codes, permitting and regulatory requirements. Although our customers do, we neither produce nor sell cannabis or its related products.

Impact of the COVID-19 Pandemic on Our Business

The impact of the government and the business economic response to the COVID-19 pandemic has affected demand across the majority of our markets and disrupted work on projects. The COVID-19 pandemic is expected to have continued adverse effects on our sales, project implementation, operating margins, and working capital. As of the date of this filing, uncertainty continues to exist concerning the magnitude and duration of the economic impact of the COVID-19 pandemic.

In response to the COVID-19 pandemic and its changing conditions the Company reduced its operational expenses to conserve its cash resources. Many expenses, including travel, marketing, headcount, work hours, and compensation were reduced, deferred, or eliminated while still allowing us to meet our customer obligations and develop new business. As the fiscal year progressed and our sales rebounded, and we were able to obtain additional funds through a forgivable bank loan, we restored our workforce and compensation.

Due to the speed with which the COVID-19 pandemic developed and the resulting uncertainties, including the depth and duration of the disruptions to customers and suppliers, its future effect on our business, on our results of operations, and on our financial condition, cannot be predicted. We expect that the economic disruptions will continue to have an effect on our business over the longer term. Despite this uncertainty, we continue to monitor costs and continue to take actions to reduce costs so as to mitigate the impact of the COVID-19 pandemic to the best of our ability, although they may not be sufficient in the long-run for us to avoid reduced sales, increased losses and reduced operating cash flows.

Refer to Risk Factors, included in Part I, Item 1A of this Annual Report on Form 10-K above, for further discussion of the possible impact of the COVID-19 pandemic on our business.

Note 2 – Basis of Presentation; Summary of Significant Accounting Policies

Financial Statement Presentation

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect reported amounts and related disclosures.

As further discussed in Note 3 Going Concern below, the accompanying consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated sufficient revenue and has historically funded its operations through the sale of common stock, the issuance of debt and the receipt of advance payments from customers. The Company is subject to risks, expenses and uncertainties similar to those encountered by similarly situated companies.

Reverse Stock Split

On January 17, 2022, the Company’s Board of Directors approved a reverse stock split at a ratio of one-for-one hundred and fifty. Such reverse stock split was implemented effective January 27, 2022. The par value for the Common Stock was not affected.

All Common Stock, warrants, options and per share amounts set forth herein are presented to give retroactive effect to the Reverse Split for all periods presented

F-9

Surna Inc.

Notes to Consolidated Financial Statements

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its controlled and wholly owned subsidiary, Hydro Innovations, LLC (“Hydro”). Intercompany transactions, profit, and balances are eliminated in consolidation.

Use of Estimates

Management makes estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and that affect the reported amounts of revenue and expenses during the reporting period. The Company bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates. Key estimates include: allocation of transaction prices to performance obligations under contracts with customers, standalone selling prices, timing of expected revenue recognition on remaining performance obligations under contracts with customers, valuation of intangible assets as it applies to impairment analysis, valuation of equity-based compensation, valuation of deferred tax assets and liabilities, warranty accruals, inventory allowances, and legal contingencies.

Cash and Cash Equivalents

All highly liquid investments with original maturities of three months or less at the date of purchase are considered to be cash equivalents. The Company may, from time to time, have deposits in financial institutions that exceed the federally insured amount. The Company has not experienced any losses to date on depository accounts.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivables are recorded at the invoiced amount or based on revenue earned for items not yet invoiced, and generally do not bear interest. An allowance for doubtful accounts is established, as necessary, based on past experience and other factors, which, in management’s judgment, deserve current recognition in estimating bad debts. Based on the Company’s review, it establishes or adjusts the allowance for specific customers and the accounts receivable portfolio as a whole. As of December 31, 2020, and December 31, 2019, the allowance for doubtful accounts was $165,098 and $151,673, respectively. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Inventory

Inventory is stated at the lower of cost or net realizable value. The inventory is valued based on a first-in, first-out (“FIFO”) basis. Lower of cost or net realizable value is evaluated by considering obsolescence, excessive levels of inventory, deterioration and other factors. Adjustments to reduce the cost of inventory to its net realizable value, if required, are made for estimated excess, obsolescence or impaired inventory. Excess and obsolete inventory is charged to cost of revenue and a new lower-cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis. As of December 31, 2020, and December 31, 2019, the allowance for excess and obsolete inventory was $93,045 and $71,376, respectively.

Property and Equipment

Property and equipment are stated at cost. For financial statement purposes, property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives, which is generally five years. Leasehold improvements are amortized on a straight-line basis over the lesser of their useful lives or the life of the lease. Upon sale or retirement of assets, the cost and related accumulated depreciation and amortization are removed from the balance sheet and the resulting gain or loss is reflected in operations. Maintenance and repairs are charged to operations as incurred.

Long-lived Assets

Long-lived tangible assets, including property and equipment, are reviewed for impairment whenever events or changes in business circumstances indicate the carrying value of the assets may not be recoverable. When such an event occurs, management determines whether there has been impairment by comparing the anticipated undiscounted future net cash flows to the related asset’s carrying value. If an asset is considered impaired, the asset is written down to fair value, which is determined based either on discounted cash flows or appraised value, depending on the nature of the asset. The Company has not identified any indicators of impairment during the years ended December 31, 2020 and 2019.

F-10

Surna Inc.

Notes to Consolidated Financial Statements

Goodwill and Intangible Assets

The Company recorded goodwill in connection with its acquisition of Hydro in July 2014. Goodwill is reviewed for impairment annually on December 31st or more frequently when events or changes in circumstances indicate that fair value of the reporting unit has been reduced to less than its carrying value. The Company performs a quantitative impairment test annually during the fourth quarter by comparing the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill is considered not impaired. An impairment charge would be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value. The Company determined that it has one reporting unit. The Company completed this assessment as of December 31, 2020 and concluded that no impairment existed.

Separable identifiable intangibles consist of intellectual property such as patents and trademarks, and capitalized website costs. Except for trademarks, which are not amortized, the Company’s separable identifiable intangible assets are subject to amortization on a straight-line basis over their estimated useful lives. Trademarks are tested annually for impairment. Separable identifiable intangibles are also subject to evaluation for potential impairment if events or circumstances indicate the carrying value may not be recoverable.

Fair Value Measurement

The Company records its financial assets and liabilities at fair value. The accounting standard for fair value provides a framework for measuring fair value, clarifies the definition of fair value, and expands disclosures regarding fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The accounting standard establishes a three-tier hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 - inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 - inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

Level 3 - inputs are unobservable inputs based on the Company’s assumptions used to measure assets and liabilities at fair value.

A financial asset or liability’s classification within the hierarchy is determined based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

Due to their short-term nature, the carrying values of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses, approximate fair value.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For stock-based derivative financial instruments, the Company uses the Black-Scholes Option Pricing Model (the “Black-Scholes Model”) to value the derivative instruments. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within twelve months of the balance sheet date. As of December 31, 2020, and December 31, 2019, there were no derivative financial instruments.

F-11

Surna Inc.

Notes to Consolidated Financial Statements

Revenue Recognition

On January 1, 2018, the Company adopted Accounting Standards Update (“ASU”) 2014-09 (Topic 606), Revenue from Contracts with Customers and all the related amendments (“ASC 606” or the “revenue standard”) to all contracts and elected the modified retrospective method.

The following table sets forth the Company’s revenue by source:

	For the Years Ended December 31,
	2020	2019
Equipment and systems sales	$7,730,371	$13,692,863
Engineering and other services	568,131	1,239,130
Shipping and handling	215,770	292,461
Total revenue	$8,514,272	$15,224,454

Revenue Recognition Accounting Policy Summary

The Company accounts for revenue in accordance with ASC 606. Under the revenue standard, a performance obligation is a promise in a contract with a customer to transfer a distinct good or service to the customer. Most of the Company’s contracts contain multiple performance obligations that include engineering and technical services as well as the delivery of a diverse range of climate control system equipment and components, which can span multiple phases of a customer’s project life-cycle from facility design and construction to equipment delivery and system installation and start-up. The Company does not provide construction services or system installation services. Some of the Company’s contracts with customers contain a single performance obligation, typically engineering only services contracts.

A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. When there are multiple performance obligations within a contract, the Company allocates the transaction price to each performance obligation based on standalone selling price. When estimating the selling price, the Company uses various observable inputs. The best observable input is the Company’s actual selling price for the same good or service, however, this input is generally not available for the Company’s contracts containing multiple performance obligations. For engineering services, the Company estimates the standalone selling price by reference to certain physical characteristics of the project, such as facility size and mechanical systems involved, which are indicative of the scope and complexity of the mechanical engineering services to be provided. For equipment sales, the standalone selling price is determined by forecasting the expected costs of the equipment and components and then adding an appropriate margin, based on a range of acceptable margins established by management. Depending on the nature of the performance obligations, the Company may use a combination of different methods and observable inputs if certain performance obligations have highly variable or uncertain standalone selling prices. Once the selling prices are determined, the Company applies the relative values to the total contract consideration and estimates the amount of the transaction price to be recognized as each promise is fulfilled.

Generally, satisfaction occurs when control of the promised goods is transferred to the customer or as services are rendered or completed in exchange for consideration in an amount for which the Company expects to be entitled. The Company recognizes revenue for the sale of goods when control transfers to the customer, which primarily occurs at the time of shipment. The Company’s historical rates of return are insignificant as a percentage of sales and, as a result, the Company does not record a reserve for returns at the time the Company recognizes revenue. The Company has elected to exclude from the measurement of the transaction price all taxes (e.g., sales, use, value added, and certain excise taxes) that are assessed by a governmental authority in connection with a specific revenue-producing transaction and collected by the Company from the customer. Accordingly, the Company recognizes revenue net of sales taxes. The revenue and cost for freight and shipping is recorded when control over the sale of goods passes to the Company’s customers.

The Company also has performance obligations to perform certain engineering services that are satisfied over a period of time. Revenue is recognized from this type of performance obligation as services are rendered based on the percentage completion towards certain specified milestones.

The Company offers assurance-type warranties for its products and products manufactured by others to meet specifications defined by the contracts with customers and does not have any material separate performance obligations related to these warranties. The Company maintains a warranty reserve based on historical warranty costs.

F-12

Surna Inc.

Notes to Consolidated Financial Statements

Other Judgments and Assumptions

The Company typically receives customer payments in advance of its performance of services or transfers of goods. Applying the practical expedient in ASC 606-10-32-18, which the Company has elected, the Company does not adjust the promised amount of consideration for the effects of a significant financing component since the Company expects, at contract inception, that the period between when the Company transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less. Accordingly, the remaining performance obligations related to customer contracts does not consider the effects of the time value of money.

Applying the practical expedient in ASC 340-40-25-4, the Company recognizes the incremental costs of obtaining contracts as an expense when incurred since the amortization period of the assets that the Company otherwise would have recognized is one year or less. These costs include certain sales commissions and incentives, which are included in selling, general and administrative expenses, and are payable only when associated revenue has been collected and earned by the Company.

Contract Assets and Contract Liabilities

Contract assets reflect revenue recognized and performance obligations satisfied in advance of customer billing. Contract liabilities relate to payments received in advance of the satisfaction of performance under the contract. The Company receives payments from customers based on the terms established in its contracts.

Contract assets include unbilled amounts where revenue recognized exceeds the amount billed to the customer and the right of payment is conditional, subject to completing a milestone, such as a phase of a project. The Company typically does not have material amounts of contract assets since revenue is recognized as control of goods are transferred or as services are performed. As of December 31, 2020, and 2019, the Company had no contract assets.

Contract liabilities consist of advance payments in excess of revenue recognized. The Company’s contract liabilities are recorded as a current liability in deferred revenue in the consolidated balance sheets since the timing of when the Company expects to recognize revenue is generally less than one year. As of December 31, 2020, and December 31, 2019, deferred revenue, which was classified as a current liability, was $3,724,189 and $1,444,472, respectively.

For the year ended December 31, 2020, the Company recognized revenue of $1,103,447 related to the deferred revenue at January 1, 2020, or 76%. For the year ended December 31, 2019, the Company recognized revenue of $473,682 related to the deferred revenue at January 1, 2019, or 74%.

Remaining Performance Obligations

Remaining performance obligations, or backlog, represents the aggregate amount of the transaction price allocated to the remaining obligations that the Company has not performed under its customer contracts. The Company has elected not to use the optional exemption in ASC 606-10-50-14, which exempts an entity from such disclosures if a performance obligation is part of a contract with an original expected duration of one year or less. Accordingly, the information disclosed about remaining performance obligations includes all customer contracts, including those with an expected duration of one year or less.

Industry uncertainty, project financing concerns, and the licensing and qualification of our prospective customers, which are out of the Company’s control, make it difficult for the Company to predict when it will recognize revenue on its remaining performance obligations. There are risks that the Company may not realize the full contract value on customer projects in a timely manner or at all, and completion of a customer’s cultivation facility project is dependent upon the customer’s ability to secure funding and real estate, obtain a license and then build their cultivation facility so they can take possession of the equipment. Accordingly, the time it takes for customers to complete a project, which corresponds to when the Company is able to recognize revenue, is driven by numerous factors including: (i) the large number of first-time participants interested in the indoor cannabis cultivation business; (ii) the complexities and uncertainties involved in obtaining state and local licensure and permitting; (iii) local and state government delays in approving licenses and permits due to lack of staff or the large number of pending applications, especially in states where there is no cap on the number of cultivators; (iv) the customer’s need to obtain cultivation facility financing; (v) the time needed, and coordination required, for our customers to acquire real estate and properly design and build the facility (to the stage when climate control systems can be installed); (vi) the large price tag and technical complexities of the climate control and air sanitation system; (vii) the availability of power; and (viii) delays that are typical in completing any construction project. Further, based on the current economic climate, the uncertainty regarding the COVID-19 virus, and the Company’s recent cost cutting measures, there is no assurance that the Company will be able to fulfill its backlog, and the Company may experience contract cancellations, project scope reductions and project delays.

F-13

Surna Inc.

Notes to Consolidated Financial Statements

As of December 31, 2020, the Company’s remaining performance obligations, or backlog, was $8,448,000, of which $2,643,000, or 31%, was attributable to customer contracts for which the Company has only received an initial advance payment to cover the allocated value of the Company’s engineering services (“engineering only paid contracts”). There is the risk that the equipment portion of these engineering only paid contracts will not be completed or will be delayed. The reasons include the customer being dissatisfied with the quality or timeliness of the Company’s engineering services, delay or abandonment of the project because of the customer’s inability to obtain project financing or licensing, or other reasons such as a challenging business climate including an overall post-COVID-19 economic downturn, or change in business direction. After the customer has made an advance payment for a portion of the equipment to be delivered under the contract (“partial equipment paid contracts”), the Company is typically better able to estimate the timing of revenue recognition since the risks and delays associated with licensing, permitting and project funding are typically mitigated once the initial equipment payment is received. There is significant uncertainty regarding the timing of the Company’s recognition of revenue on its remaining performance obligations, and there is no certainty that these will result in actual revenues. The backlog at December 31, 2020, includes booked sales orders of $390,000 from several customers that the Company does not expect to be realized until 2022, if at all. Given the present economic uncertainty arising from the impact of the novel coronavirus COVID-19, the Company believes that several of its current contracts may be delayed or canceled.

The remaining performance obligations expected to be recognized through 2022 are as follows:

	2021	2022	Total
Remaining performance obligations related to engineering only paid contracts	$2,355,000	$288,000	$2,643,000
Remaining performance obligations related to partial equipment paid contracts	5,703,000	102,000	$5,805,000
Total remaining performance obligations	$8,058,000	$390,000	$8,448,000

Product Warranty

The Company warrants the products that it manufactures for a warranty period equal to the lesser of 12 months from start-up or 18 months from shipment. The Company’s warranty provides for the repair, rework, or replacement of products (at the Company’s option) that fail to perform within stated specification. The Company’s third-party suppliers also warrant their products under similar terms, which are passed through to the Company’s customers.

The Company assesses the historical warranty claims on its manufactured products and, since 2016, warranty claims have been approximately 1% of annual revenue generated on these products. Based on the Company’s warranty policy, an accrual is established at 1% of the trailing 18 months revenue. The Company continues to assess the need to record a warranty reserve at the time of sale based on historical claims and other factors. As of December 31, 2020, and December 31, 2019, the Company had an accrued warranty reserve amount of $173,365 and $185,234, respectively, which are included in accounts payable and accrued liabilities on the Company’s consolidated balance sheets.

Cost of Sales

Cost of sales includes product costs (material, direct labor and overhead costs), shipping and handling expense, outside engineering costs, engineering, project management and service salaries and benefits, client visits and warranty.

Concentrations

Three customers accounted for 28%, 11% and 10% of the Company’s revenue for the year ended December 31, 2020. One customer accounted for 44% of the Company’s revenue for the year ended December 31, 2019.

The Company’s accounts receivable from two customers made up 48% and 38%, respectively, of the total balance as of December 31, 2020. The Company’s accounts receivable from three customers made up 59%, 16%, and 10%, respectively, of the total balance as of December 31, 2019.

Three suppliers accounted for 27%, 25% and 12% of the Company’s purchases of inventory for the year ended December 31, 2020, and three suppliers accounted for 30%, 17% and 12% of the Company’s purchases of inventory for the year ended December 31, 2019.

F-14

Surna Inc.

Notes to Consolidated Financial Statements

Product Development

The Company expenses product development costs as incurred. Internal product development costs are expensed as incurred, and third-party product developments costs are expensed when the contracted work has been performed or as milestone results have been achieved. For the years ended December 31, 2020 and December 31, 2019, the Company incurred $390,229 and $521,044, respectively, on product development.

Accounting for Share-Based Compensation

The Company recognizes the cost resulting from all share-based compensation arrangements, including stock options, restricted stock awards and restricted stock units that the Company grants under its equity incentive plan in its consolidated financial statements based on their grant date fair value. For awards subject to service conditions, compensation expense is recognized over the vesting period on a straight-line basis. Awards subject to performance conditions are attributed separately for each vesting tranche of the award and are recognized ratably from the service inception date to the vesting date for each tranche, based on the probability of vesting. The probability of awards with future performance conditions is evaluated each reporting period and compensation expense is adjusted based on the probability assessment.

Awards are considered granted, and the service inception date begins, when mutual understanding of the key terms and conditions of the award between the Company and the recipient has been established. For awards that provide discretion to adjust the amount of the award, the service inception date for such awards could precede the grant date as a mutual understanding of the key terms and conditions of the award between the Company and the recipient has not yet been established. For awards in which the service inception date precedes the grant date, compensation cost is accrued beginning on the service inception date.

Subsequent to December 31, 2020, the Company’s Board of Directors (the “Board”) approved annual incentive compensation awards to certain employees payable in non-qualified stock options, based on the Company’s performance and each employee’s contributions to such performance for the 2020 year. See Note 16. The non-qualified stock options were granted subsequent to December 31, 2020, were not subject to an additional service requirement and were immediately vested at the date of the grant. The final amount of the annual incentive compensation award, and number of non-qualified stock options granted, were determined, and communicated to the employee, subsequent to December 31, 2020. The estimated compensation expense of $128,434 related to the 2020 incentive awards was accrued as of December 31, 2020. Since such incentive awards will be settled in non-qualified stock options, the accrued compensation expense has been classified as a current liability until the number of non-qualified stock options is fixed pursuant to a grant by the Board. At that time, the incentive award becomes equity-classified.

The grant date fair value of stock options is based on the Black-Scholes Model. The Black-Scholes Model requires judgmental assumptions including volatility and expected term, both based on historical experience. The risk-free interest rate is based on U.S. Treasury interest rates whose term is consistent with the expected term of the option.

The grant date fair value of restricted stock and restricted stock units is based on the closing price of the underlying stock on the date of the grant.

The Company has elected to reduce share-based compensation expense for forfeitures as the forfeitures occur since the Company does not have historical data or other factors to appropriately estimate the expected employee terminations and to evaluate whether particular groups of employees have significantly different forfeiture expectations.

Share-based compensation costs (including expenses from the accrued compensation liabilities related to the annual incentive awards subsequently settled in non-qualified stock options totaled $405,617 and $1,292,065 for the years ended December 31, 2020 and 2019, respectively. Such share-based compensation costs are classified in the Company’s consolidated financial statements in the same manner as if such compensation was paid in cash.

F-15

Surna Inc.

Notes to Consolidated Financial Statements

The following is a summary of such share-based compensation costs included in the Company’s consolidated statements of operations for the years ended December 31, 2020 and 2019:

	For the Years Ended December 31,
	2020	2019
Share-based compensation expense included in:
Cost of revenue	$31,006	$91,081
Advertising and marketing expenses	8,333	33,977
Product development costs	21,882	45,330
Selling, general and administrative expenses	344,396	1,121,677
Total share-based compensation expense included in consolidated statement of operations	$405,617	$1,292,065

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that the Company believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that it would be able to realize its deferred tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company records uncertain tax positions on the basis of a two-step process in which: (i) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position, and (ii) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with the related tax authority.

Basic and Diluted Net Loss per Common Share

Basic income (loss) per common share is computed by dividing net income (loss) attributable to common stockholders by the weighted-average number of common shares outstanding during the period without consideration of common stock equivalents. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding and potentially dilutive common stock equivalents, including stock options, warrants and restricted stock units and other equity-based awards, except in periods when losses are reported where the effect of the common stock equivalents would be antidilutive. Potential common stock equivalents consist of common stock issuable upon exercise of stock options and warrants and the vesting of restricted stock units using the treasury method. As of December 31, 2020, 194,757 potential common shares equivalents from warrants and options were excluded from the diluted EPS calculations as their effect is anti-dilutive.

Commitments and Contingencies

In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, customer disputes, government investigations and tax matters. An accrual for a loss contingency is recognized when it is probable that an asset had been impaired or a liability had been incurred and the amount of loss can be reasonably estimated.

Other Risks and Uncertainties

To achieve profitable operations, the Company must successfully develop, manufacture and market its products. There can be no assurance that any such products can be developed or manufactured at an acceptable cost and with appropriate performance characteristics, or that such products will be successfully marketed. These factors could have a material adverse effect upon the Company’s financial results, financial position, and future cash flows.

F-16

Surna Inc.

Notes to Consolidated Financial Statements

The Company is subject to risks common to similarly-situated companies including, but not limited to, general economic conditions, its customers’ operations and access to capital, and market and business disruptions including severe weather conditions, natural disasters, health hazards, terrorist activities, financial crises, political crises or other major events, or the prospect of these events, new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, uncertainty of market acceptance of products, product liability, and the need to obtain additional financing. As a supplier of services and equipment to cannabis cultivators, the Company is also subject to risks related to the cannabis industry. Although certain states have legalized medical and/or recreational cannabis, U.S. federal laws continue to prohibit marijuana in all its forms as well as its derivatives. Any changes in the enforcement of U.S. federal laws may adversely affect the implementation of state and local cannabis laws and regulations that permit medical or recreational cannabis and, correspondingly, may adversely impact the Company’s customers. The Company’s success is also dependent upon its ability to raise additional capital and to successfully develop and market its products. See Note 3.

Segment Information

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the Company’s senior management team in deciding how to allocate resources and in assessing performance. The Company has one operating segment that is dedicated to the manufacture and sale of its products.

Recently Issued Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06: “Accounting for Convertible Instruments and Contracts In An Entity’s Own Equity” (“ASU 2020-06”) ASU 2020-04 simplifies the accounting for certain convertible instruments by removing the separation models for convertible debt with a cash conversion feature and for convertible instruments with a beneficial conversion feature. As a result, more convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. Additionally, ASU 2020-04 amends the diluted earnings per share calculation for convertible instruments by requiring the use of the if-converted method. The treasury stock method is no longer available. Entities may adopt the ASU 2020-04 using either a full or modified retrospective approach, and it is effective for interim and annual reporting periods beginning after December 15, 2021. Early adoption is permitted for interim and annual reporting periods beginning after December 15, 2020. The Company does not expect this ASU to have a material impact on its consolidated results of operations, cash flows and financial position.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) – Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020. Early adoption is permitted. The Company does not expect this ASU to have a material impact on its consolidated results of operations, cash flows and financial position.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

Note 3 – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

The Company has experienced recurring losses since its inception. The Company incurred a net loss of approximately $1,759,000 for the year ended December 31, 2020 and had an accumulated deficit of approximately $27,444,000 and a shareholders’ deficit of approximately $1,334,000 as of December 31, 2020. Since inception, the Company has financed its activities principally through debt and equity financing, advance payments from customers and revenues from completed contracts. Management expects to incur additional losses and cash outflows in the foreseeable future in connection with its operating activities.

The Company is subject to a number of risks similar to those of other similar stage and situated companies, including general economic conditions, its customers’ operations and prospects for and ability to obtain project financing, and market and business disruptions, that include the outbreak of COVID-19, dependence on key individuals, successful development, marketing and branding of products; uncertainty of product development and generation of revenues; dependence on outside sources of financing; risks associated with research, development; dependence on third-party suppliers and collaborators; protection of intellectual property; and competition with larger, better-capitalized companies. Ultimately, the attainment of profitable operations is dependent on future events, including obtaining adequate financing to fulfill its development activities and generating a level of revenues adequate to support the Company’s cost structure.

F-17

Surna Inc.

Notes to Consolidated Financial Statements

There can be no assurance that the Company will be able to raise debt or equity financing in sufficient amounts, when and if needed, on acceptable terms or at all. The Company’s ability to raise equity capital is also limited by the Company’s stock price, and any such issuance could be highly dilutive to existing shareholders.

The Company’s 2020 revenue of approximately $8,514,000 which represents a decrease of 44% over the prior year. The Company’s revenue recognition on contracts continues to be unpredictable and inconsistent quarter-over-quarter, and the Company has incurred, and expects to incur, additional operating expenses to support such growth. The Company generated approximately $818,000 in cash flow from operating activities in 2020. However, as a result of the Company’s growth and its efforts to expand and upgrade its products, the Company’s working capital deficit as of December 31, 2020 was approximately $2,220,000, compared to approximately $1,437,000 as of December 31, 2019.

The Company also will be affected by constraints on the availability of capital to its customers and prospects who have commenced, or are contemplating, new or expanded cultivation facilities and the overall impact of the COVID-19 pandemic. The extent to which COVID-19 will impact the Company’s business and financial results will depend on future developments, which are uncertain and cannot be predicted. See Note 16. The duration and likelihood of operational success going forward resulting from the fiscal year 2020 measures of adjusting the workforce reductions and cost-cutting measures are uncertain. If these actions do not meet management’s expectations, or additional capital is not available, there is substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the issuance of these financial statements. Other factors that will impact the Company’s ability to continue operations include the market demand for the Company’s products and services, the ability to service its customers and prospects, potential contract cancellations, project scope reductions and project delays, the Company’s ability to fulfill its backlog, the management of working capital, and the continuation of normal payment terms and conditions for purchase of the Company’s products. The Company believes its cash balances and cash flow from operations will be insufficient to fund its operations for the next twelve months. If the Company is unable to increase revenues, or otherwise generate cash flows from operations, there is substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the date the financial statements are issued. These consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Note 4 – Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842)(“ASC 842” or the “new lease standard”). The Company adopted ASC 842 as of January 1, 2019, using the effective date method. Consequently, financial information will not be updated, and the disclosures required under the new lease standard will not be provided, for dates and periods prior to January 1, 2019.

The new lease standard provides a number of optional practical expedients in transition. The Company has elected to apply the “package of practical expedients” which allow the Company to not reassess: (i) whether existing or expired arrangements contain a lease, (ii) the lease classification of existing or expired leases, or (iii) whether previous initial direct costs would qualify for capitalization under the new lease standard. The Company has also elected to apply the short-term lease exemption for all leases with an original term of less than 12 months, for purposes of applying the recognition and measurements requirements in the new lease standard.

On June 27, 2017, the Company entered into a lease for its manufacturing and office space (the “Facility Lease”), which commenced September 29, 2017 and continues through August 31, 2022. The Company occupied its 12,700 square foot space for $12,967 per month until January 1, 2018. On January 2, 2018, the leased space was expanded to 18,600 square feet, and the monthly rental rate increased to $18,979 until August 31, 2018. Beginning September 1, 2018 and 2019, the monthly rent increased to $19,549 and $20,135, respectively. On each September 1 through the end of the lease, the monthly rent will increase by 3%. Pursuant to the current lease, the Company made a security deposit of $51,000 on July 31, 2017. The deposit of $1,600 paid to the previous owner of the property was forwarded to the current landlord. The Company has the option to renew the Facility Lease for an additional five years.

During 2020, the Company entered into an agreement with its landlord to apply its rent deposit of $52,600 to rent payments due during the period. The deposit required on the lease will be reduced to approximately $32,000 and will be payable in 12 monthly installments from January through December of 2021. Further, the landlord also agreed to defer payment of fifty percent of the three months of lease payments (base rent only) for the period July to September 2020. The deferred lease payments amount to approximately $30,000 and will be payable in 12 monthly installments from January to December 2021.

Total rent under the Facility Lease is charged to expense over the term of the lease on a straight-line basis, resulting in the same monthly rent expense throughout the lease. The difference between the rent expense amount and the actual rent paid is recorded to operating lease liability on the Company’s condensed consolidated balance sheets. As of January 1, 2019, the remaining deferred rent of $26,477 was reclassified to the operating lease liability under the new lease standard.

F-18

Surna Inc.

Notes to Consolidated Financial Statements

Upon adoption of the new lease standard, the Company recognized its lease for manufacturing and office space (the “Facility Lease”) on the balance sheet as an operating lease right-of-use asset in the amount of $714,416 and as a lease liability of $822,374. The renewal option to extend the Facility Lease is not included in the right-of-use asset or lease liability as the option is not reasonably certain of exercise. The Company regularly evaluates the renewal option and when it is reasonably certain of exercise, the Company will include the renewal period in its lease term.

Under the Facility Lease, the landlord agreed to pay the Company or the Company’s contractors for tenant improvements made by the Company not to exceed $100,000, which were used for normal tenant improvements. The Company determined that these improvements were not specialized and could be utilized by a subsequent tenant and, as such, the improvements were considered assets of the lessor. As of January 1, 2019, the unamortized amount of tenant improvement allowance of $81,481 was treated as a reduction in measuring the right-of-use asset.

Under the Facility Lease, the Company pays the actual amounts for property taxes and insurance, excludes such payments from lease contract consideration, and records such payments as incurred. The Company also pays the landlord for common area maintenance, which is considered a non-lease component. For the Facility Lease, the Company has elected to exclude non-lease components from lease contract consideration.

In determining the right-of-use asset and lease liability, the Company applied a discount rate to the minimum lease payments under the Facility Lease. ASC 842 requires the Company to use the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. Since the discount rate is not implicit in the lease agreement, we utilized an estimated incremental borrowing rate provided by the Company’s depository bank.

The lease cost, cash flows and other information related to the Facility Lease were as follows:

For the Year Ended
December 31, 2020
Operating lease cost	$216,889
Operating cash outflow from operating lease	$160,934

As of December 31, 2020
Operating lease right-of-use asset	$343,950
Operating lease liability, current	$266,105
Operating lease liability, long-term	$169,119

Remaining lease term	1.7 years
Discount rate	5.00%

Future annual minimum lease payments on the Facility Lease as of December 31, 2020 were as follows:

Years ended December 31,
2021	281,864
2022	170,891
Total minimum lease payments	452,755
Less imputed interest	(17,531)
Present value of minimum lease payments	$435,224

F-19

Surna Inc.

Notes to Consolidated Financial Statements

Note 5 – Inventory

Inventory consisted of the following:

	As of December 31,
	2020	2019
Finished goods	$201,778	$1,041,369
Work in progress	4,231	3,851
Raw materials	214,145	257,399
Allowance for excess & obsolete inventory	(93,045)	(71,376)
Inventory, net	$327,109	$1,231,243

Overhead expenses of $17,974 and $31,831 were included in the inventory balance as of December 31, 2020 and 2019, respectively.

Note 6 – Property and Equipment

Property and equipment consisted of the following:

	As of December 31,
	2020	2019
Furniture and equipment	$398,422	$389,090
Vehicles	15,000	15,000
Leasehold improvements	215,193	215,193
	628,615	619,283
Accumulated depreciation	(480,883)	(361,360)
Property and equipment, net	$147,732	$257,923

Depreciation expense amounted to $119,524 for the year ended December 31, 2020, of which $6,394 was allocated to cost of revenue. Depreciation expense amounted to $157,860 for the year ended December 31, 2019, of which $7,010 was allocated to cost of revenue.

As of December 31, 2018, the Company’s property and equipment, net included the gross cost of the equipment leased to a cultivation company affiliated with one of the Co-founders of $176,042, and accumulated depreciation of $39,120. During the year ended December 31, 2019, the Company wrote-off the carrying value of the leased equipment. See Note 10.

Note 7 – Intangible Assets

Intangible assets consisted of the following:

	As of December 31,
	2020	2019
Patents	$8,110	$12,234
Website development costs	22,713	22,713
Trademarks	1,830	1,830
	32,653	36,777
Accumulated amortization	(25,426)	(24,847)
Intangible assets, net	$7,227	$11,930

F-20

Surna Inc.

Notes to Consolidated Financial Statements

Patents when issued are amortized over 14 years, and web site development costs are amortized over five years. Trademarks are not amortized since they have an indefinite life. Amortization expense for intangibles amounted to $579 and $3,320 for the years ended December 31, 2020 and 2019, respectively. During the years ended December 31, 2020 and 2019, the Company wrote-off $4,124 and $7,778, respectively, related to patents that had been abandoned.

Note 8 – Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consisted of the following:

	As of December 31,
	2020	2019
Accounts payable	$918,639	$1,299,015
Sales commissions payable	48,263	69,532
Accrued payroll liabilities	288,071	169,052
Product warranty accrual	173,365	185,234
Other accrued expenses	356,623	110,127
Total	$1,784,961	$1,832,959

Accounts payable and other accrued expenses includes $402,651 relating to a one-time warranty issue experienced on three customers’ projects. The expenses related to parts and labor to repair units that had been delivered to these customers prior to year-end. Since the issue is limited to these three projects and is not anticipated to reoccur in the future, we have made no adjustment to the ongoing 1% warranty reserve that we accrue on all sales.

Note 9 – Note Payable and Accrued Interest

On April 22, 2020, the Company entered into a note payable with its current bank in the principal amount of $554,000, for working capital purposes.

The loan amount was subject to interest at 1% and was initially due on April 20, 2022. Subsequently, the term of the loan was potentially to be extended to April 20, 2025. The loan could be repaid in advance without penalty. The loan was also potentially forgivable in full provided proceeds were used for payment of payroll expenses, rent, utilities and mortgage interest and certain other terms and conditions were met. The loan had typical default provisions, including for change of ownership, general lender insecurity as to repayment, non-payment of amounts due, defaults on other debt instruments, insolvency, dissolution or termination of the business as a going concern and bankruptcy.

During the year ended December 31, 2020, interest of $3,203 was accrued in respect of this note payable.

On December 11, 2020, the Company received notice from the bank that its loan received on April 22, 2020, in the principal amount of $554,000 and all accrued interest of $3,203, was fully forgiven. This gain on loan forgiveness was recorded as Other Income in the Statement of Operations during the year.

As further discussed in Note 16 Subsequent Events below, on February 10, 2021, we received funding based on a loan agreement entered into on February 5, 2021 with its current bank in the principal amount of $514,200 for working capital purposes. Consistent with the loan provisions, the Company will use the proceeds to meet payroll and benefit expenses as well as for rent and utilities. The loan amount bears interest at 1% and is due on February 5, 2026. The loan may be repaid in advance without penalty. The loan has typical default provisions, including for change of ownership, general lender insecurity as to repayment, non-payment of amounts due, defaults on other debt instruments, insolvency, dissolution or termination of the business as a going concern and bankruptcy.

Note 10 – Related Party Agreements and Transactions

Agreements and Transaction with Company’s Co-Founders

The following describes certain agreements and transactions between the Company and its co-founders (the “Co-founders”). The Co-founders held various executive officer and director positions with the Company until May 2018. One of the Co-founders also was a consultant to the Company until May 2018. The Co-founders are also shareholders of the Company. Based on information available to the Company, the Co-founders did not own more than 10% of the Company’s outstanding common stock at any time during 2019 or 2020.

F-21

Surna Inc.

Notes to Consolidated Financial Statements

Equipment, Demonstration and Product Testing Agreement

In May 2017, the Company entered into a three-year equipment, demonstration and product testing agreement with a licensed cannabis cultivation company affiliated with one of the Co-founders. Under this agreement, the Company agreed to lease the cultivation company certain cultivation equipment in exchange for a quarterly fee of $16,500, which was increased to $18,330 to reflect additional leased equipment requested by the cultivation company (the “Lease Fee”). In consideration for access to the cultivation facility to conduct demonstration tours and for the product testing and data to be provided by the cultivation company, the Company agreed to pay the cultivation company a quarterly fee of $12,000 (the “Demo and Testing Fee”).

The Company and the cultivation company each made their respective payments under this agreement through June 30, 2018. Thereafter, the cultivation company failed to make any subsequent payments of the Lease Fee and, as a result, the Company did not pay the Demo and Testing Fee. During the second quarter of 2019, the Company notified the cultivation company of its breach for non-payment of the Lease Fee. In February 2020, the parties mutually agreed to terminate this agreement and release each other from all claims related to this agreement, including any unpaid Lease Fees or Demo and Testing Fees. The Company also agreed to transfer the equipment to the cultivation company for no additional consideration.

During the year ended December 31, 2018, the Company recorded Demo and Testing Fees of $32,000 as operating expenses in the consolidated statements of operations. During the year ended December 31, 2018, the Company also recorded Lease Fees of $48,880 as “Other income, net” in the consolidated statements of operations. As of December 31, 2018, unpaid Lease Fees of $36,660 were included in accounts receivable and unpaid Demo and Testing Fees of $24,000 were included in accounts payable.

During the third quarter of 2019, the Company determined that it was unlikely that any further payment of Lease Fees would be paid by the cultivation company, and the Company: (i) wrote off the balance of the accounts receivable related to unpaid Lease Fees, with a corresponding charge to “Other income, net” in the consolidated statements of operations, (ii) reversed the accounts payable related to the unpaid Demo and Testing Fees, with a corresponding credit to operating expenses, and (iii) wrote-off the remaining carrying value of the leased equipment of $107,581, which was included in property and equipment on the Company’s consolidated balance sheet. For the year ended December 31, 2019, the net impact of the foregoing items on the consolidated statements of operations was a charge of $120,241.

Employment Agreement

In May 2018, the Company and one of the Co-founders entered into an employment agreement which provided for an initial base salary of $150,000 per year and certain sales incentive. Pursuant to the employment agreement, the Company awarded 32,000 restricted stock units (“RSUs”) to the Co-founder that vested at certain dates in the future, subject to the co-founder’s continued employment. As of December 31, 2019: (i) the Company has issued 13,333 shares of common stock in settlement of vested RSUs, (ii) 6,667 shares of common stock in settlement of RSUs that vested December 31, 2019 were issued subsequent to December 31, 2019, (iii) the parties mutually agreed to cancel 6,667 RSUs, and (iii) 5,333 RSUs vested on April 30, 2020, however, the holder elected to cancel the RSUs.

Consulting Agreement

As further discussed in Note 16 Subsequent Events below, on January 7, 2021, the Company entered into a consulting agreement with RSX Enterprises, Inc. (RSX), a company controlled by Mr. James R. Shipley, a director of the Company. RSX will provide consulting services to the Company focused on product offerings, engineering requirements, key customer marketing outreach, and related matters, as mutually determined by the Company and RSX. The Company will pay a monthly consulting fee of $6,500 for up to 50 hours per month for the various consulting activities undertaken and provide for reimbursement of expenses. The term of the agreement is set for three months. Any intellectual property developed by RSX will belong to the Company, and the contract provides for typical indemnification obligations and confidentiality provisions.

F-22

Surna Inc.

Notes to Consolidated Financial Statements

Note 11 – Commitments and Contingencies

Litigation

As of December 31, 2019, there were 45,000 restricted stock units that had not been settled due to a dispute with a former employee over the required withholding taxes to be paid to the Company for remittance to the appropriate tax authorities. The Company commenced an arbitration action against the former employee regarding the dispute. The former employee also made claims in the arbitration action against the Company for unpaid wages. As stated in a pleading in the arbitration, on March 9, 2020, the Company issued the former employee 45,000 shares of the Company’s common stock in settlement of these restricted stock units after taking measures to mitigate the Company’s exposure to penalties and liability for the failure to properly withhold income taxes. The Arbitrator issued an interim award of approximately $10,000 in the Company’s favor and a finding against the former employee. Effective June 9, 2020, the Arbitrator issued his final award in the Company’s favor in the Colorado arbitration. The Arbitrator found against the former employee and awarded the Company costs of $33,985, with interest at 8% per year. Effective July 22, 2020, the Colorado Court confirmed the Arbitration award and entered a final judgement in favor of the Company and against the former employee. The Company pursued collection of this debt and has now collected the debt owed. This former employee is continuing to pursue separate litigation against the Company for recovery of alleged consulting fees owed to him for the 2015 calendar year prior to his appointment as an executive officer of the Company. The Company strongly disputes the ongoing litigation and in the remote event of an adverse outcome, the amount of any settlement loss for this case is not reasonably estimable as of the date of the issuance of these financial statements.

From time to time, in the normal course of its operations, the Company is subject to litigation matters and claims. Litigation can be expensive and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict and the Company’s view of these matters may change in the future as the litigation and events related thereto unfold. The Company expenses legal fees as incurred. The Company records a liability for contingent losses when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. An unfavorable outcome to any legal matter, if material, could have an adverse effect on the Company’s operations or its financial position, liquidity or results of operations.

Other Commitments

In the ordinary course of business, the Company may provide indemnifications of varying scope and terms to customers, vendors, lessors, business partners, and other parties with respect to certain matters, including, but not limited to, losses arising out of the Company’s breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with its directors and certain of its officers and employees that will require the Company to, among other things, indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers, or employees. The Company maintains director and officer insurance, which may cover certain liabilities arising from its obligation to indemnify its directors and certain of its officers and employees, and former officers, directors, and employees of acquired companies, in certain circumstances.

Note 12 – Preferred and Common Stock

Preferred Stock

As of December 31, 2020, and 2019, there were 42,030,331 shares of Series A preferred stock, par value $0.00001 per share, issued and outstanding. The holders of Series A preferred stock have one vote per share of Series A preferred stock equivalent to one vote of the Company’s common stock. The Series A preferred stock ranks senior to the Company’s common stock. The holders of shares of Series A preferred stock are not entitled to receive dividends and have no conversion or preemptive rights. Upon liquidation, dissolution or winding up of the Company’s business, after payment to the holders of any senior securities, the holders of Series A preferred stock are entitled to receive a preferential cash payment per share of Series A preferred stock equal to the stated value of the preferred stock, prior to any payment to the holders of common stock.

Common Stock

During the year ended December 31, 2020, the Company did not issue any shares of its common stock in a private, non-registered transaction.

During the year ended December 31, 2019, the Company did not issue any shares of its common stock in a private, non-registered transaction.

F-23

Surna Inc.

Notes to Consolidated Financial Statements

During the year ended December 31, 2020, the Company issued shares of its common stock under the 2017 Equity Plan as follows:

●	6,667 shares to an employee in settlement of certain RSUs that vested December 31, 2019;

●	3,733 shares pursuant to a special incentive stock bonus approved by the Board for the period ended December 31, 2019; and

●	45,000 shares in settlement of restricted stock units to a former employee after taking measures to mitigate the Company’s exposure to penalties and liability for the failure to properly withhold income taxes, as further discussed in Note 11 – Commitments and Contingencies, Litigation above.

During the year ended December 31, 2019, the Company issued shares of its common stock under the Company’s 2017 Equity Plan as follows:

●	1,316 shares of common stock were issued to independent directors in lieu of cash director fees;

●	5,263 shares of common stock were issued to independent directors as the 2019 equity retainer fee;

●	7,467 shares of common stock were issued to certain employees in settlement of vested restricted stock units; and

●	7,467 shares of common stock were issued to certain employees as a stock incentive bonus.

Note 13 – Outstanding Warrants

The following table summarizes information with respect to outstanding warrants to purchase common stock during the years ended December 31, 2020 and 2019:

		Weighted	Weighted
		Average	Average	Aggregate
	Number	Exercise	Remaining Life	Intrinsic
	Outstanding	Price	In Months	Value

Outstanding at December 31, 2018	266,735	$37.50	21	$0

Issued	-	-	-	-

Exercised	-	-	-	-

Expired	(6,008)	$(99.00)	-	$0

Outstanding at December 31, 2019	260,727	$36.00	9	$0

Issued	-	-	-	-

Exercised	-	-	-	-

Expired	(210,310)	$(34.50)	-	$0

Outstanding at December 31, 2020	50,417	$37.50	6	$0

F-24

Surna Inc.

Notes to Consolidated Financial Statements

The following table summarizes information about warrants outstanding at December 31, 2020.

		Weighted Average Life of
	Warrants	Outstanding Warrants
Exercise price	Outstanding	In Months

37.50	50,417	6

Series 2 Warrants

In October 2014, the Company offered up to 60 investment units at a price per unit of $50,000. Each unit consisted of (i) 1,667 shares of the Company’s common stock, (ii) a $50,000 10% convertible promissory note (“Series 2 Convertible Note”), and (iii) warrants for the purchase of 333 shares of the Company’s common stock (“Series 2 Warrants”). As of December 31, 2018, Series 2 Warrants to purchase 6,008 shares of common stock were outstanding, all of which expired unexercised during the year ended December 31, 2019.

Warrants Issued to Investment Bank

Pursuant to a certain agreement for services rendered in connection with the conversion of the Series 2 Convertible Notes, during the year ended December 31, 2017, the Company issued to an investment bank or its designees a warrant (“Banker Warrant”) to purchase, at an exercise price $52.50 per share, 3,333 shares of the Company’s common stock. The Banker Warrants were fully vested on the date of issuance, were exercisable beginning December 20, 2017 and expired unexercised on June 20, 2020.

Q1 2017 Warrants

In March 2017, the Company issued 111,875 investment units, for aggregate gross proceeds of $2,685,000, or $24.00 per unit. Each unit consisted of 0.0067 of a share of the Company’s common stock and 0.0067 of a warrant for the purchase of one share of the Company’s common stock (“Q1 2017 Warrants”); however, one investor declined receipt of the warrant to purchase 3,125 shares of the Company’s common stock. Pursuant to the Q1 2017 Warrants, the holder thereof may at any time on or after six months after the issuance date and on or prior to the close of business on the date that is the third anniversary of the issuance date, purchase up to the number of shares of the Company’s common stock as set forth in the respective warrant. The exercise price per share of the common stock under the Q1 2017 Warrants is $39.00, subject to customary adjustments as provided in the warrant. Each Q1 2017 Warrant was callable at the Company’s option commencing six months from the issuance date, provided the closing price of the Company’s common stock was $63.00 or greater for five consecutive trading days. Commencing at any time after the date on which such call condition was satisfied, the Company had the right, upon 30 days’ notice to the holder, to redeem the warrant shares at a price of $1.50 per warrant share. The holder could have exercised the warrant at any time (in whole or in part) prior to the redemption date at the exercise price. These warrants expired unexercised in March 2020.

Q4 2017 Warrants

In December 2017, the Company issued 98,227 investment units for aggregate proceeds of $1,768,080, or $18.00 per unit. Each unit consisted of 0.0067 of a share of the Company’s common stock and 0.0067 of a warrant for the purchase of one share of the Company’s common stock (“Q4 2017 Warrants”). The Q4 2017 Warrants had an exercise price of $30.00 per share, subject to customary adjustments as provided in the warrant, and had a term of three years. The Q4 2017 Warrants were callable at the Company’s option, provided the closing price of the Company’s common stock was $54.00 or greater for five consecutive trading days. Commencing at any time after the date on which the call condition is satisfied, the Company had the right, upon notice to the holders, to redeem the shares of common stock underlying each warrant at a price of $1.50 per share, but such redemption could not occur earlier than sixty-one (61) days following the date of the receipt of notice by the holder. The holder could exercise the warrant at any time (in whole or in part) prior to the redemption date at the exercise price. These warrants expired unexercised in December 2020.

Q2 2018 Warrants

In June 2018, the Company completed a private placement offering of investment units, with each unit consisting of 0.0067 of a share of the Company’s common stock and 0.0067 of a Q2 2018 Warrant. The Q2 2018 Warrants have an exercise price of $37.50 per share of the common stock underlying each warrant, subject to customary adjustments as provided in the warrant. The Q2 2018 Warrants are exercisable commencing July 1, 2018 until June 30, 2021. The Q2 2018 Warrants are callable at the Company’s option, beginning on July 1, 2019 until the expiration thereof on June 30, 2021, provided the closing price of the Company’s common stock is $60.00 (subject to adjustment as provided in the warrant) or greater for five consecutive trading days. Commencing at any time after the date on which the call condition is satisfied, the Company has the right, upon notice to the holders, to redeem the shares of common stock underlying each warrant at a price of $1.50 per share, but such redemption may not occur earlier than sixty-one (61) days following the date of the receipt of notice by the holder. The holder may exercise the warrant (in whole or in part) prior to the redemption date at the exercise price. As of December 31, 2020, Q2 2018 Warrants to purchase 50,417 shares of common stock were outstanding.

F-25

Surna Inc.

Notes to Consolidated Financial Statements

Note 14 – Equity Incentive Plan

On August 1, 2017, the Board adopted and approved the Company’s 2017 Equity Incentive Plan (the “2017 Equity Plan”) in order to attract, motivate, retain, and reward high-quality executives and other employees, officers, directors, consultants, and other persons who provide services to the Company by enabling such persons to acquire an equity interest in the Company. Under the 2017 Equity Plan, the Board (or the compensation committee of the Board, if one is established) may award stock options, stock appreciation rights (“SARs”), restricted stock awards (“RSAs”), restricted stock unit awards (“RSUs”), shares granted as a bonus or in lieu of another award, and other stock-based performance awards. The 2017 Equity Plan allocates 333,333 shares of the Company’s common stock (“Plan Shares”) for issuance of equity awards under the 2017 Equity Plan. As of December 31, 2020, the Company has granted, under the 2017 Equity Plan, awards in the form of RSAs for services rendered by independent directors and consultants, non-qualified stock options, RSUs and stock bonus awards.

The total unrecognized compensation expense for unvested non-qualified stock options at December 31, 2020 was $6,412, which will be recognized over approximately 3 months.

Restricted Stock Awards

As of December 31, 2018, the Company had accrued fees owed to the Company’s independent directors totaling $15,000, which were payable in equity. During the year ended December 31, 2019, the Company issued 1,316 shares of restricted stock, which were fully vested at the time of the award, in settlement of these accrued fees.

During the year ended December 31, 2019, the Company also awarded 5,263 shares of restricted stock under the 2017 Equity Plan to the Company’s independent directors and consultants as an equity retainer fee for 2019. These restricted shares were fully vested at the time of the award and the aggregate value attributable to these shares was $60,000, as calculated using the fair value of the Company’s common stock on date the Board approved these awards.

Non-Qualified Stock Options

The Company uses the Black-Scholes Model to determine the fair value of options granted. Option-pricing models require the input of highly subjective assumptions, particularly for the expected stock price volatility and the expected term of options. Changes in the subjective input assumptions can materially affect the fair value estimate. The expected stock price volatility assumptions are based on the historical volatility of the Company’s common stock over periods that are similar to the expected terms of grants and other relevant factors. The Company derives the expected term based on an average of the contract term and the vesting period taking into consideration the vesting schedules and future employee behavior with regard to option exercise. The risk-free interest rate is based on U.S. Treasury yields for a maturity approximating the expected term calculated at the date of grant. The Company has never paid any cash dividends on its common stock and the Company has no intention to pay a dividend at this time; therefore, the Company assumes that no dividends will be paid over the expected terms of option awards.

The Company determines the assumptions used in the valuation of option awards as of the date of grant. Differences in the expected stock price volatility, expected term or risk-free interest rate may necessitate distinct valuation assumptions at those grant dates. As such, the Company may use different assumptions for options granted throughout the year. The valuation assumptions used to determine the fair value of each option award on the date of grant were: expected stock price volatility 114.97% - 122.48%; expected term in 5 years and risk-free interest rate 0.2% - 2.37%.

F-26

Surna Inc.

Notes to Consolidated Financial Statements

Employee and Consultant Options

A summary of the non-qualified stock options granted to employees and consultants under the 2017 Equity Plan during the years ended December 31, 2020 and 2019 are presented in the table below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, December 31, 2018	70,400	$15.60	8.4	$-
Granted	13,333	$12.00
Exercised	-	-
Forfeited	(16,055)	$17.40
Expired	(111)	$15.75
Outstanding, December 31, 2019	67,567	$14.40	7.7	$-
Granted	44,113	$10.50	10.0
Exercised	-
Forfeited	-
Expired	(16,673)	$15.15	4.3
Outstanding, December 31, 2020	95,007	$12.45	8.3	$-
Exercisable, December 31, 2020	95,007	$12.45	8.3	$-

A summary of non-vested non-qualified stock options activity for employees and consultants under the 2017 Equity Plan for the years ended December 31, 2020 and 2019 are presented in the table below:

	Number of Options	Weighted Average Grant-Date Fair Value	Aggregate Intrinsic Value	Grant-Date Fair Value

Nonvested, December 31, 2018	48,889	$12.90	$-	$628,756
Granted	13,333	$9.75		$130,120
Vested	(32,833)	$11.10		$362,998
Forfeited	(16,056)	$15.30		$246,344
Expired	-	-		$-
Nonvested, December 31, 2019	13,333	$11.25	$-	$149,534
Granted	44,113	$8.85		$387,199
Vested	(57,446)	$9.30		$536,733
Forfeited	-			$-
Expired	-			$-
Nonvested, December 31, 2020	-		$-	$-

For the years ended December 31, 2020 and 2019, the Company recorded $189,568 and $390,485 as compensation expense related to vested options issued to employees and consultants, net of forfeitures, respectively. As of December 31, 2020, there was no unrecognized share-based compensation related to unvested options.

As of December 31, 2020, the Company had granted non-qualified options to purchase 68,333 shares which were performance-based. At December 31, 2020, non-qualified options to purchase 40,000 shares were forfeited due to the failure to satisfy the 2017, 2018 and 2019 revenue-based performance thresholds and 28,333 shares were forfeited due to employee terminations. No compensation expense had been recognized with respect to these performance-based awards since the likelihood of performance levels being obtained was determined to be remote.

F-27

Surna Inc.

Notes to Consolidated Financial Statements

Director Options

A summary of the non-qualified stock options granted to directors under the 2017 Equity Plan during the years ended December 31, 2020 and 2019 are presented in the table below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value ($000)

Outstanding, December 31, 2018	6,000	$20.25	8.6	$-
Granted	-	-
Exercised	-	-
Forfeited/Cancelled	-	-
Expired	-	-
Outstanding, December 31, 2019	6,000	$20.25	7.6	$-
Granted	43,333	$8.55	8.5
Exercised	-	-
Forfeited/Cancelled	-	-
Expired	-	-
Outstanding, December 31, 2020	49,333	$10.05	7.5	$-
Exercisable, December 31, 2020	42,667	$10.95	8.0	$-

A summary of non-vested non-qualified stock options activity for directors under the 2017 Equity Plan for the years ended December 31, 2020 and 2019 are presented in the table below:

	Number of Options	Weighted Average Grant-Date Fair Value	Aggregate Intrinsic Value	Grant-Date Fair Value

Nonvested, December 31, 2019	-	-	$-
Granted	-	-
Vested	-	-
Forfeited	-	-
Expired	-	-
Nonvested, December 31, 2019	-	-	$-
Granted	43,333	8.55		$373,000
Vested	(36,667)	9.45		$344,000
Forfeited	-	-		$-
Expired	-	-		$-
Nonvested, December 31, 2020	6,666	4.35	$5,800	$29,000

During the years ended December 31, 2020 and 2019, the Company incurred $62,452 and $0, respectively, as compensation expense related to 10,000 and 0 vested options, respectively, issued to directors. As of December 31, 2020, total unrecognized share-based compensation related to unvested options was $6,412.

Effective January 2, 2020, the Company issued 26,667 fully vested stock options to directors valued at $234,126 in respect of a 2019 special equity award that had been accrued for in full in the Company’s financial statements at December 31, 2019.

Further on January 2, 2020, the Company issued an additional 3,333 fully vested, non-qualified stock options under the 2017 Equity Plan valued at $29,266 to directors. The options have a term of 5 years and have an exercise price equal to the closing price of the Company’s common stock on The OTC Markets on the day immediately preceding the grant date of $10.50.

Effective June 24, 2020, the Company issued 13,333 non-qualified stock options under the 2017 Equity Plan, valued at $39,600, to newly appointed directors. The options vested 50% upon grant and 50% on April 1, 2021, if the Director remains on the Board up to that time. The options have a term of 5 years and have an exercise price equal to the closing price of the Company’s common stock on The OTC Markets on the day immediately preceding the grant date of $4.35.

As of December 31, 2020, awards related to 144,340 shares remain issued and outstanding.

F-28

Surna Inc.

Notes to Consolidated Financial Statements

Restricted Stock Units

A summary of the RSUs awarded to employees, directors and consultants under the 2017 Equity Plan during the years ended December 31, 2020 and 2019 are presented in the table below:

	Number of Units	Weighted Average Grant-Date Fair Value	Aggregate Intrinsic Value

Outstanding, December 31, 2018	65,782	$21.00	$730,185
Granted	-	-
Vested and settled with share issuance	(7,467)	$27.15
Forfeited/canceled	(7,982)	$26.85
Outstanding, December 31, 2019	50,333	$19.20	$-
Granted	-	-
Vested and settled with share issuance	(45,000)	$18.15
Forfeited/canceled	(5,333)	$27.00
Outstanding, December 31, 2020	-		$-

For the years ended December 31, 2020 and 2019, the Company recorded $25,163 and $278,906 as compensation expense related to vested RSUs issued to employees, directors and consultants. As of December 31, 2020, there was no unrecognized share-based compensation related to unvested RSUs. The total intrinsic value of RSUs vested and settled with share issuance was $199,125 and $79,120 for the years ended December 31, 2020 and 2019. During the year ended December 31, 2020, the total intrinsic value of RSUs vested and settled with share issuance was $1,105,750, including the intrinsic value of $1,035,750 related to RSUs that had vested in 2018 but had not been settled until 2020 due to a dispute with a former employee over the required withholding taxes to be paid to the Company for remittance to the appropriate tax authorities as further discussed in Note 11 Commitments and Contingencies above.

Effective April 30, 2020, 5,333 RSUs vested. However, the holder elected to cancel the RSUs.

Incentive Stock Bonuses

The Company has entered into certain “at-will” employment agreements with certain employees. Under these agreements, the employees are eligible to receive special incentive stock bonuses, provided the Board has determined, in its sole discretion, that the employee’s performance has been average or better for the applicable special bonus period. This special stock incentive bonus is payable only if the employee continues in the employment of the Company.

For accounting purposes, the Company treats these special incentive stock bonuses as vesting over each bonus’s service period based on the fair value of the award at the time of grant. Even though these bonuses are subject to Board approval, the awards are vested over each service period because it is more likely than not that the Board will approve the award based on the “average or better” employee performance standard. Since the awards are denominated in shares of common stock, the fair value of the vested bonus is charged to additional paid-in capital.

F-29

Surna Inc.

Notes to Consolidated Financial Statements

A summary of the incentive stock bonus awards granted to employees under the 2017 Equity Plan during the years ended December 31, 2020 and 2019 are presented in the table below:

	Number of Shares	Weighted Average Grant-Date Fair Value	Aggregate Intrinsic Value

Unvested, December 31, 2018	11,200	$16.80	$124,320
Awarded	-	-
Vested	(11,200)	$16.80
Forfeited	-	-
Unvested, December 31, 2019	-	-
Awarded	-	-
Vested	-	-
Forfeited	-	-
Unvested, December 31, 2020	-	-

For the years ended December 31, 2020 and 2019, the Company recorded $0 and $44,209 as compensation expense related to vested stock bonus awards issued to employees, net of forfeitures of $0 and $0, respectively. As of December 31, 2020, there was no unrecognized share-based compensation related to unvested stock bonus awards. The total intrinsic value of stock bonus awards vested and settled with share issuance was $0 and $58,240 for the years ended December 31, 2020 and 2019, respectively.

Note 15 – Income Taxes

For financial reporting purposes, there were no provisions for U.S. federal, state or international income taxes for the years ended December 31, 2020 or 2019 due to the Company’s net operating losses (“NOLs”) in such periods and full valuation allowance recorded against the net deferred tax assets.

The differences between income taxes expected at the U.S. federal statutory income tax rate and the reported provision for income taxes are summarized as follows:

	2020	2019
Income taxes computed at the federal statutory rate	$(369,000)	$(281,000)
States taxes, net of federal benefits	(69,000)	(53,000)
Permanent differences	(136,000)	17,000
True-up adjustments	115,000	199,000
Adjustment to net operating loss	(17,000)	(86,000)
Change in valuation allowance	476,000	204,000
Reported income tax (benefit) expense	$-	$-

The components of the net deferred tax assets as of December 31, 2020 and 2019 are as follows:

	2020	2019
Deferred tax assets:
Net operating losses	$4,821,000	$4,081,000
Equity compensation	118,000	392,000
Other deferred tax assets	169,000	149,000
Total deferred tax assets	5,108,000	4,622,000
Deferred tax liabilities:
Other deferred tax liabilities	(68,000)	(58,000)
Total deferred tax liabilities	(68,000)	(58,000)
Net deferred tax assets before valuation allowance	5,040,000	4,564,000
Less valuation allowance	(5,040,000)	(4,564,000)
Net deferred tax assets	$-	$-

F-30

Surna Inc.

Notes to Consolidated Financial Statements

As of December 31, 2020, the Company has U.S. federal and state net operating losses (“NOLs”) of approximately $19,322,000, of which $11,196,261 will expire, if not utilized, in the years 2034 through 2037, however, NOLs generated subsequent to December 31, 2017 do not expire but may only be used against taxable income to 80%. In response to the novel coronavirus COVID-19, the Coronavirus Aid, Relief, and Economic Security Act temporarily repealed the 80% limitation for NOLs arising in 2018, 2019 and 2020. Pursuant to Section 382 of the Internal Revenue Code of 1986, as amended, use of the Company’s NOLs carryforwards may be limited in the event of cumulative changes in ownership of more than 50% within a three-year period.

The Company must assess the likelihood that its net deferred tax assets will be recovered from future taxable income, and to the extent the Company believes that recovery is not likely, the Company establishes a valuation allowance. Management’s judgment is required in determining the Company’s provision for income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against the net deferred tax assets. The Company recorded a full valuation allowance as of December 31, 2020 and 2019. Based on the available evidence, the Company believes it is more likely than not that it will not be able to utilize its net deferred tax assets in the foreseeable future. The Company intends to maintain valuation allowances until sufficient evidence exists to support the reversal of such valuation allowances. The Company makes estimates and judgments about its future taxable income that are based on assumptions that are consistent with the Company’s plans. Should the actual amounts differ from the Company’s estimates, the carrying value of the Company’s deferred tax assets could be materially impacted.

The Company is subject to examination by the IRS for the calendar year 2016 and thereafter. These examinations may lead to ordinary course adjustments or proposed adjustments to the Company’s taxes or the Company’s net operating losses with respect to years under examination as well as subsequent periods. The Company has filed Colorado state income tax returns for years 2014 through 2019, Alaska, California and Connecticut state income tax returns for the years 2017 through 2019, Michigan state income tax returns for the years 2018 and 2019 and Alabama, District of Columbia, Massachusetts, Oklahoma and Texas state income taxes in 2019.

The Company recognizes in its consolidated financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of operating expense. The Company does not believe there are any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within twelve months of the reporting date. There were no penalties or interest liabilities accrued as of December 31, 2020 or 2019, nor were any penalties or interest costs included in expense for the years ended December 31, 2020 and 2019.

Note 16 – Subsequent Events

In accordance with ASC 855, Subsequent Events, the Company has evaluated all subsequent events through the date the financial statements were available to be issued. The following events occurred after December 31, 2020.

The Board approved annual incentive compensation awards to certain employees payable in non-qualified stock options, based on the Company’s performance and each employee’s contributions to such performance for the 2020 year. A total of 6,905 non-qualified stock options were granted under the 2017 Equity Plan subsequent to December 31, 2020, with an exercise price of $19.50 per share. These non-qualified stock options were immediately vested at the date of the grant. The estimated compensation expense of $128,434 related to the 2020 incentive awards was accrued as of December 31, 2020. The accrued compensation expense was classified as a current liability as of December 31, 2020.

As further discussed in Note 10 Related Party Agreements and Transactions above, on January 7, 2021, the Company entered into a consulting agreement with RSX Enterprises, Inc. (RSX), a company controlled by Mr. James R. Shipley, a director of the Company. RSX will provide consulting services to the Company focused on product offerings, engineering requirements, key customer marketing outreach, and related matters, as mutually determined by the Company and RSX. The Company will pay a monthly consulting fee of $6,500 for up to 50 hours per month for the various consulting activities undertaken and provide for reimbursement of expenses. The term of the agreement is set for three months. Any intellectual property developed by RSX will belong to the Company, and the contract provides for typical indemnification obligations and confidentiality provisions.

As further discussed in Note 9 Note Payable and Accrued Interest above, on February 10, 2021, we received funding based on a loan agreement entered into on February 9, 2021 with our current bank in the principal amount of $514,200 for working capital purposes. Consistent with the loan provisions, the Company will use the proceeds to meet payroll and benefit expenses as well as for rent and utilities. The loan amount bears interest at 1% and is due on February 5, 2026. The loan may be repaid in advance without penalty. The loan has typical default provisions, including for change of ownership, general lender insecurity as to repayment, non-payment of amounts due, defaults on other debt instruments, insolvency, dissolution or termination of the business as a going concern and bankruptcy.

As further discussed in Note 11 Commitments and Contingencies above, a former employee is pursuing litigation against the Company for recovery of alleged consulting fees owed to him for the 2015 calendar year prior to his appointment as an executive officer of the Company. The Company strongly disputes the ongoing litigation and in the remote event of an adverse outcome, the amount of any settlement loss for this case is not reasonably estimable as of the date of the issuance of these financial statements.

On January 17, 2022, the Company’s Board of Directors approved a reverse stock split at a ratio of one-for-one hundred and fifty. Such reverse stock split was implemented effective January 27, 2022. The par value for the Common Stock was not affected. In connection with the aforementioned reverse stock split, the Company’s Board of Directors approved the reset of the authorized capital of the Company to be 200,000,000 shares of common stock and 25,000,000 shares of preferred stock.

All Common Stock, warrants, options and per share amounts set forth herein are presented to give retroactive effect to the Reverse Split for all periods presented.

On January 28, 2022, the Company agreed with the Series B investor to redeem 1,650 shares of the Company’s Series B Preferred Stock for approximately $2.0 million following the closing of the Company’s offering.

F-31

PART I — FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

Surna Inc.

Condensed Consolidated Balance Sheets

(in US Dollars except share numbers)

	September 30,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$2,283,879	$2,284,881
Accounts receivable (net of allowance for doubtful accounts of $186,073 and $165,098, respectively)	32,245	33,480
Inventory, net	480,354	327,109
Prepaid expenses and other	1,157,119	1,037,823
Total Current Assets	3,953,597	3,683,293
Noncurrent Assets
Property and equipment, net	98,967	147,732
Goodwill	631,064	631,064
Intangible assets, net	6,792	7,227
Deposits	24,183	-
Operating lease right-of-use asset	194,353	343,950
Total Noncurrent Assets	955,359	1,129,973

TOTAL ASSETS	$4,908,956	$4,813,266

LIABILITIES AND SHAREHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$1,674,088	$1,784,961
Deferred revenue	3,059,525	3,724,189
Accrued equity compensation	108,945	128,434
Other liabilities	37,078	-
Current portion of operating lease liability	238,140	266,105
Total Current Liabilities	5,117,776	5,903,689

NONCURRENT LIABILITIES
Note payable and accrued interest	517,468	-
Other liabilities	37,078	74,156
Operating lease liability, net of current portion	-	169,119
Total Noncurrent Liabilities	554,546	243,275

TOTAL LIABILITIES	5,672,322	6,146,964

Commitments and Contingencies (Note 7)	-	-

TEMPORARY EQUITY
Series B Redeemable Convertible Preferred Stock, $0.00001 par value; 3,300 and 0 issued and outstanding, respectively	3,960,000	-
Series B Redeemable Convertible Preferred Stock Subscription Receivable	(1,365,000)	-
Series B Redeemable Convertible Preferred Stock Accrued Dividends	1,447	-
Total Temporary Equity	2,596,447	-

SHAREHOLDERS’ DEFICIT
Preferred stock; 150,000,000 shares authorized
Series A Preferred stock, $0.00001 par value; 42,030,331 shares issued and outstanding	420	420
Common stock, $0.00001 par value; 350,000,000 shares authorized; 1,583,511 and 1,576,844 shares issued and outstanding, respectively	16	16
Additional paid in capital	25,019,425	26,109,509
Accumulated deficit	(28,379,674)	(27,443,643)
Total Shareholders’ Deficit	(3,359,813)	(1,333,698)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$4,908,956	$4,813,266

The accompanying notes are an integral part of these condensed consolidated financial statements

F-32

Surna Inc.

Condensed Consolidated Statements of Operations

(in US Dollars except share numbers)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue, net	$3,706,436	$1,634,669	$10,582,470	$5,127,018

Cost of revenue	2,959,264	1,108,758	8,208,368	3,869,758

Gross profit	747,172	525,911	2,374,102	1,257,260

Operating expenses:
Advertising and marketing expenses	224,393	89,695	569,580	333,669
Product development costs	98,623	84,433	322,807	304,229
Selling, general and administrative expenses	866,699	634,447	2,493,930	2,453,976
Total operating expenses	1,189,715	808,575	3,386,317	3,091,874

Operating loss	(442,543)	(282,664)	(1,012,215)	(1,834,614)

Other income (expense):
Other income (expense), net	35,934	13,621	79,452	$29,018
Interest expense	(1,296)	(1,396)	(3,268)	$(16,673)
Total other income (expense)	34,638	12,225	76,184	12,345

Loss before provision for income taxes	(407,905)	(270,439)	(936,031)	(1,822,269)

Income taxes	-	-	-	-

Net loss	$(407,905)	$(270,439)	$(936,031)	$(1,822,269)

Convertible Preferred Series B Stock Redemption Value Adjustment	$(2,262,847)	$-	$(2,262,847)	$-
Convertible Preferred Series B Stock Dividends	(1,447)	-	(1,447)	-

Net Loss Available to Common Shareholders	$(2,672,199)	$(270,439)	$(3,200,325)	$(1,822,269)

Loss per common share – basic and dilutive	$(1.69)	$(0.17)	$(2.02)	$(1.16)

Weighted average number of common shares outstanding, basic and dilutive	1,583,511	1,576,844	1,581,142	1,564,746

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-33

Surna Inc.

Condensed Consolidated Statements of Changes in Shareholders’ Deficit

For the Three and Nine Months Ended September 30, 2021 and 2020

(in US Dollars except share numbers)

(Unaudited)

	Series A Preferred Stock		Common Stock		Additional
	Number of Shares	Amount	Number of Shares	Amount	Paid in Capital	Accumulated Deficit	Shareholders’ Deficit
Balance June 30, 2021	42,030,331	$420	1,583,511	$16	$26,326,691	$(27,971,769)	$(1,644,642)
Fair value of vested stock options granted to employees	-	-	-	-	14,545	-	14,545
Fair value of vested stock options granted to directors	-	-	-	-	14,762	-	14,762
Issuance of series B preferred stock and warrants, net	-	-	-	-	927,721	-	927,721
Accrued dividends	-	-	-	-	(1,447)	-	(1,447)
Adjustment to redemption value	-	-	-	-	(2,262,847)	-	(2,262,847)
Net loss	-	-	-	-	-	(407,905)	(407,905)
Balance September 30, 2021	42,030,331	$420	1,583,511	$16	$25,019,425	$(28,379,674)	$(3,359,813)

	Series A Preferred Stock		Common Stock			Additional
	Number of Shares	Amount	Number of Shares	Amount		Paid in Capital	Accumulated Deficit	Shareholders’ Deficit
Balance December 31, 2020	42,030,331	$420	1,576,844	$16		$26,109,509	$(27,443,643)	$(1,333,698)
Common shares issued in settlement of legal dispute	-	-	6,667	-	*	67,000	-	67,000
Fair value of vested stock options granted to employees	-	-	-	-		158,315	-	158,315
Fair value of vested stock options granted to directors	-	-	-	-		21,174	-	21,174
Issuance of series B preferred stock and warrants, net	-	-	-	-		927,721	-	927,721
Accrued dividends	-	-	-	-		(1,447)	-	(1,447)
Adjustment to redemption value	-	-	-	-		(2,262,847)	-	(2,262,847)
Net loss	-	-	-	-		-	(936,031)	(936,031)
Balance September 30, 2021	42,030,331	$420	1,583,511	$16		$25,019,425	$(28,379,674)	$(3,359,813)

	Series A Preferred Stock		Common Stock
	Number of Shares	Amount	Number of Shares	Number of Shares to be Issued	Amount	Additional Paid in Capital	Accumulated Deficit	Shareholders’ Deficit
Balance June 30, 2020	42,030,331	$420	1,576,844	-	$16	$26,060,657	$(27,236,757)	$(1,175,664)
Common shares issued or to be issued on settlement of restricted stock units and award of stock bonuses	-	-	-	-	-	-	-	-
Fair value of vested stock options granted to employees and directors	-	-	-	-	-	24,426	-	24,426
Net loss	-	-	-	-	-	-	(270,439)	(270,439)
Balance September 30, 2020	42,030,331	$420	1,576,844	-	$16	$26,085,083	$(27,507,196)	$(1,421,677)

	Series A Preferred Stock		Common Stock
	Number of Shares	Amount	Number of Shares	Number of Shares to be Issued	Amount	Additional Paid in Capital	Accumulated Deficit	Shareholders’ Deficit
Balance December 31, 2019	42,030,331	$420	1,521,444	10,400	$15	$25,328,861	$(25,684,927)	$(355,631)
Common shares issued in settlement of restricted stock units and award of stock bonuses	-	-	55,400	(10,400)	1	(1)	-	-
Fair value of vested restricted stock units awarded to employees	-	-	-	-	-	25,163	-	25,163
Fair value of vested stock options accrued in 2019 and issued to employees and directors in 2020	-	-	-	-	-	503,466	-	503,466
Fair value of vested stock options granted to employees and directors	-	-	-	-	-	227,594	-	227,594
Net loss	-	-	-	-	-	-	(1,822,269)	(1,822,269)
Balance September 30, 2020	42,030,331	$420	1,576,844	-	$16	$26,085,083	$(27,507,196)	$(1,421,677)

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-34

Surna Inc.

Condensed Consolidated Statements of Cash Flows

(in US Dollars except share numbers)

(Unaudited)

	For the Nine Months Ended September 30,
	2021	2020
Cash Flows From Operating Activities:
Net loss	$(936,031)	$(1,822,269)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and intangible asset amortization expense	54,973	90,867
Share-based compensation	51,055	252,757
Common stock issued for other expense	67,000	-
Provision for doubtful accounts	20,975	13,150
Provision for excess and obsolete inventory	(13,764)	(5,117)
Loss on disposal of assets	8,042	4,124
Amortization of ROU asset	149,597	141,871

Changes in operating assets and liabilities:
Accounts receivable	(19,740)	27,950
Inventory	(139,481)	714,709
Prepaid expenses and other	(119,296)	(488,007)
Accounts payable and accrued liabilities	(110,872)	(397,181)
Deferred revenue	(664,663)	2,044,830
Accrued interest	3,268	-
Lease deposit	(24,183)	-
Operating lease liability, net	(197,085)	(79,521)
Accrued equity compensation	108,945	101,472
Net cash (used in)/provided by operating activities	(1,761,260)	599,635

Cash Flows From Investing Activities
Purchases of property and equipment	(15,316)	(3,500)
Proceeds from the sale of property equipment	1,500	-
Net cash used in investing activities	(13,816)	(3,500)

Cash Flows From Financing Activities
Cash proceeds from sale of preferred stock and warrants, net of issuance costs	1,259,874	-
Proceeds from issuance of note payable	514,200	554,000
Net cash provided by financing activities	1,774,074	554,000

Net change in cash and cash equivalents	(1,002)	1,150,135
Cash and cash equivalents, beginning of period	2,284,881	922,177
Cash and cash equivalents, end of period	$2,283,879	$2,072,312

Supplemental cash flow information:
Interest paid	$-	$-
Income taxes paid	$-	$-

Non-cash investing and financing activities:
Adjustment of carrying value of series B preferred stock to redemption value	$2,262,847
Subscription receivable - series B preferred stock	$1,365,000	$-
Options issued for accrued equity compensation	$128,434	$-
Accrued dividends	$1,447	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-35

Surna Inc.

Notes to Condensed Consolidated Financial Statements

September 30, 2021

(in US Dollars except share numbers)

(Unaudited)

Note 1 – General

Description of Business

Surna Inc. (the “Company”) was incorporated in Nevada on October 15, 2009 and operates under the trade name of Surna Cultivation Technologies. We are headquartered in Boulder, Colorado.

Surna Inc. is an engineering and design company focused on selling environmental control and other technologies and services to the Controlled Environment Agriculture (CEA) industry. We leverage our experience in this space to bring value-added technology solutions to our customers that help improve their overall crop quality and yield, optimize energy and water efficiency, and satisfy evolving state and local construction codes, permitting and regulatory requirements. In service of the CEA industry, our principal service and product offerings include: (i) architectural design and licensed engineering of commercial scale thermodynamic systems specific to cultivation facilities, (ii) liquid-based process cooling systems and other climate control systems, (iii) air handling equipment and systems, (iv) LED lighting, benching and racking solutions for indoor cultivation, (v) automation and control devices, systems and technologies used for environmental, lighting and climate control, and (vi) preventive maintenance services for CEA facilities. Our customers include commercial, state- and provincial-regulated CEA growers in the U.S. and Canada and other international locations. Customers are those growers building new facilities and those expanding or retrofitting existing facilities. Currently, our revenue stream is derived primarily from supplying our products, services and technologies to commercial indoor facilities operating in the cannabis industry, ranging from several thousand to more than 100,000 square feet. Although most of our customers do, we neither produce nor sell cannabis or its related products.

Impact of the COVID-19 Pandemic on Our Business

The COVID-19 pandemic has prompted national, regional, and local governments, including those in the markets that the Company operates in, to implement preventative or protective measures to control its spread. As a result, there have been disruptions in business operations around the world, with an impact on our business.

In our response to the COVID-19 pandemic and the government and business response, the Company took and continues to take measures to adjust its operations as necessary. In early 2020 the Company took measures to reduce expenses in light of reduced orders and to preserve cash, many of which were reversed by the end of the year when orders picked up and the overall business climate improved. Because the pandemic continues in different parts of the world and in different ways in the United States, the Company continues to actively monitor its operations and sales efforts and will make adjustments to its operations as necessary.

We are experiencing unexpected and uncontrollable delays with our international supply of products and shipments from vendors due to a significant increase in shipments to U.S. ports, less cargo being shipped by air, a general shortage of containers, and domestic truck driver availability. While these delays have moderately improved in recent months, we, along with many other importers of goods across all industries, continue to experience severe congestion and extensive wait times for carriers at ports across the United States. In addition, restrictions imposed by local, state and federal agencies due to the COVID-19 pandemic have led to reduced personnel of importers, government staff and others in our supply chain. We have been working diligently with our network of freight partners and suppliers to expedite delivery dates and provide solutions to reduce further impact and delays. However, we are unable to determine the full impact of these delays and how long they will continue as they are out of our control.

While the Company is continuing to navigate the financial, operational, and personnel challenges presented by the COVID-19 pandemic, the full extent of the impact on our operational and financial performance will depend on future developments, including the duration and spread of the pandemic, the potential uncertainty related to and proliferation of new strains, and related actions taken by the U.S. government, state and local government officials, and international governments to prevent disease spread, all of which are uncertain, out of our control and cannot be predicted at this time.

F-36

Surna Inc.

Notes to Condensed Consolidated Financial Statements

September 30, 2021

(in US Dollars except share numbers)

(Unaudited)

Financial Statement Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Pursuant to these rules and regulations, certain information and note disclosures, normally included in financial statements prepared in accordance with GAAP, have been condensed or omitted. In the opinion of management, all adjustments (consisting of normal recurring items) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended September 30, 2021 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2021. The balance sheet as of December 31, 2020 has been derived from the audited financial statements at that date but does not include all the information and footnotes required by GAAP for complete financial statements. For further information, refer to the consolidated financial statements and notes thereto contained in the Annual Report on Form 10-K for the year ended December 31, 2020. The notes to the unaudited condensed consolidated financial statements are presented on a going concern basis.

Reverse Stock Split

On January 17, 2022, the Company’s Board of Directors approved a reverse stock split at a ratio of one-for-one hundred and fifty. Such reverse stock split was implemented effective January 27, 2022. The par value for the Common Stock was not affected.

All Common Stock, warrants, options and per share amounts set forth herein are presented to give retroactive effect to the Reverse Split for all periods presented.

Basis of Consolidation and Reclassifications

The condensed consolidated financial statements include the accounts of the Company and its controlled and wholly owned subsidiary, Hydro Innovations, LLC (“Hydro”). Intercompany transactions, profit, and balances are eliminated in consolidation.

Going Concern

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has experienced recurring losses since its inception. Since inception, the Company has financed its activities principally through debt and equity financing, customer deposits and revenues from completed contracts. Management expects to incur additional losses and cash outflows in the foreseeable future in connection with its operating activities. Management believes that the economic dislocations in the overall economy, in the near term, will impact our revenues, losses and cash flows. There can be no assurance that the Company will be able to raise debt or equity financing in sufficient amounts, when and if needed, on acceptable terms or at all. If results of operations for 2021 do not meet management’s expectations, or additional capital is not available, management believes it has the ability to reduce certain expenditures. The precise amount and timing of the funding needs cannot be determined accurately at this time, and will depend on a number of factors, including the overall economy, market demand for the Company’s products and services, the quality of product development efforts, management of working capital, and continuation of normal payment terms and conditions for purchase of the Company’s products. The Company believes its cash balances and cash flow from operations will be insufficient to fund its operations for the next 12 months. If the Company is unable to substantially increase revenues, reduce expenditures, or otherwise generate cash flows from operations, then the Company will need to raise additional funding to continue as a going concern. The foregoing factors raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the date the financial statements are issued. These condensed consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Use of Estimates

Management makes estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and that affect the reported amounts of revenue and expenses during the reporting period. The Company bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates. Key estimates include: allocation of transaction prices to performance obligations under contracts with customers, standalone selling prices, timing of expected revenue recognition on remaining performance obligations under contracts with customers, valuation of intangible assets, valuation of equity-based compensation, valuation of deferred tax assets and liabilities, warranty accruals, accounts receivable and inventory allowances, and legal contingencies.

F-37

Surna Inc.

Notes to Condensed Consolidated Financial Statements

September 30, 2021

(in US Dollars except share numbers)

(Unaudited)

Cash, Cash Equivalents and Restricted Cash

All highly liquid investments with original maturities of three months or less at the date of purchase are considered to be cash equivalents. The Company may, from time to time, have deposits in financial institutions that exceed the federally insured amount. The Company has not experienced any losses to date on depository accounts.

Income (Loss) Per Common Share

Basic income (loss) per common share is computed by dividing net income (loss) attributable to common stockholders by the weighted-average number of common shares outstanding during the period without consideration of common stock equivalents. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding and potentially dilutive common stock equivalents, including stock options, warrants and restricted stock units and other equity-based awards, except in cases where the effect of the common stock equivalents would be antidilutive. Potential common stock equivalents consist of common stock issuable upon exercise of stock options and warrants and the vesting of restricted stock units using the treasury method.

During the nine months ended September 30, 2021 and 2020, there were warrants and options outstanding to purchase Company common stock and shares of convertible preferred stock and restricted stock units that were convertible into shares of the Company’s common stock. During the three- and nine-month periods ended September 30, 2021 and 2020, the Company incurred a net loss and consequently the common share equivalents of these potentially dilutive equity instruments have not been included in the calculations of loss per share because such inclusion would have been anti-dilutive.

As of September 30, 2021, and 2020, there were respectively, 777,888 and 293,383, potentially dilutive equity instruments outstanding in respect of shares of convertible preferred stock and warrants and options outstanding to purchase Company common stock.

Goodwill

The Company recorded goodwill in connection with its acquisition of Hydro Innovations, LLC in July 2014. Goodwill is reviewed for impairment annually or more frequently when events or changes in circumstances indicate that fair value of the reporting unit has been reduced to less than its carrying value. The Company performs a quantitative impairment test annually on December 31 by comparing the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill is considered not impaired. An impairment charge would be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value. The Company determined that it has one reporting unit.

During the nine months ended September 30, 2021, the Company concluded that the projected impact of the COVID-19 pandemic on its sales, contract completion and revenues in the near term, together with the volatility in its share price during the quarter represented potential indicators of impairment. Accordingly, the Company performed an interim impairment analysis at September 30, 2021 and concluded that no impairment relating to goodwill existed at September 30, 2021.

F-38

Surna Inc.

Notes to Condensed Consolidated Financial Statements

September 30, 2021

(in US Dollars except share numbers)

(Unaudited)

Temporary Equity

Shares of preferred stock that are redeemable for cash or other assets are classified as temporary equity if they are redeemable, at the option of the holder, at a fixed or determinable price on a fixed or determinable date or upon the occurrence of an event that is not solely within the control of the issuer. Redeemable equity instruments are initially carried at the fair value of the equity instrument at the issuance date, net of issuance costs, which is subsequently adjusted to redemption value (including the amount for dividends earned but not yet declared or paid) at each balance sheet date if the instrument is currently redeemable or if it is probable that the instrument will become redeemable.

The Company determined it is probable the Series B Preferred Stock will become redeemable at the option of the holder. As a result, on September 30, 2021, the Company adjusted carrying value of the Series B Preferred Stock to its redemption value of $3,960,000 and recorded a $2,262,847 non-cash redemption value adjustment. This redemption value adjustment is treated as similar to a dividend on the preferred stock for GAAP purposes, accordingly, the redemption value adjustment is therefore added to the “Net Loss” to arrive at “Net Loss Attributable to Common Shareholders’” on the Company’s Consolidated Statements of Operations. In addition, as the Company does not have a balance of retained earnings, the redemption value adjustment was recorded against additional paid-in capital.

Revenue Recognition

On January 1, 2018, the Company adopted Accounting Standards Update (“ASU”) 2014-09 (Topic 606), Revenue from Contracts with Customers and all the related amendments (“ASC 606” or the “revenue standard”) to all contracts and elected the modified retrospective method.

Under the revenue standard, a performance obligation is a promise in a contract with a customer to transfer a distinct good or service to the customer. Most of the Company’s contracts contain multiple performance obligations that include engineering and technical services as well as the delivery of a diverse range of climate control system equipment and components, which can span multiple phases of a customer’s project life cycle from facility design and construction to equipment delivery and system installation and start-up.

A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. When there are multiple performance obligations within a contract, the Company allocates the transaction price to each performance obligation based on standalone selling price. When estimating the selling price, the Company uses various observable inputs. The best observable input is the Company’s actual selling price for the same good or service, however, this input is generally not available for the Company’s contracts containing multiple performance obligations. For engineering services, the Company estimates the standalone selling price by reference to certain physical characteristics of the project, such as facility size and mechanical systems involved, which are indicative of the scope and complexity of the mechanical engineering services to be provided. For equipment sales, the standalone selling price is determined by forecasting the expected costs of the equipment and then adding an appropriate margin, based on a range of acceptable margins established by management. Depending on the nature of the performance obligations, the Company may use a combination of different methods and observable inputs if certain performance obligations have highly variable or uncertain standalone selling prices. Once the selling prices are determined, the Company applies the relative values to the total contract consideration and estimates the amount of the transaction price to be recognized as each performance obligation is fulfilled.

The Company recognizes revenue for the sale of goods when control transfers to the customer, which primarily occurs at the time of shipment. The Company’s historical rates of return are insignificant as a percentage of sales and, as a result, the Company does not record a reserve for returns at the time the Company recognizes revenue. The Company has elected to exclude from the measurement of the transaction price all taxes (e.g., sales, use, value added, and certain excise taxes) that are assessed by a governmental authority in connection with a specific revenue-producing transaction and collected by the Company from the customer. Accordingly, the Company recognizes revenue net of sales taxes. The revenue and cost for freight and shipping is recorded when control over the sale of goods passes to the Company’s customers.

The Company also has performance obligations to perform certain engineering services that are satisfied over a period of time. Revenue is recognized from this type of performance obligation as services are rendered based on the percentage completion towards certain specified milestones.

F-39

Surna Inc.

Notes to Condensed Consolidated Financial Statements

September 30, 2021

(in US Dollars except share numbers)

(Unaudited)

The Company offers assurance-type warranties for its products and products manufactured by others to meet specifications defined by the contracts with customers and does not have any material separate performance obligations related to these warranties. The Company maintains a warranty reserve based on historical warranty costs.

Applying the practical expedient in ASC 606-10-32-18, which the Company has elected, the Company does not adjust the promised amount of consideration for the effects of a significant financing component since the Company expects, at contract inception, that the period between when the Company transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less. Accordingly, the remaining performance obligations related to customer contracts does not consider the effects of the time value of money.

Applying the practical expedient in ASC 340-40-25-4, the Company recognizes the incremental costs of obtaining contracts as an expense when incurred since the amortization period of the assets that the Company otherwise would have recognized is one year or less. These costs include certain sales commissions and incentives, which are included in selling, general and administrative expenses, and are payable only when associated revenue has been collected and earned by the Company.

The Company does not have material amounts of contract assets since revenue is recognized as control of goods is transferred or as services are performed. Contract liabilities consist of advance payments and deferred revenue.

For the three and nine months ended September 30, 2021, the Company recognized revenue of $283,452 and $3,357,068, respectively, related to the deferred revenue at January 1, 2021. For the three and nine months ended September 30, 2020, the Company recognized revenue of $9,141 and $1,074,016, respectively, related to the deferred revenue at January 1, 2020.

Remaining performance obligations, or backlog, represents the aggregate amount of the transaction price allocated to the remaining obligations that the Company has not performed under its customer contracts. The Company has elected not to use the optional exemption in ASC 606-10-50-14, which exempts an entity from such disclosures if a performance obligation is part of a contract with an original expected duration of one year or less. Accordingly, the information disclosed about remaining performance obligations includes all customer contracts, including those with an expected duration of one year or less.

Industry uncertainty, project financing concerns, and the licensing and qualification of our prospective customers, which are out of the Company’s control, make it difficult for the Company to predict when it will recognize revenue on its remaining performance obligations. There are risks that the Company may not realize the full contract value on customer projects in a timely manner or at all, and completion of a customer’s cultivation facility project is dependent upon the customer’s ability to secure funding and real estate, obtain a license and then build their cultivation facility so they can take possession of the equipment. Accordingly, the time it takes for customers to complete a project, which corresponds to when the Company is able to recognize revenue, is driven by numerous factors including: (i) the large number of first-time participants interested in the indoor cannabis cultivation business; (ii) the complexities and uncertainties involved in obtaining state and local licensure and permitting; (iii) local and state government delays in approving licenses and permits due to lack of staff or the large number of pending applications, especially in states where there is no cap on the number of cultivators; (iv) the customer’s need to obtain cultivation facility financing; (v) the time needed, and coordination required, for our customers to acquire real estate and properly design and build the facility (to the stage when climate control systems can be installed); (vi) the large price tag and technical complexities of the climate control and air sanitation system; (vii) the availability of power; and (viii) delays that are typical in completing any construction project.

F-40

Surna Inc.

Notes to Condensed Consolidated Financial Statements

September 30, 2021

(in US Dollars except share numbers)

(Unaudited)

As of September 30, 2021, the Company’s remaining performance obligations, or backlog, was $9,881,000, of which $1,161,000, or 12%, was attributable to customer contracts for which the Company has only received an initial advance payment to cover the allocated value of the Company’s engineering services (“engineering only paid contracts”). There is the risk that the equipment portion of these engineering only paid contracts will not be completed or will be delayed. These reasons include the customer being dissatisfied with the quality or timeliness of the Company’s engineering services, delay or abandonment of the project because of the customer’s inability to obtain project financing or licensing, or other reasons such as a challenging business climate including an overall post-Covid-19 economic disruption or change in business direction. After the customer has made an advance payment for a portion of the equipment to be delivered under the contract (“partial equipment paid contracts”), the Company is typically better able to estimate the timing of revenue recognition since the risks and delays associated with licensing, permitting and project funding are typically mitigated once the initial equipment payment is received. There is significant uncertainty regarding the timing of the Company’s recognition of revenue on its remaining performance obligations, and there is no certainty that these will result in actual revenues. The backlog at September 30, 2021, includes booked sales orders of $1,250,000 from several customers that the Company does not expect to be realized until late 2022. The Company believes the sales orders in this portion of our backlog have an elevated level of risk and may, ultimately, be delayed or cancelled by our customers.

The remaining performance obligations expected to be recognized through 2022 are as follows:

	2021	2022	Total
Remaining performance obligations related to engineering only paid contracts	$112,000	$1,049,000	$1,161,000
Remaining performance obligations related to partial equipment paid contracts	3,091,000	5,629,000	$8,720,000
Total remaining performance obligations	$3,203,000	$6,678,000	$9,881,000

The following table sets forth the Company’s revenue by source:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Equipment and systems sales	$3,523,948	$1,481,961	$9,933,313	$4,575,855
Engineering and other services	110,538	114,160	464,269	402,837
Shipping and handling	71,950	38,548	184,888	148,326
Total revenue	$3,706,436	$1,634,669	$10,582,470	$5,127,018

Accounting for Share-Based Compensation

The Company recognizes the cost resulting from all share-based compensation arrangements, including stock options, restricted stock awards and restricted stock units that the Company grants under its equity incentive plan in its condensed consolidated financial statements based on their grant date fair value. The expense is recognized over the requisite service period or performance period of the award. Awards with a graded vesting period based on service are expensed on a straight-line basis for the entire award. Awards with performance-based vesting conditions, which require the achievement of a specific company financial performance goal at the end of the performance period and required service period, are recognized over the performance period. Each reporting period, the Company reassesses the probability of achieving the respective performance goal. If the goals are not expected to be met, no compensation cost is recognized and any previously recognized amount recorded is reversed. If the award contains market-based vesting conditions, the compensation cost is based on the grant date fair value and expected achievement of market condition and is not subsequently reversed if it is later determined that the condition is not likely to be met or is expected to be lower than initially expected.

The grant date fair value of stock options is based on the Black-Scholes Option Pricing Model (the “Black-Scholes Model”). The Black-Scholes Model requires judgmental assumptions including volatility and expected term, both based on historical experience. The risk-free interest rate is based on U.S. Treasury interest rates whose term is consistent with the expected term of the option. The Company determines the assumptions used in the valuation of option awards as of the date of grant. Differences in the expected stock price volatility, expected term or risk-free interest rate may necessitate distinct valuation assumptions at those grant dates. As such, the Company may use different assumptions for options granted throughout the year. During the nine months ended September 30, 2021, the valuation assumptions used to determine the fair value of each option award on the date of grant were: expected stock price volatility ranged from 150.2% to 152.51%; expected term in years 10 and risk-free interest rate ranged from 0.55% to 1.49%.

F-41

Surna Inc.

Notes to Condensed Consolidated Financial Statements

September 30, 2021

(in US Dollars except share numbers)

(Unaudited)

The grant date fair value of restricted stock and restricted stock units is based on the closing price of the underlying stock on the date of the grant.

The Company has elected to reduce share-based compensation expense for forfeitures as the forfeitures occur since the Company does not have historical data or other factors to appropriately estimate the expected employee terminations and to evaluate whether particular groups of employees have significantly different forfeiture expectations.

The following is a summary of share-based compensation expenses included in the condensed consolidated statements of operations for the three and nine months ended September 30, 2021 and 2020:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Share-based compensation expense included in:
Cost of revenue	$-	$6,833	$29,944	$23,949
Advertising and marketing expenses	-	2,500	13,292	7,500
Product development costs	-	5,444	14,029	16,332
Selling, general and administrative expenses	29,307	41,221	102,735	306,448
Total share-based compensation expense included in consolidated statement of operations	$29,307	$55,998	$160,000	$354,229

Included in the expense for the three and nine months ended September 30, 2021, is an accrual for $0 and $108,945, respectively, for the 2021 Annual Employee Incentive Compensation Plan. Included in the expense for the three and nine months ended September 30, 2020, is an accrual for $31,575 and $101,472, respectively, for the 2020 Annual Employee Incentive Compensation Plan.

Concentrations

Three customers accounted for 38%, 23%, and 11% of the Company’s revenue for the three months ended September 30, 2021 and three customers accounted for 25%, 12% and 12% of the Company’s revenue for the nine months ended September 30, 2021. Two customers accounted for 39% and 30% of the Company’s revenue for the three months ended September 30, 2020 and three customers accounted for 18%, 17% and 11% of the Company’s revenue for the nine months ended September 30, 2020.

Three customers accounted for 40%, 26% and 22% of the Company’s accounts receivable as of September 30, 2021. As of September 30, 2020, four customers accounted for 32%, 23%, 21% and 10% of the Company’s accounts receivable.

Recently Issued Accounting Pronouncements

In May 2021, the FASB issued ASU 2021-04, Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options. This guidance clarifies and reduces diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options due to a lack of explicit guidance in the FASB Codification. The guidance is effective for interim and annual periods beginning after December 15, 2021. Early adoption is permitted. The guidance is to be applied prospectively to modifications or exchanges occurring on or after the effective date. The Company anticipates that the adoption of this guidance will not have a material impact on its consolidated financial statements.

F-42

Surna Inc.

Notes to Condensed Consolidated Financial Statements

September 30, 2021

(in US Dollars except share numbers)

(Unaudited)

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company early adopted ASU 2020-06 effective January 1, 2021. The early adoption of ASU 2020-06 impacted the Company’s accounting for the issuance of its Series B Redeemable Convertible Preferred Stock as further discussed in Note 8 Temporary Equity Series B Redeemable Convertible Preferred Stock below.

In March 2020, the FAS issued ASU No. 2020-04 “Reference Reform (Topic 848) Facilitation of the Effects of Reference Rate Reform on Financial Reporting” (“ASU 2020-04”). ASU 2020-04 provides optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. The amendments are effective for the Company as of March 12, 2020 through December 31, 2022. The Company does not expect this ASU to have a material impact on its consolidated results of operations, cash flows and financial position.

In January 2020, the FASB issued ASU No. 2020-01, Investments—Equity Securities (Topic 321), Investments—Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815)—Clarifying the Interactions between Topic 321, Topic 323, and Topic 815 (a consensus of the Emerging Issues Task Force). This update clarifies whether an entity should consider observable transactions that require it to either apply or discontinue the equity method of accounting for the purposes of applying the measurement alternative and how to account for certain forward contracts and purchased options to purchase securities. For public entities, this guidance is effective for fiscal years beginning after December 15, 2020. The Company does not expect this ASU to have a material impact on its consolidated results of operations, cash flows and financial position. The adoption of this ASU has not had a material impact on the Company’s consolidated results of operations, cash flows and financial position.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) – Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020. Early adoption is permitted. The adoption of this ASU has not had a material impact on the Company’s consolidated results of operations, cash flows and financial position.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

Note 2 – Leases

In February 2016 the FASB issued ASU 2016-02, Leases (Topic 842) (“ASC 842” or the “new lease standard”). The Company adopted ASC 842 as of January 1, 2019, using the effective date method.

The new standard provides a number of optional practical expedients in transition. The Company has elected to apply the “package of practical expedients” which allow the Company to not reassess: (i) whether existing or expired arrangements contain a lease, (ii) the lease classification of existing or expired leases, or (iii) whether previous initial direct costs would qualify for capitalization under the new lease standard. The Company has also elected to apply the short-term lease exemption for all leases with an original term of less than 12 months, for purposes of applying the recognition and measurements requirements in the new lease standard.

Upon adoption, the Company recognized its lease for manufacturing and office space (the “Facility Lease”) on the balance sheet as an operating lease right-of-use asset in the amount of $714,416 and as a lease liability of $822,374. The Facility Lease commenced September 29, 2017 and continues through August 31, 2022. The Company has the option to renew the Facility Lease for an additional five years. However, the renewal option to extend the Facility Lease is not included in the right-of-use asset or lease liability as the option is not reasonably certain of exercise. The Company regularly evaluates the renewal option and when it is reasonably certain of exercise, the Company will include the renewal period in its lease term.

F-43

Surna Inc.

Notes to Condensed Consolidated Financial Statements

September 30, 2021

(in US Dollars except share numbers)

(Unaudited)

Beginning September 1, 2018, and each subsequent September 1 during the term, the monthly rent under the Facility Lease will increase by 3%. Total rent under the current building lease is charged to expense over the term of the lease on a straight-line basis, resulting in the same monthly rent expense throughout the lease. The difference between the rent expense amount and the actual rent paid is recorded to operating lease liability on the Company’s condensed consolidated balance sheets.

Under the Facility Lease, the landlord agreed to pay the Company or the Company’s contractors for tenant improvements made by the Company not to exceed $100,000, which were used for normal tenant improvements. The Company determined that these improvements were not specialized and could be utilized by a subsequent tenant and, as such, the improvements were considered assets of the lessor. As of January 1, 2019, the unamortized amount of tenant improvement allowance of $81,481 was treated as a reduction in measuring the right-of-use asset.

Under the Facility Lease, the Company pays the actual amounts for property taxes and insurance, excludes such payments from lease contract consideration, and records such payments as incurred. The Company also pays the landlord for common area maintenance, which is considered a non lease component. For the Facility Lease, the Company has not elected the accounting policy to include both the lease and non lease components as a single component and account for it as the lease.

In determining the right-of-use asset and lease liability, the Company applied a discount rate to the minimum lease payments under the Facility Lease. ASC 842 requires the Company to use the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. Since the discount rate is not implicit in the lease agreement, we utilized an estimated incremental borrowing rate provided by the Company’s depository bank.

The lease cost, cash flows and other information related to the Facility Lease were as follows:

For the Nine Months Ended September 30,
2021
Operating lease cost	$162,667
Operating cash outflow from operating lease	$210,154

As of September 30, 2021
Operating lease right-of-use asset	$194,353
Operating lease liability, current	$238,140
Operating lease liability, long-term	$-

Remaining lease term	.9 years
Discount rate	5.00%

F-44

Surna Inc.

Notes to Condensed Consolidated Financial Statements

September 30, 2021

(in US Dollars except share numbers)

(Unaudited)

Future annual minimum lease payments on the Facility Lease as of September 30, 2021 were as follows:

Years ended December 31,
2021 (excluding the nine months ended September 30, 2021)	71,710
2022	170,891
Total minimum lease payments	242,601
Less imputed interest	(4,461)
Present value of minimum lease payments	$238,140

On April 30, 2021, the Company entered into an agreement to sublease approximately 6,900 square feet of its office and manufacturing space. The sublease commenced on April 30, 2021 and will continue on a month-to-month basis until either party gives 30-days’ notice. Unless 30-days’ notice is provided sooner, this sublease will end upon termination of the Company’s Lease Agreement with its current landlord. Rent was initially charged at $5,989 per month and increased to $11,978 per month effective July 1, 2021. The Sublessor is also responsible for its prorated share of utilities and other related costs. This new sublease does not change the Company’s legal relationship or financial obligations with its landlord. The Company continues to be responsible for all the remaining financial obligations under its existing lease with the landlord. Accordingly, entering into the new sublease did not impact the carrying value of the Company’s operating lease right of use asset or operating lease liability. Moreover, after an initial two-month transitional period, the rental rate per square foot under the new sublease is identical to the rental rate per square foot for the Company’s existing lease with its landlord which indicates that there is no impairment to the carrying value of the Company’s operating lease right of use asset.

On July 27, 2021, the Company entered into a Lease Termination Agreement with its current landlord for the 18,952 square foot office and manufacturing facility in Boulder, CO, which was previously scheduled to expire on August 31, 2022. The termination provides for the Company to vacate the facility no later than November 15, 2021. In exchange for early termination from its lease obligation, the Company paid a nominal lease termination fee on July 28, 2021. The termination was also contingent upon a successor tenant executing a new lease with the landlord and the Company paying the remaining deferred rent and security deposit amounts (See Contractual Payment Obligations section). The landlord and successor tenant entered into a lease agreement on July 27, 2021. The remaining deferred rent and security deposit will be paid in conjunction with the final rent payment.

On July 28, 2021, the Company entered into an agreement to lease 11,491 square feet of office and manufacturing space in Louisville, CO. The lease commences on November 1, 2021 and continues through January 31, 2027. The Company has the option to renew the lease for an additional 60-month period.

Note 3 – Inventory

Inventory consisted of the following:

	September 30,	December 31,
	2021	2020
Finished goods	$319,335	$201,778
Work in progress	2,595	4,231
Raw materials	237,705	214,145
Allowance for excess & obsolete inventory	(79,281)	(93,045)
Inventory, net	$480,354	$327,109

Overhead expenses of $17,674 and $17,974 were included in the inventory balance as of September 30, 2021, and December 31, 2020, respectively.

F-45

Surna Inc.

Notes to Condensed Consolidated Financial Statements

September 30, 2021

(in US Dollars except share numbers)

(Unaudited)

Advance payments on inventory purchases are recorded in prepaid expenses until title for such inventory passes to the Company. Prepaid expenses included approximately $879,000 and $916,000 in advance payments for inventory for the periods ended September 30, 2021, and December 31, 2020, respectively.

Note 4 – Property and Equipment

Property and equipment consisted of the following:

	September 30,	December 31,
	2021	2020
Furniture and equipment	$296,851	$398,422
Vehicles	15,000	15,000
Leasehold improvements	215,193	215,193
	527,044	628,615
Accumulated depreciation	(428,076)	(480,883)
Property and equipment, net	$98,967	$147,732

Depreciation expense was $54,538 for the nine months ended September 30, 2021. For the nine months ended September 30, 2021, $4,721 was allocated to cost of sales and $1,180 was allocated to inventory with the remainder recorded as selling, general and administrative expense.

Note 5 – Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consisted of the following:

	September 30,	December 31,
	2021	2020
Accounts payable	$864,558	$918,639
Sales commissions payable	40,758	48,263
Accrued payroll liabilities	255,462	288,071
Product warranty accrual	172,868	173,365
Other accrued expenses	340,442	356,623
Total	$1,674,088	$1,784,961

Note 6 – Note Payable and Accrued Interest

On February 10, 2021, the Company entered into a note payable with its current bank in the principal amount of $514,200, for working capital purposes.

The loan amount bears interest at 1% and is due on February 5, 2026. The loan may be repaid in advance without penalty. The loan is also potentially forgivable in full provided proceeds are used for payment of payroll expenses, rent, utilities and mortgage interest and certain other terms and conditions are met. If any portion of the loan is not forgiven, payments will commence 10 months following the end of the 24-week deferral period. The loan has typical default provisions, including for change of ownership, general lender insecurity as to repayment, non-payment of amounts due, defaults on other debt instruments, insolvency, dissolution or termination of the business as a going concern and bankruptcy.

During the three and nine months ended September 30, 2021, interest of $1,296 and $3,268 was accrued, respectively, in respect of this note payable.

F-46

Surna Inc.

Notes to Condensed Consolidated Financial Statements

September 30, 2021

(in US Dollars except share numbers)

(Unaudited)

Note 7 – Commitments and Contingencies

Litigation

As of December 31, 2019, there were 45,000 restricted stock units that had not been settled due to a dispute with a former employee over the required withholding taxes to be paid to the Company for remittance to the appropriate tax authorities. The Company commenced an arbitration action against the former employee regarding the dispute. The former employee also made claims in the arbitration action against the Company for unpaid wages. As stated in a pleading in the arbitration, on March 9, 2020, the Company issued the former employee 45,000 shares of the Company’s common stock in settlement of these restricted stock units after taking measures to mitigate the Company’s exposure to penalties and liability for the failure to properly withhold income taxes. The Arbitrator issued an interim award of approximately $10,000 in the Company’s favor and a finding against the former employee. Effective June 9, 2020, the Arbitrator issued his final award in the Company’s favor in the Colorado arbitration. The Arbitrator found against the former employee and awarded the Company costs of $33,985, with interest at 8% per year. Effective July 22, 2020, the Colorado Court confirmed the Arbitration award and entered a final judgement in favor of the Company and against the former employee. The Company pursued collection of this debt and has now collected the debt owed. This former employee continued to pursue separate litigation against the Company for recovery of alleged consulting fees owed to him for the 2015 calendar year prior to his appointment as an executive officer of the Company. Effective March 30, 2021, this separate litigation has now been settled. While the Company disputed the merits of the claims, the Company has agreed and will be obliged to pay $40,000 over eight months and to issue upon execution of the settlement agreement an aggregate of 6,667 shares of common stock of the Company. These shares were issued on April 8, 2021 as “restricted securities,” subject to a lock-up agreement of six months, without registration rights, and pursuant to a private placement exemption and were valued at $67,000. The settlement agreement also included mutual releases and no admission of liability. The cost to the Company of this settlement, $107,000, in total, has been recognized in full in other expenses during the nine months ended September 30, 2021. As of September 30, 2021, $35,000 has been paid in respect of the $40,000 cash portion of the settlement and the remaining $5,000 is included in accounts payables and accrued liabilities. The issuance of the 6,667 shares of common stock, valued at $67,000 has been recognized in common stock issued during the nine months ended September 30, 2021.

From time to time, in the normal course of its operations, the Company is subject to litigation matters and claims. Litigation can be expensive and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict, and the Company’s view of these matters may change in the future as the litigation and events related thereto unfold. The Company expenses legal fees as incurred. The Company records a liability for contingent losses when it is both probable that a liability has been incurred and the amount of the loss is known. An unfavorable outcome to any legal matter, if material, could have an adverse effect on the Company’s operations or its financial position, liquidity or results of operations.

Leases

The Company has a lease agreement for its manufacturing and office space. Refer to Note 2 Leases above.

Other Commitments

In the ordinary course of business, the Company enters into commitments to purchase inventory and may also provide indemnifications of varying scope and terms to customers, vendors, lessors, business partners, and other parties with respect to certain matters, including, but not limited to, losses arising out of the Company’s breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with its directors and certain of its officers and employees that will require the Company to, among other things, indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers, or employees. The Company maintains director and officer insurance, which may cover certain liabilities arising from its obligation to indemnify its directors and certain of its officers and employees, and former officers, directors, and employees of acquired companies, in certain circumstances.

F-47

Surna Inc.

Notes to Condensed Consolidated Financial Statements

September 30, 2021

(in US Dollars except share numbers)

(Unaudited)

Note 8 – Temporary Equity

Series B Redeemable Convertible Preferred Stock

On September 28, 2021, Surna Inc. (the “Company”) sold to an institutional investor (the “Investor”), 3,300 shares of Series B Convertible Preferred Stock, stated value $1,000 per share, currently convertible into 385,965 shares of common stock, and a warrant to purchase up to 192,982 shares of common stock (“Investor Warrant”), for an aggregate purchase price of $3,000,000 (“Consideration”). The Company will receive net proceeds of approximately $2,625,000. The Company has received net proceeds of approximately $1,260,000 in the quarter and will receive the remaining $1,365,000 pursuant to the terms of the escrow.

The Series B Preferred Stock has an annual dividend of 8% and has an initial common stock conversion price of $8.55. The conversion rate is subject to adjustment in various circumstances, including stock splits, stock dividends, pro rata distributions, fundamental transactions and upon a triggering event and subject to reset if the common stock of the Company sold in any subsequent equity transaction, including a qualified offering, is sold at a price below the then conversion price. The Series B Preferred Stock is mandatorily convertible on the third anniversary of its issuance. All conversions of the Series B Preferred Stock are subject to a blocker provision of 4.99%. The Company will reserve 200% of the number of shares of common stock into which the Series B Preferred Stock and Investor Warrant may be converted or exercised.

Pending completion of an amendment to the certificate of incorporation to increase the number of authorized shares of common stock and redeem the outstanding Series A Preferred Stock, as required by the Investor, $1,365,000 of the Consideration was placed in escrow. The Company filed a Schedule 14C to affect the amendment and expects the amendment process to be completed in early November, at which time the escrowed amount will be released to the Company. If the amendment process is not achieved by December 7, 2021, then the Company will redeem, at 120% of the stated value of $1,000 per share, 1,650 shares of the Series B Preferred Stock, and pay the dividend amount due thereon at 8% to the date of redemption. The Series B Preferred Stock will be redeemed at the demand by the holders, at 120% of the stated value of $1,000, at any time after the earlier of (x) the consummation by the Company of a qualified offering, or (y) the first anniversary of the issuance of the Series B Preferred Shares.

The Investor was granted a right of participation in future private offerings and has agreed to a 180-day lock-up in connection with a qualified offering. A “qualified offering” is the first public offering after the sale of the Series B Preferred Stock in which the common stock of the Company is listed on a national exchange.

The Investor Warrant may be exercised until September 28, 2024, at an initial exercise price of $9.41, subject to adjustment. The Investor Warrant provides for cashless exercise if the underlying shares of common stock are not registered for resale, and all issuances of common stock upon exercise are subject to a 4.99% blocker provision.

The Company granted the Investor registration rights for the shares of common stock underlying the Series B Preferred Stock and the Investor Warrants. The Company must file a registration statement no later than 180 days after the date of a qualified offering and have it effective in 45 days if there is no Securities and Exchange Commission (“SEC”) review, or if there is a review, within 75 days. The Company must keep the registration statement effective until all the shares registered have been sold or may be sold under Rule 144, without regard to volume and holding period restrictions.

The Company engaged ThinkEquity LLC (“ThinkEquity”) as its placement agent and paid a total cash fee of 9%, or $270,000, and its expenses, less prepaid expenses, and issued to ThinkEquity and its designees a warrant to purchase up to an aggregate of 34,737 shares of common stock. The exercise price of the warrant initially will be $10.40 per share, subject to typical adjustment provisions, and exercisable for a term of three years. The warrant has registration rights.

F-48

Surna Inc.

Notes to Condensed Consolidated Financial Statements

September 30, 2021

(in US Dollars except share numbers)

(Unaudited)

Probability of Redemption: As it was considered probable the Series B Preferred stock will become redeemable outside of the Company’s control, the Series B Preferred stock needs to be disclosed as temporary equity and restated at the balance sheet date at its redemption value of 120% the stated value of $1,000 per share, or $3,960,000. As a result, on September 30, 2021, the Company adjusted the carrying value of the Series B Preferred Stock to its redemption value of $3,960,000 and recorded a $2,262,847 non-cash redemption value adjustment. This redemption value adjustment is treated as similar to a dividend on the preferred stock for GAAP purposes; accordingly, the redemption value adjustment is therefore added to the “Net Loss” to arrive at “Net Loss Attributable to Common Shareholders’” on the Company’s Consolidated Statements of Operations. In addition, since the Company does not have a balance of retained earnings, the redemption value adjustment was recorded against additional paid-in capital.

Series B Redeemable Convertible Stock Subscription Receivable

Of the net proceeds of $2,624,874 receivable under the Securities Purchase Agreement relating to the Series B preferred stock and related warrants, $1,365,000 was put into escrow pending the completion of i) an amendment to the Articles of Incorporation to increase the number of authorized shares of common stock to 850,000,000 shares, (ii) the redemption of the outstanding shares of Series A Preferred Stock of the Company for common stock at the rate of one 0.0067 share of common stock for each 100 shares of preferred stock that is currently issued and outstanding, (iii) the authorization of a reverse stock split of the common stock in connection with the listing of the common stock on an eligible market (as defined in the Purchase Agreement), and, if the number of authorized shares of common stock is reduced in connection with such reverse stock split, the subsequent increase of the authorized shares of capital stock of the Company within established limits, at any time prior to June 30, 2022, and (iv) an amendment to the articles of incorporation to change the corporate name of the Company to CEA Industries Inc. If these amendments are completed by December 7, 2021, then the remaining $1,365,000 funds held in escrow will be released to the Company.

Accordingly, as of September 30, 2021, these funds were disclosed as Series B Redeemable Convertible Stock Subscription Receivable on the Company’s consolidated balance sheet

Note 9 – Stockholders’ Deficit

Preferred Stock

As of September 30, 2021, and December 31, 2020, the Company has 150,000,000 shares authorized at a $0.00001 par value.

Series A Preferred Stock

As of September 30, 2021, and December 31, 2020, the Company has 42,030,331 shares issued and outstanding at the end of both periods.

Series B Preferred Stock

On September 28, 2021, the Company entered into a Securities Purchase Agreement (“Purchase Agreement”) with an institutional investor (the “Investor”), pursuant to which the Investor purchased from the Company 3,300 shares of Series B Preferred Stock with a stated value of $1,000 per share, or $3,300,000 of stated value in the aggregate (“Series B Preferred Stock”), and a warrant to purchase up to 192,982 shares of common stock of the Company (“Investor Warrant”), for an aggregate purchase price of $3,000,000 (“Consideration”).

As a result of the PIPE Financing, referenced above and described in Note 8, the Company has 3,300 shares issued and outstanding as of September 30, 2021.

Common Stock

As of September 30, 2021, and December 31, 2020, the Company was authorized to issue 350,000,000 shares of common stock with a par value of $0.00001 per share.

Effective December 31, 2020, 1,576,844 shares of common stock were issued and outstanding.

F-49

Surna Inc.

Notes to Condensed Consolidated Financial Statements

September 30, 2021

(in US Dollars except share numbers)

(Unaudited)

During the nine months ended September 30, 2021, we issued 6,667 shares of common stock, valued at $67,000 as part of a legal settlements further described in Note 7 – Commitments and Contingencies – litigation above.

Consequently, effective September 30, 2021, 1,583,511 shares of common stock were issued and outstanding.

Note 10 – Equity Incentive Plans

2017 Equity Incentive Plan

Under the Company’s 2017 Equity Incentive Plan, as may be modified and amended by the Company from time to time (the “2017 Equity Plan”), the Board of Directors (the “Board”) (or the compensation committee of the Board, if one is established) may award stock options, stock appreciation rights (“SARs”), restricted stock awards (“RSAs”), restricted stock unit awards (“RSUs”), shares granted as a bonus or in lieu of another award, and other stock-based performance awards. The 2017 Equity Plan allocates 333,333 shares of the Company’s common stock (“Plan Shares”) for issuance of equity awards under the 2017 Equity Plan. If any shares subject to an award are forfeited, expire, or otherwise terminate without issuance of such shares, the shares will, to the extent of such forfeiture, expiration, or termination, again be available for awards under the 2017 Equity Plan.

2021 Equity Incentive Plan

On March 22, 2021, the Board approved the 2021 Equity Incentive Plan (the “2021 Equity Plan”), which was approved by the stockholders on July 22, 2021. The 2021 Equity Plan permits the Board to grant awards of up to 666,667 shares of common stock. The 2021 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), non-qualified stock options, stock appreciation rights (“SARs”), restricted stock awards and restricted stock unit awards and other equity linked awards to our employees, consultants and directors. If an equity award (i) expires or otherwise terminates without having been exercised in full or (ii) is settled in cash (i.e., the holder of the award receives cash rather than stock), such expiration, termination or settlement will not reduce (or otherwise offset) the number of shares of common stock that may be issued pursuant to this Plan.

During the nine months ended September 30, 2021, the Company issued no shares of its common stock.

During the nine months ended September 30, 2021, the Company granted awards for 21,777 non-qualified stock options as described below. Of the total awards granted, 20,239 were under the 2017 Equity Plan and 230,770 were issued under the 2021 Equity Plan.

As of September 30, 2021, of the 333,333 shares authorized under the 2017 Plan for equity awards, 163,692 shares have been issued, awards related to 162,665 options remain outstanding, and 6,976 shares remain available for future equity awards. As of September 30, 2021, of the 666,667 shares authorized under the 2021 Equity Plan, 1,538 relate to outstanding options and 665,129 shares remain available for future equity awards.

There was $90,255 in unrecognized compensation expense for unvested non-qualified stock options at September 30, 2021 which will be recognized over approximately 3 years.

F-50

Surna Inc.

Notes to Condensed Consolidated Financial Statements

September 30, 2021

(in US Dollars except share numbers)

(Unaudited)

Non-Qualified Stock Options

A summary of the non-qualified stock options granted to employees and consultants under the 2017 Equity Plan during the nine months ended September 30, 2021, are presented in the table below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, December 31, 2020	95,007	$12.45	8.3	$-
Granted	20,239	$12.75	10.0	$-
Exercised	-
Forfeited	(1,914)	$18.30	6.6	$-
Expired	-
Outstanding, September 30, 2021	113,332	$12.45	7.9	$-
Exercisable, September 30, 2021	101,665	$12.75	7.7	$-

During the nine months ended September 30, 2021, we issued a total of 20,239 stock options to employees as follows:

●	6,906 stock options were issued to 21 employees in respect of the Company’s 2020 Annual Incentive Awards. The options vested immediately, have a term of 10 years and an exercise price of $19.50.
●	13,333 stock options were issued to our newly appointed Chief Financial Officer. The options vest as follows: 1,667 vested immediately, 2,780 on June 30, 2022, 665,000 on June 30, 2023 and 668,000 on June 30, 2024. The options have a term of 10 years and an exercise price of $9.15.
●	During the nine months ended September 30, 2021, 1,914 fully vested stock options were forfeited following the departure of 3 former employees.

A summary of non-vested non-qualified stock options activity for employees and consultants under the 2017 Equity Plan for the nine months ended September 30, 2021, are presented in the table below:

	Number of Options	Weighted Average Grant-Date Fair Value	Aggregate Intrinsic Value	Grant-Date Fair Value

Nonvested, December 31, 2020	-	$-	$-	$-
Granted	20,239	$12.30	$-	$-
Vested	(8,572)	$16.80	$66,412	$-
Forfeited	-			$-
Expired	-			$-
Nonvested, September 30, 2021	11,667	$9.15	$-	$104,800

For the nine months ended September 30, 2021 and September 30, 2020, the Company recorded $29,881 and $171,624 as compensation expense related to vested options issued to employees and consultants, net of forfeitures, respectively.

F-51

Surna Inc.

Notes to Condensed Consolidated Financial Statements

September 30, 2021

(in US Dollars except share numbers)

(Unaudited)

A summary of the non-qualified stock options granted to directors under the 2017 Equity Plan and the 2021 Equity Plan, during the nine months ended September 30, 2021, are presented in the table below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value ($000)

Outstanding, December 31, 2020	49,333	$10.05	7.5	$-
Granted	1,538	$9.75	10.0	$-
Exercised	-
Forfeited/Cancelled	-
Expired	-
Outstanding, September 30, 2021	50,871	$10.05	6.8	$-
Exercisable, September 30, 2021	50,871	$10.05	6.8	$-

During the nine months ended September 30, 2021, we issued 1,538 non-qualified stock options to directors as retroactive compensation for the first half of 2021 under the 2021 Equity Plan.

A summary of non-vested non-qualified stock options activity for directors under the 2017 Equity Plan and the 2021 Equity Plan, for the nine months ended September 30, 2021, are presented in the table below:

	Number of Options	Weighted Average Grant-Date Fair Value	Aggregate Intrinsic Value	Grant-Date Fair Value

Nonvested, December 31, 2020	6,667	$4.35	$31,000	$-
Granted	1,538	9.75	$(1,154)	$-
Vested	(8,205)	$5.40	$(29,846)	$-
Forfeited	-
Expired	-
Nonvested, September 30, 2021	-		$-	$-

During the nine months ended September 30, 2021 and September 30, 2020, the Company incurred $21,174 and $55,970, respectively, as compensation expense related to 8,205 and 10,142 vested options, respectively, issued to directors.

Effective June 24, 2020, the Company issued 13,333 non-qualified stock options under the 2017 Equity Plan to newly appointed directors. The options vested 50% upon grant and 50% on April 1, 2021, if the Director remained on the Board up to that time. The options have a term of 5 years and have an exercise price equal to the closing price of the Company’s common stock on The OTC Markets on the day immediately preceding the grant date.

Effective August 20, 2021, the Company issued 1,538 non-qualified stock options under the 2021 Equity Plan to its directors. The options vested upon grant. The options have a term of 10 years and an exercise price equal to the closing price of the Company’s common stock on The OTC Markets on the day immediately preceding the grant date.

Restricted Stock Units

There has been no activity related to RSUs during the nine months ended September 30, 2021.

The Company recorded $25,163 during the nine months ended September 30, 2020, as compensation expense related to vested RSUs issued to employees, directors and consultants.

Effective April 30, 2020, 5,333 RSUs vested. However, the holder elected to cancel the RSUs.

F-52

Surna Inc.

Notes to Condensed Consolidated Financial Statements

September 30, 2021

(in US Dollars except share numbers)

(Unaudited)

Note 11 - Warrants

The following table summarizes information with respect to outstanding warrants to purchase common stock during the nine months ended September 30, 2021:

		Weighted	Weighted Average
		Average	Remaining	Aggregate
	Number	Exercise	Life	Intrinsic
	Outstanding	Price	In Months	Value

Outstanding at December 31, 2020	50,417	$37.50	6	$0

Issued	227,719	$9.00	36	-

Exercised	-	-	-	-

Expired	(50,417)	$37.50	-	$0

Outstanding at September 30, 2021	227,719	$9.00	36	$0

The following table summarizes information about warrants outstanding at September 30, 2021:

		Weighted Average Life of
	Warrants	Outstanding Warrants
Exercise price	Outstanding	In Months

9.45	192,982	36

10.40	34,737	36
	227,719	36

Effective June 30, 2021, 50,417 warrants issued in connection with our Q2 2018 unit offering expired unexercised.

Effective September 28, 2021, we issued 192,982 warrants with an exercise price of $9.45 and a 3-year term to the Holders of our Series B redeemable convertible preferred stock and 34,737 warrants with an exercise price of $10.40 and a 3-year term to the placement agent in respect of the sale of the Series B redeemable convertible preferred stock. See Note 8.

Note 12 – Income Taxes

As of September 30, 2021, the Company has U.S. federal and state net operating losses (“NOLs”) of approximately $20,260,000, of which $11,196,261 will expire, if not utilized, in the years 2034 through 2037, however, NOLs generated subsequent to December 31, 2017 do not expire but may only be used against taxable income to 80%. In response to the novel coronavirus COVID-19, the Coronavirus Aid, Relief, and Economic Security Act temporarily repealed the 80% limitation for NOLs arising in 2018, 2019 and 2020. Pursuant to Section 382 of the Internal Revenue Code of 1986, as amended, use of the Company’s NOLs carryforwards may be limited in the event of cumulative changes in ownership of more than 50% within a three-year period.

F-53

Surna Inc.

Notes to Condensed Consolidated Financial Statements

September 30, 2021

(in US Dollars except share numbers)

(Unaudited)

The Company must assess the likelihood that its net deferred tax assets will be recovered from future taxable income, and to the extent the Company believes that recovery is not likely, the Company establishes a valuation allowance. Management’s judgment is required in determining the Company’s provision for income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against the net deferred tax assets. The Company recorded a full valuation allowance as of September 30, 2021 and December 31, 2020. Based on the available evidence, the Company believes it is more likely than not that it will not be able to utilize its net deferred tax assets in the foreseeable future. The Company intends to maintain valuation allowances until sufficient evidence exists to support the reversal of such valuation allowances. The Company makes estimates and judgments about its future taxable income that are based on assumptions that are consistent with the Company’s plans. Should the actual amounts differ from the Company’s estimates, the carrying value of the Company’s deferred tax assets could be materially impacted.

Note 13 – Related Party Transactions

The company entered into a manufacturer representative agreement with RSX Enterprises in March 2021 to become a non-exclusive representative for the Company to assist in marketing and soliciting orders. James R. Shipley, a current director of the Company, has a significant ownership interest in RSX.

Under the manufacturer representative agreement, RSX will act as a non-exclusive representative for the Company within the United States, Canada and Mexico and may receive a commission for qualified customer leads. The agreement has an initial term through December 31, 2021 with automatic one-year renewal terms unless prior notice is given 90 days prior to each annual expiration. During the three months ended September 30, 2021, the Company paid $26,873 in commissions under this agreement.

Note 14 – Subsequent Events

In accordance with ASC 855, Subsequent Events, the Company has evaluated all subsequent events through the date the financial statements were available to be issued. No material subsequent events occurred after September 30, 2021, other than as set out below:

On November 3, 2021, we increased our authorized capital to one billion shares of capital stock, of which 850,000,000 are designated as common stock and 150,000,000 are designated as preferred stock.

On November 3, 2021, we were authorized to redeem the outstanding Series A Preferred Stock, which was completed on November 4, 2021.

On November 4, 2021, we received the remaining $1,365,000 from escrow in relation to the Series B Preferred Stock.

On January 17, 2022, the Company’s Board of Directors approved a reverse stock split at a ratio of one-for-one hundred and fifty. Such reverse stock split was implemented effective January 27, 2022. The par value for the Common Stock was not affected. In connection with the aforementioned reverse stock split, the Company’s Board of Directors approved the reset of the authorized capital of the Company to be 200,000,000 shares of common stock and 25,000,000 shares of preferred stock.

All Common Stock, warrants, options and per share amounts set forth herein are presented to give retroactive effect to the Reverse Split for all periods presented.

On January 28, 2022, the Company agreed with the Series B investor to redeem 1,650 shares of the Company’s Series B Preferred Stock for approximately $2.0 million following the closing of the Company’s offering.

F-54

5,811,138 Shares of Common Stock

5,811,138 Warrants to Purchase Common Stock

CEA Industries Inc.

PROSPECTUS

ThinkEquity

February 10, 2022

Through and including March 7, 2022 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.